Exhibit 10.1

LIMITED LIABILITY COMPANY AGREEMENT
OF
UDR TEXAS VENTURES LLC,
a Delaware limited liability company
Dated: As of November 5, 2007

THE INTERESTS REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “FEDERAL ACT”), OR THE SECURITIES LAWS OF THE VARIOUS STATES (“STATE LAW”). THEY HAVE BEEN ISSUED AND SOLD PURSUANT TO AN EXEMPTION FROM THE FEDERAL ACT AND STATE LAW AND MAY NOT, EXCEPT AS SPECIFICALLY PROVIDED HEREIN, BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED BY THE HOLDERS THEREOF AT ANY TIME, AND WHICH MAY BE CONDITIONED UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE MANAGING MEMBER THAT SUCH SECURITIES MAY BE TRANSFERRED WITHOUT REGISTRATION OR QUALIFICATION. TRANSFER OF AN INTEREST IS PROHIBITED EXCEPT PURSUANT TO REGISTRATION IN ACCORDANCE WITH THE FEDERAL ACT AND EACH RELEVANT STATE LAW OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE FEDERAL ACT AND EACH RELEVANT STATE LAW. HEDGING TRANSACTIONS INVOLVING AN INTEREST MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE FEDERAL ACT AND ALL APPLICABLE STATE LAWS.

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		Page
Section 4.9	Borrow Funds	28

Section 4.10	Mortgage Loans	28

Section 4.11	Tax Exempt Bond Financing	29

Section 4.12	Release of Managing Member	30

Section 4.13	2530 Participation Certification	30

Section 4.14	Waiver of Right of Partition and Dissolution	30

Section 4.15	Liability of Members	31

ARTICLE V. ALLOCATIONS AND DISTRIBUTIONS		31

Section 5.1	Distributions	31

Section 5.2	Determination of Profits and Losses	34

Section 5.3	Allocation of Profits	35

Section 5.4	Allocation of Losses	36

Section 5.5	Order of Application	36

Section 5.6	Income Tax Elections	37

Section 5.7	Income Tax Allocations	37

Section 5.8	Transfers During Fiscal Year	37

Section 5.9	Amortization and Allocation of Organization Expenses	37

Section 5.10 Special Allocations to Comply with Section 704 Regulations		38

Section 5.11	Tax Matters Member	41

Section 5.12	No Election to be Taxed as Corporation	42

Section 5.13	Section 704(c) Election	42

Section 5.14	Restoration of Deficit Balances	42

ARTICLE VI. RIGHTS AND DUTIES OF MEMBERS		42

Section 6.1	Meeting of Members	45

Section 6.2	Major Decisions	43

Section 6.3	Managing Member Powers	49

Section 6.4	Actions Requiring Unanimous Consent	49

Section 6.5	Limitations on Use of Name	50

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(continued)

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(continued)

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EXHIBITS

A	Members and Member Interests
A-1	List of Values
B	Investment Criteria
C	Business Plan
D	Insurance Requirements
E	Capital Contribution Certificate
F	Form of Property Management Agreement
G	Form of Subsidiary Operating Agreement
H	Internal Rate of Return Calculation
I	Form of Guaranty
J	Form of Construction Management Agreement
K	Organization Client/Officer List
L	Due Diligence Checklist
M	Insurance Certificate/Policy
N	Form of Acquisition Contract Assignment

vi

LIMITED LIABILITY COMPANY AGREEMENT
OF UDR TEXAS VENTURES LLC
     THIS LIMITED LIABILITY COMPANY AGREEMENT OF UDR Texas Ventures LLC (this “Agreement”) is made and entered into as of November 5, 2007, by and between (i) UDR TX FUND LLC, a Delaware limited liability company (“Managing Member”) and (ii) FANNIE MAE, a corporation organized under the laws of the United States (“Fannie Mae”).
R E C I T A L S
     The Members have agreed to form a limited liability company (the “Company”) under the laws of the State of Delaware for the purpose of owning, holding, transferring, and selling its interest in various Subsidiaries established to acquire, own, operate, reposition, renovate, rehabilitate, manage, hold, sell, transfer, service, convey, dispose of, finance, refinance or otherwise deal with multifamily properties.
     The Members desire to enter into this Agreement in order to set forth the terms and conditions of the business and affairs of the Company and to determine the rights and obligations of its Members.
     The Members desire to cause each Property to satisfy the Investment Criteria described in more detail on Exhibit B.
     Capitalized terms used herein and not otherwise defined shall have the meanings ascribed in ARTICLE II of this Agreement.
     NOW, THEREFORE, the Members, intending to be legally bound, hereby agree that the limited liability company agreement of the Company shall be as follows:
ARTICLE I.
FORMATION
     Section 1.1 Formation. The Company has been organized as a Delaware limited liability company pursuant to the Act. Andrew Wichern, as an authorized person within the meaning of the Act, has executed, delivered and filed the Certificate of Formation with the Secretary of State of the State of Delaware. Upon such filing, his power as an authorized person ceased and Managing Member thereafter became designated as an authorized person within the meaning of the Act.
     Section 1.2 Agreement; Effect of Inconsistencies with Act. The Members agree to the terms and conditions of this Agreement, as it may from time to time be amended, supplemented or restated according to its terms. The Members intend that this Agreement and the other Project Agreements shall be the sole source of the relationship among the parties with respect to the Company and the Properties, and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different from, the provisions of the Act or any other law. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the least degree possible in order to make such provision effective under the Act. If the Act is subsequently amended or interpreted in such a way as to validate a provision of this Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. Each Member shall be entitled to rely on the provisions of this Agreement, and no Member shall be liable to the Company or to any other Member for any action or refusal to act taken in good faith reliance on this Agreement.
     Section 1.3 Name. The name of the Company is UDR Texas Ventures LLC, and such name shall be used at all times in connection with the conduct of the Company’s business.
     Section 1.4 Effective Date. This Agreement shall become effective upon the date of execution of this Agreement by the last of the Members to sign it (the “Effective Date”).
     Section 1.5 Term. The Company shall remain in existence until December 31, 2020 or until it is dissolved and its affairs wound up in accordance with this Agreement and the Act, whichever occurs first, unless sooner terminated or extended as provided in this Agreement. It is the intent of the Members that the Company will (a) acquire or cause to be acquired all Properties within the Investment Period, (b) dispose of each Property not less than thirty-six (36) and not more than seventy-two (72) months following its acquisition by the Company or a Subsidiary, as applicable, and (c) liquidate the assets of the Company no later than one hundred (100) months from the date of the first acquisition of a Property by the Company or a Subsidiary, as applicable, provided, that the Members acting unanimously may agree to extend each time frame referenced in clauses (a), (b) and (c) above.
     Section 1.6 Registered Agent and Office. The Company’s registered agent for service of process and registered office in the State of Delaware shall be: The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. Such agent and such office may be changed from time to time as approved by the Members.
     Section 1.7 Principal Place of Business. The Company’s principal place of business shall be 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado, 80129. Managing Member may change the location of the Company’s principal place of business only if approved by the Members. Managing Member shall make any filing and take any other action required by applicable law in connection with the change and shall give notice to all other Members of the new location of the Company’s principal place of business promptly after the change becomes effective.
     Section 1.8 Foreign Qualifications. The Company shall qualify to do business as a foreign limited liability company in each jurisdiction in which the nature of its business requires such qualification.
     Section 1.9 Investment Period. The investment period is that period commencing on the date of acquisition of the first Property by the Company or its Subsidiary and terminating on the earlier of: (a) the second (2nd) anniversary of the date of acquisition of such first Property, and (b) that date on which the Maximum Capital Contribution has been funded by the Members (“Investment Period”).
     Section 1.10 No State Law Partnership. The Company shall not be a partnership or joint venture under any state or federal law, and no Member shall be a partner or joint venturer of any other Member for any purpose, other than the Code and other applicable tax laws, and this Agreement may not be construed otherwise.
ARTICLE II.
DEFINITIONS
     Section 2.1 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this ARTICLE II have the meanings assigned to them in this ARTICLE II and include the plural as well as the singular, and the use of any gender in this Agreement shall be deemed to include the other gender; (b) the word “including” means “including, but not limited to,”; (c) “law” and “laws” shall mean statutes, regulations, rules, judicial, executive, and governmental orders, and other governmental actions and legal pronouncements having the effect of law; (d) “dollar’’ and “$” shall mean a United States dollar; (e) any matter that is required to be approved by any provision shall, once so approved, be deemed approved for all other purposes of this Agreement; (f) “approved by” shall mean the affirmative vote in writing of the applicable Person; and (g) “approved by the Members” shall mean approved by the affirmative, written and unanimous vote of the Members.
     Section 2.2 Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings (unless otherwise expressly provided):
     AAA: As defined in Section 18.19.2.
     Accountant: Ernst & Young LLP or such other national certified public accountant approved by both Members, provided that any Accountant utilized by the Company shall be registered with the Public Company Accounting Oversight Board.
     Acquisition Contract: As defined in Section 6.2.8.
     Acquisition Fee: One-half of one percent (0.5%) of the acquisition price set forth in an Acquisition Contract, which fee shall be payable to Managing Member on the date of Closing of a Property, provided however, that the Managing Member shall not be paid an Acquisition Fee in connection with the contribution of the Initial Properties to the Company or a Subsidiary by Managing Member or its Affiliates; provided further however, that Managing Member shall be paid an Acquisition Fee on the contribution of any other properties to the Company by Managing Member or its Affiliates.
     Act: The Delaware Limited Liability Company Act in its present form or as amended from time to time. Reference to any section of the Act shall be deemed to refer to a similar provision in any amendment to the Act.

     Additional Capital Contributions: As defined in Section 4.3.
     Adjusted Basis: The basis for determining gain or loss for federal income tax purposes from the sale or other disposition of property, as defined in Section 1011 of the Code.
     Adjusted Capital Account: As defined in Section 5.10.6.
     Adjustment Amount: As defined in Section 4.3.3.2(a).
     Affiliate: When used with reference to any Person, (a) any Person that, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, the specified Person (the term “control” for this purpose, means the ability, whether by the ownership of shares or other equity interest, by contract or otherwise, to (i) elect a majority of the directors of a corporation, (ii) independently to select the managing partner of a partnership or a managing member of a limited liability company, (iii) otherwise to have the power independently to remove and then select a majority of those Persons exercising governing authority over an entity, or (iv) to manage the day to day affairs and operations of such Person; provided that control shall be conclusively presumed in the case of the direct or indirect ownership of fifty percent (50%) or more of the equity interests); and (b) a parent, sibling or issue of such Person.
     Assignee: A Person to whom a Membership Interest is transferred in compliance with ARTICLE IX, but who is not admitted to the Company as a Member pursuant to ARTICLE X.
     Bank Accounts: As defined in Section 8.2.
     Bankruptcy or Bankrupt: With respect to any Person, such Person making an assignment for the benefit of creditors, such Person being unable to or failing to, or admitting such Person’s inability to, pay such Person’s debts as they become due, becoming a party to any liquidation or dissolution action or proceeding with respect to such Person or any bankruptcy, reorganization, insolvency or other proceeding for the relief of financially distressed debtors with respect to such Person, or a receiver, liquidator, custodian, or trustee being appointed for such Person or a substantial part of such Person’s assets and, if any of the same occur involuntarily, the same not being dismissed, stayed or discharged within ninety (90) days of its filing (or such shorter period as may be required by any Lender under a Mortgage Loan), or the entry of an order for relief against such Person under Title 11 of the United States Code, or the Board of Directors or other governing body of such Person adopting any resolution or otherwise authorizing any of the foregoing actions. A Person will be deemed Bankrupt if the Bankruptcy of such Person has occurred and is continuing.
     Basic Documents: Means the Mortgage Loan Documents, the Property Agreements, and all documents and certificates contemplated thereby or delivered in connection therewith.
     Business Day: Any day other than Saturday, Sunday and any other day that is a legal holiday in the State of Delaware or is a day on which banking institutions in such state are authorized or required by law or other governmental action to close.

     Business Plan: As defined in Section 7.4. The Business Plan for 2007 is attached as Exhibit C.
     Buy-Sell Offer: As defined in Section 12.1.
     Capital Account: The capital account of a Member maintained in accordance with Section 4.5.
     Capital Commitment: The cash portion of the Maximum Capital Contribution to be provided by the Members. For Fannie Mae, its Capital Commitment shall mean the sum of One Hundred Sixty-six Million Six Hundred Ninety-eight Thousand Nine Hundred Forty-eight and no/100 Dollars ($166,698,948.00) and for Managing Member, its Capital Commitment shall mean the sum of Thirty-one Million Three Hundred Twenty-four Thousand Eight Hundred Sixty-six and 95/100 Dollars ($31,324,866.95), as may be increased if approved by the Members.
     Capital Contribution: Any property (including cash) from time to time contributed by a Member to the Company, including Initial Capital Contributions and Additional Capital Contributions made pursuant to Section 4.3.1, Additional Capital Contributions made on behalf of such Member pursuant to Section 4.3.3.1 and Additional Capital Contributions made by such Member pursuant to Section 4.3.3.2.
     Capital Proceeds: For each Property, the cash proceeds received by the applicable Subsidiary, and distributed by it to the Company, from a Capital Transaction (excluding the proceeds of rental or business interruption insurance) which are not used by the Subsidiary to pay for the costs and expenses incurred in connection with the Capital Transaction, including, in the case of casualty or condemnation, the costs and expenses of restoration of such Property, collecting the insurance proceeds or the condemnation award, as the case may be. Capital Proceeds shall include all payments of principal of, and interest on, any promissory note or other obligation received by the Subsidiary or the Company in connection with a Capital Transaction and shall be increased by any reduction of Reserves previously established out of Capital Proceeds with respect to the applicable Property.
     Capital Transaction: A transaction involving a Property in which a Subsidiary (a) borrows money whether to refinance existing indebtedness or to reduce the Members’ equity investment in its Property, (b) sells, exchanges or otherwise disposes of all or any part of its property, including a sale or other disposition pursuant to a condemnation, or (c) elects to retain and/or distribute the proceeds of property damage insurance or a condemnation proceeding rather than repair or reconstruct the damage with such proceeds, or any other transaction that, in accordance with generally accepted accounting principles, is considered capital in nature.
     Carrying Value: Carrying Value means, with respect to any asset, the Adjusted Basis of the asset, except as follows:
     (a) the initial Carrying Value of an asset contributed by a Member to the Company shall be the gross fair market value of the asset, as determined by the Members at the time the asset is contributed;

     (b) the Carrying Values of the Company’s assets shall be adjusted to equal their respective gross fair market values, as mutually determined by Managing Member and Fannie Mae, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Assignee or Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member or an Assignee of more than a de minimis amount of property as consideration for all or part of a Membership Interest or an Assignee’s Economic Rights; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); but adjustments pursuant to clauses (i) and (ii) above shall be made only if Managing Member and Fannie Mae mutually determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;
     (c) the Carrying Value of an asset of the Company distributed to a Member shall be adjusted to equal the gross fair market value of the asset on the date of distribution as determined by Managing Member and Fannie Mae; and
     (d) the Carrying Values of the Company’s assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of those assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that those adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-l(b)(2)(iv)(m) and Section 5.2.7; but the Carrying Values shall not be adjusted pursuant to this clause (d) if Managing Member and Fannie Mae mutually determine that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).
     If the Carrying Value of an asset is determined or adjusted pursuant to clauses (a), (b) or (d), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profit and Loss.
     Certificate of Formation: The Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on October 11, 2007, as the same may be amended or amended and restated from time to time.
     Change in Control: with respect to Managing Member shall be deemed to have occurred if (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder), acquires, directly or indirectly, in any transaction or series of transactions forty percent (40%) or more of the Full Voting Power of UDR, Inc. or substantially all of the assets of UDR, Inc. (a “CIC Threshold Transaction”); provided, however, that a Change in Control shall not be deemed to have occurred if after a CIC Threshold Transaction (i) the Chief Executive Officer and Chief Financial Officer (who held such positions immediately prior to the effective date of the CIC Threshold Transaction or are otherwise approved by all the Members) continue to hold their respective positions with UDR, Inc. or any surviving entity after a CIC Threshold Transaction, or (ii) such CIC Threshold Transaction is a transaction described in Rule 13e-3 under the Securities Exchange Act of 1934 and the Chief Executive Officer and Chief Financial Officer of UDR, Inc. (who held such positions prior to the effective date of the CIC Threshold Transaction or are otherwise approved by all the Members) remain in those positions with UDR, Inc. or any surviving entity after such CIC Threshold Transaction, or (b) an event occurs in which the Chief Executive Officer, Chief Financial Officer and at least fifty percent (50%) of the directors of UDR, Inc. (who held such positions prior to the effective date of the CIC Threshold Transaction or are otherwise approved by all Members) do not continue to hold those positions with UDR, Inc. or any surviving entity after such event. A Change in Control with respect to Managing Member means any event (including any sale, assignment, Transfer, merger, consolidation, combination, reorganization, liquidation, division, dividend, stock split or other restructure) which results in (i) UDR, Inc. (or an Affiliate of UDR, Inc.) no longer controlling Managing Member, or substantially all the assets owned by Managing Member, prior to such event or (ii) any Change in Control with respect to UDR, Inc. As used in the previous sentence, the term “controlling” shall have the same meaning as set forth in the definition of Affiliate.
     CIC Threshold Transaction: shall have the meaning set forth in the definition of “Change in Control”.
     Closing Date or Closing: The date upon which a Property is acquired by a Subsidiary.
     Code: The Internal Revenue Code of 1986, in its present form or as amended from time to time.
     Completion: The satisfaction of all of the following by the Subsidiary or its Affiliate: (a) completion of development, redevelopment, renovation, re-positioning or rehabilitation of its Property (i) substantially in accordance with the Rehabilitation Plan, if any, (except as approved by Fannie Mae) and the Mortgage Loan Documents, (ii) in compliance with all applicable laws, rules, regulations and ordinances, including, without limitation, the Americans With Disabilities Act of 1990, as amended, and the Fair Housing Act, as amended, and (iii) in a good and workmanlike manner, free and clear of all defects, mechanics’, materialmen’s, and other liens or security interests, claims or encumbrances, except the permitted encumbrances approved by the Members; (b) payment of all expenses, including all hard and soft costs, associated with achieving Completion; (c) equipping the Property as set forth in the Rehabilitation Plan, if any; (d) issuance of a mechanics’ lien endorsement to the Title Policy insuring against any mechanics’ lien claims; (e) issuance of a certification to Fannie Mae from Managing Member that all design, site, rehabilitation, and finishing work necessary for completion of the development or rehabilitation of the Property have been finished and made available for use substantially in accordance with the Rehabilitation Plan, if any, the Mortgage Loan Documents, and the Property Agreements and items (a)(ii) and (a)(iii) of this paragraph have been satisfied; and (f) issuance of all certificates of occupancy for the residential apartment units and all common areas of the Property, if required by applicable governmental authorities in connection with the rehabilitation of the Property.
     Completion Date: The date on which Completion occurs.
     Construction Management Agreement: As defined in Section 7.2.3 in the form attached hereto as Exhibit J.

     Construction Management Fee: Five percent (5%) of the hard cost portion of the Rehabilitation Budget, which fee shall be payable to Construction Manager in addition to the Development Fee, if applicable, on the last day of each month based on the percentage of completion of the development, rehabilitation or capital improvement to a Property.
     Construction Manager: Managing Member or an Affiliate or a replacement construction manager approved by Fannie Mae from time to time to act as the general contractor on the development or rehabilitation of a Property.
     Contributed Property: Any property other than cash contributed to the Company as a Capital Contribution.
     Cost Overrun: In connection with the Completion of a Property pursuant to a Rehabilitation Plan adopted in connection therewith, if any, the amount by which the total costs incurred (or expected to be incurred), after taking into account any cost savings by the Subsidiary with respect to the rehabilitation of the Property exceed the aggregate amount for all costs of Completion set forth in the Rehabilitation Budget.
     Deadlock: As defined in Section 6.2.30.
     Debt Placement Fee: One-quarter of one percent (0.25%) of the total amount borrowed pursuant to one or more Mortgage Loans, which fee shall be payable to Managing Member on the date of closing of the financing for each Property.
     Depreciation: For each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that, if the Carrying Value of such asset differs from its Adjusted Basis for federal income tax purposes, Depreciation for such asset shall be an amount which bears the same ratio to such Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect thereto for such Fiscal Year bears to such beginning adjusted tax basis; provided, however that if the Adjusted Basis for federal income tax purposes of an asset is zero, Depreciation for such asset shall be determined with reference to its Carrying Value with any reasonable method as approved by the Members.
     Development Fee: Three percent (3%) of total Project Costs, which fee shall be payable to Managing Member or an Affiliate as follows: (a) fifty percent (50%) at the closing of the construction loan for a Property and (b) fifty percent (50%) in equal monthly installments over the anticipated timeframe for construction of a Property. The Development Fee shall be used to pay for all development activities performed by Managing Member or an Affiliate, including without limitation, contract negotiation and administration, due diligence, site planning, design, engineering and financial analysis.
     Disposition Fee: One-quarter of one percent (0.25%) of the gross sale price for a Property, which fee shall be payable to Managing Member upon the transfer of a Property to an unaffiliated third party.
     Distribution: A distribution of cash or a transfer of property by the Company to a Member or an Assignee on account of a Membership Interest pursuant to Section 5.1.

     Distribution Percentage: As defined in Section 4.3.3.2.
     Economic Rights: A Member’s or an Assignee’s, as applicable, rights to receive allocations of Profits and Losses, Distributions and a return of capital.
     Effective Date: As defined in Section 1.4.
     Election: As defined in Section 12.1.3
     Election Notice: As defined in Section 9.1.
     Environmental Report(s): Those certain Phase I and, if applicable, Phase II Environmental Site Assessments obtained in connection with any Property.
     Escrow Fund: As defined in Section 12.1.1.
     Fannie Mae: As defined in the Preamble.
     Fannie Mae Credit Enhanced Bond Loan: As defined in Section 4.11.2.
     Fannie Mae Preferred Return: With respect to Fannie Mae, for any period, an amount accumulated on an annual basis to the extent not paid, equal to nine percent (9%) per annum, compounded quarterly, multiplied by the weighted average of Fannie Mae’s Unreturned Capital during such period. The Fannie Mae Preferred Return shall begin to accrue for Fannie Mae upon the date Fannie Mae shall contribute all or part of its Initial Capital Contribution and shall be paid from Capital Proceeds, Terminating Capital Proceeds and Net Cash Flow. Payments on account of the Fannie Mae Preferred Return shall first be applied to the accrued but unpaid portion of the Fannie Mae Preferred Return and thereafter to the current portion of the Fannie Mae Preferred Return.
     Final Appraiser: As defined in Section 12.9.1.1.
     First Refusal Purchase Price: As defined in Section 12.9.1.
     Fiscal Year: The fiscal year of the Company, which shall be the calendar year.
     Force Majeure Event: As defined in Section 11.1.2.1.
     Full Voting Power: shall mean the right to vote in the election of one or more directors through proxy or by the beneficial ownership of common stock of UDR, Inc. or other securities then entitled to vote in the election of one or more directors. For purposes of calculating the percentage ownership of Full Voting Power of a person, all warrants, options or rights to purchase common stock or other securities of UDR Inc. that would be entitled to vote in the election of directors of UDR Inc. held by all persons shall be deemed to have been exercised and all securities convertible into or exchangeable for UDR Inc. common stock or voting securities, including the membership interest in Managing Member, shall be deemed to have been converted or exchanged, as the case may be (disregarding for such purposes any restrictions on conversion, voting (such as proxies), exchange or exercise), in each case for the maximum number of shares of common stock of UDR Inc. or other securities entitled to then vote in the election of one or more directors.
     Gross Revenues: The distributions paid to the Company by a Subsidiary resulting from such Subsidiary’s normal operations, including, rental income, late fees, revenue from vending machines, parking charges and service contracts but not any payment or loan made by any Member or Affiliate (provided that any prepaid or accelerated rent will be allocated on a monthly basis over the period for which such rent was prepaid and will be included in the calculation of Gross Revenues on such allocated basis), plus interest income that is not prohibited from being distributed by any Mortgage Loan Documents, but excluding (a) tenant security or other deposits (unless forfeited to a Subsidiary), payments on account of vacancy and concessions, (b) Capital Contributions, (c) Capital Proceeds or Terminating Capital Proceeds, (d) interest on Reserves not available for distribution and (e) the proceeds of any insurance (other than rental or business interruption insurance, which are included). Gross Revenues will be determined separately for each Fiscal Year or portion thereof commencing after the date hereof and will not be cumulative.
     Guarantor: UDR, Inc. or one of its Affiliates as approved by Fannie Mae in its sole discretion.
     Guaranty: That certain Guaranty of even date herewith in the form of Exhibit I executed by Guarantor in favor of Fannie Mae and the Company.
     Guaranty Funds: As defined in Section 7.2.1.
     Holdback: As defined in Section 5.1.4.
     Holdback Account: As defined in Section 5.1.4.
     Holdback Percentage: As defined in Section 5.1.4.
     Income Allocation Amount: As defined in Section 5.10.10.
     Indemnitee: As defined in Section 17.1.
     Indemnitor: As defined in Section 17.1.
     Initial Capital Contribution: As defined in Section 4.2.1.1.
     Initial Properties: Those certain properties commonly known as: Lakeline Villas, Red Stone Ranch, Lincoln at Towne Square — Phase I, Lincoln at Towne Square — Phase II, The Cliffs, The Mandolin, The Meridian, Stone Canyon, The Bradford and The Legend at Park Ten located in Austin, Texas, Dallas, Texas and Houston, Texas.
     Internal Rate of Return: The unique positive rate of return (if any) realized through the date of calculation, determined by taking into account all Capital Contributions and all Distributions, to be applied as a return of, and a return on, such Capital Contributions at the determined unique positive rate of return, an example of such calculation is set forth on Exhibit H attached hereto. “IRR” shall be conclusively determined (absent manifest error) by using the

XIRR function in Microsoft Excel 2003 (or any version of Microsoft Excel then broadly in use by the Members), and inputting the dates and amounts of all Capital Contributions and the dates and amounts of all Distributions. If the XIRR function is no longer available in the version of Microsoft Excel then broadly in use by the Members or has been materially altered from the XIRR function contained in Microsoft Excel 2003, “IRR” shall be conclusively determined (absent manifest error) by using the comparable function in the version of Microsoft Excel then broadly in use by the Members or another comparable software program, as mutually agreed to by the Members. In no event shall any funds advanced by a Member as a loan or any funds received by a Member in payment thereof be included in the calculation of the Internal Rate of Return.
     Investment Criteria: As defined in Exhibit B attached hereto and incorporated herein by this reference.
     Investment Period: As defined in Section 1.9.
     Lender: The holder of a loan for the acquisition, development or rehabilitation of a Property and its successors and assigns.
     Lock-out Period: A period of three (3) years from the Effective Date.
     Loss: As defined in Section 5.2.
     Loss Allocation Amount: As defined in Section 5.10.9.
     Major Decision(s): As defined in Section 6.2.
     Management Rights: The rights, if any, of a Member to participate in the management of the Company, including the rights to receive information, to inspect and audit the books and records and to vote on, consent to, or approve actions of the Company.
     Managing Member: As defined in the Preamble, or such other Person as is selected in accordance with this Agreement as a replacement Managing Member.
     Managing Member Default: As defined in Section 11.1.
     Managing Member Preferred Return: With respect to Managing Member, for any period, an amount accumulated on an annual basis to the extent not paid, equal to nine percent (9%) per annum, compounded quarterly, multiplied by the weighted average of Managing Member’s Unreturned Capital during such period. Managing Member Preferred Return shall begin to accrue for Managing Member upon the date Managing Member shall contribute all or part of its Initial Capital Contribution and shall be paid from Capital Proceeds, Terminating Capital Proceeds and Net Cash Flow. Payments on account of Managing Member Preferred Return shall first be applied to the accrued but unpaid portion of Managing Member Preferred Return and thereafter to the current portion of Managing Member Preferred Return.
     Material Adverse Effect: Means any set of circumstances or events, not in existence as of the Effective Date, that would materially and adversely affect (a) the physical condition or operation of a Property; (b) if and when applicable, the rehabilitation of a Property in accordance with the Rehabilitation Plan and Rehabilitation Budget, if any; (c) the amount of any distributions or other amounts payable to a Member pursuant to this Agreement; (d) the condition (financial or otherwise), business operations or prospects of the Company or a Subsidiary; (e) the ability of the Company, a Subsidiary, the Managing Member or Fannie Mae to perform its obligations under any agreements to which it is a party (with respect to the Company or its assets) or (f) the ability of any of the Members to enforce any of their rights or remedies under this Agreement.
     Maximum Capital Contribution: Shall mean the sum of the Maximum Contribution Amount (Tranche 1) and Maximum Contribution Amount (Tranche 2) plus any additional Capital Commitment(s) approved by the Members.
     Maximum Contribution Amount (Tranche 1): For Fannie Mae shall mean that portion of Fannie Mae’s Capital Commitment allocated to Tranche 1, and for Managing Member shall mean that portion of Managing Member’s Capital Commitment allocated to Tranche 1 plus the capital deemed contributed with respect to the Property contributed to the Company by the Managing Member as set forth on Exhibit A-1 (which is Eleven Million Three Hundred Twenty-four Eight Hundred Sixty-six and 95/100 Dollars, ($11,324,866.95) and Ten Million Three Hundred Forty-nine Thousand Eight Hundred Seventy and 05/100 Dollars ($10,349,870.05) respectively, with respect to Tranche 1).
     Maximum Contribution Amount (Tranche 2): For Fannie Mae shall mean that portion of Fannie Mae’s Capital Commitment allocated to Tranche 2, and for Managing Member shall mean that portion of Managing Member’s Capital Commitment allocated to Tranche 2 (which is Eighty Million and No/100 Dollars, ($80,000,000) and Twenty Million and No/100 Dollars ($20,000,000.00) respectively, with respect to Tranche 2).
     Members: As set forth on Exhibit A.
     Membership Interest: With respect to a Member, the Member’s entire ownership interest in the Company, including the Member’s (a) Economic Rights and (b) Management Rights.
     Minimum Gain on Member Non-recourse Debt: As defined in Section 5.10.8.
     Minimum Gain on Non-recourse Liability: As defined in Section 5.10.7.
     Mortgage Loan: Those loans made by one or more Lenders to the Subsidiaries for the acquisition and, if applicable, development or rehabilitation of Properties which, except as otherwise approved by Fannie Mae, shall not exceed (a) for acquired Properties, seventy percent (70%) of the sum of (i) the total rehabilitation costs for such Property as set forth in the applicable Rehabilitation Budget and (ii) the net purchase price of the Property; or (b) for development Properties, eighty percent (80%) of the sum of (i) the total development costs of such Property as set forth in the applicable Rehabilitation Budget and (ii) the net purchase price of the Property and in either case which shall be non-recourse to the Company and the Members, and shall be secured inter alia by a first priority lien on the Property, and any amendments, modifications, increase, extension, consolidation, or adjustments made thereto.

     Mortgage Loan Documents: The documents executed in connection with the Mortgage Loan as are approved by the Members, together with any and all other documents, assignments, instruments or agreements at anytime executed and/or delivered by the Company or any other Person in connection with a Mortgage Loan for the benefit of a Lender, securing, evidencing or otherwise relating to the Mortgage Loan.
     Net Cash Flow: For any specified period, and for each Property an amount equal to the sum of (a) all Gross Revenues and other cash revenues received by the Company, and (b) amounts set aside as Reserves during earlier periods where, and to the extent, approved by the Members during the period that such Reserves are no longer reasonably necessary for the efficient conduct of the Company’s business, reduced by the sum of (i) cash expenditures by the Company during the period for taxes and other costs and expenses in connection with the normal conduct of the Company’s business or the Company, (ii) all payments by the Company during the period of principal of and interest on loans and other obligations of the Company for borrowed money, if any, and (iii) such Reserves that are approved by the Members during the period are reasonably necessary for the efficient conduct of the Company’s business or the respective Property.
     Non-recourse Deductions: As defined in Regulations Section 1.704-2(b)(1).
     Obligations: The indebtedness, liabilities and obligations of the Company under or in connection with any of the Basic Documents or any related document in effect as of any date of determination.
     OFAC: As defined in shall have the meaning set forth in Section 16.1.6.
     Offeree: As defined in Section 12.1.
     Offeree Value: As defined in Section 12.1.2.
     Offering Member: As defined in Section 12.5.
     Offeror: As defined in Section 12.1.
     Offeror Value: As defined in Section 12.1.2.
     Operating Budget: As defined in Section 7.3. The initial Operating Budget is incorporated into the initial Business Plan (attached as Exhibit C).
     Percentage Interest: As defined in Section 4.1.2.
     Person: An individual, corporation, trust, association, unincorporated association, estate, partnership, joint venture, limited liability company or other legal entity, including a governmental entity.
     Preferred Returns: The Fannie Mae Preferred Return and Managing Member Preferred Return.

     Prime Rate: The prime rate of U.S. money center commercial banks as published in The Wall Street Journal.
     Profit: As defined in Section 5.2.
     Project Costs: All costs necessary in order for a Subsidiary to: (a) achieve Completion; (b) discharge all obligations and liabilities arising out of any casualty occurring prior to the Completion Date; and (c) if applicable, pay all other costs and expenses required in accordance with any Rehabilitation Budget.
     Project Funds: Funds received from the proceeds of the Initial Capital Contributions from Managing Member and Fannie Mae and the applicable Mortgage Loan for a particular Property.
     Property or Properties: As defined in Section 3.1.
     Property Agreements: To the extent applicable, the Property Management Agreement, the Acquisition Contract, master broker agreements, construction contracts, if any, architect’s agreements, affirmative action or equal opportunity plans and agreements, land use agreements or other material agreements relating to the development, rehabilitation, acquisition, contribution, ownership, operation, management, sale or other disposition of the Property.
     Property Buy Offer: As defined in Section 12.5.
     Property Buy-Sell Offer: As defined in Section 12.5.
     Property Management Agreement: A property management agreement governing the day-to-day management and operation of a Property by the Property Manager to be executed by the Subsidiary and Property Manager in the form attached hereto as Exhibit F.
     Property Management Fee: Four percent (4%) of gross revenues collected on each Property excluding utility reimbursements; such fee to include all compensation for asset management services provided by Managing Member or its Affiliate(s).
     Property Manager: UDR Western Residential, Inc. or an Affiliate of the Managing Member or other property manager approved by Fannie Mae from time to time.
     Property Offer Election: As defined in Section 12.5.2.
     Property Purchase Price: As defined in Section 12.5.1.
     Property Sell Offer: As defined in Section 12.5.
     Purchase Event: As defined in Section 11.3.
     Purchase Price: As defined in Section 12.1.1.
     Qualified Appraiser: As defined in Section 12.9.1.1.

     Regulations: The permanent and temporary regulations, and all amendments, modifications and supplements thereof, from time to time promulgated by the Department of the Treasury under the Code.
     Regulatory Allocation: As defined in Section 5.10.14.
     Rehabilitation Budget: The rehabilitation budget of Project Costs to perform the rehabilitation work set forth in the Rehabilitation Plan, if any, which shall be approved by the Members as required by Section 6.2.9 for a Property. The Rehabilitation Plan shall reflect the bids obtained by the Subsidiary for the rehabilitation work, if any. Managing Member shall cause the proposed Rehabilitation Budget for a Property to be delivered to the Members for the Members’ review no later than one month prior to the scheduled commencement date of the rehabilitation of such Property.
     Rehabilitation Plan: Any plan for the rehabilitation of any Property approved, as required to be approved pursuant to Section 6.2.9, by the Members and shall include, without limitation, specifications for materials, the scope of work, the project schedule, and an operations and maintenance plan that comprehensively addresses concerns raised in the Property Agreements, reports, and studies, and all amendments and modifications thereto approved by the Members.
     Related Agreements: Any written agreement between any Member or any of its Affiliates and the Company or any Subsidiary relating to or arising out of this Agreement or any Company property, except documents related to any financing by Fannie Mae.
     Required Documentation: As defined in Section 4.11.2.1.
     Reserves: The amount of cash equal to the greater of (a) the amount approved by the Members, or (b) the lender of a Mortgage Loan, in either case, to be necessary or advisable as reserves for: (i) repayment of a Mortgage Loan; (ii) management, operation, maintenance, replacement or preservation of a Property; (iii) payment of anticipated Property, Subsidiary and Company expenses; (iv) any reserves required under a Mortgage Loan; and (v) other reasonable contingencies related to the Company’s business.
     Restricted Period: As defined in Section 18.20.
     Secured Obligations: As defined in Section 4.3.4.
     Shortfall: As defined in Section 5.1.4.
     Subject Property: As defined in Section 12.5.1.
     Subsidiary or Subsidiaries: As defined in Section 3.1.
     Tax Exempt Bond Financing: As defined in Section 4.11.1.1.
     Tax Matters Member: As defined in Section 5.11.

     Terminating Capital Proceeds: Capital Proceeds received by the Company directly or indirectly from a Terminating Capital Transaction.
     Terminating Capital Transaction: A Capital Transaction involving the sale, exchange or other disposition of the last to be sold of the Properties.
     Third Party Sale Notice: As defined in Section 12.10.1.
     Third Party Sale Procedure: As defined in Section 12.10.
     Title Policy: An owner’s TILA policy of title insurance obtained as of the date of the acquisition of a Property, with coverage in an amount not less than the greater of (a) the amount of the Capital Contributions made in connection with and allocable to such Property and the stated amount of the Mortgage Loan on such Property, and (b) the Property acquisition and rehabilitation costs, insuring good and marketable title to the Property in the name of the applicable Subsidiary, subject to the permitted encumbrances approved by the Members. The title policy shall insure against the standard exceptions including mechanics liens and matters that a survey or physical inspection would reveal, and shall include the following endorsements to the extent such endorsements are available in the state where the Property is located: TILA T-19.1 (with survey), access, contiguity (if appropriate) and non-imputation (with respect to a Property contributable by a Member or an Affiliate of a Member) and any mineral rights endorsements that may be applicable. Managing Member shall cause the Title Policy to be delivered to the Members with legible copies of all documents listed as exceptions to title in the Title Policy.
     Tranche: Each group of Properties.
     Tranche 1: The Initial Properties.
     Tranche 2: Those Properties, if any, that satisfy the Investment Criteria and are acquired by the Company or a Subsidiary as approved by the Members.
     Transfer and Transferred: A sale, assignment, transfer or other disposition (voluntarily or by operation of law) of, or the granting or creating of a lien, encumbrance or security interest in, a Membership Interest, and in the case of Managing Member, the sale, assignment, transfer or other disposition, directly or indirectly, of any legal or beneficial interests, in Managing Member. Any sale or other transfer, including by consolidation, merger or reorganization, of any of the voting stock of a Member other than Fannie Mae, if such Member is a corporation (other than a sale of the stock of a publicly traded company in normal open market transactions), or any sale or other transfer of any partnership interests in such Member, if such Member is a partnership, or any sale or other transfer of any membership interests of a Member if such Member is a limited liability company or of any interest in such Member, if such Member is a trust or other type of entity, shall be a Transfer.
     Unreturned Capital: With respect to each Member, as of any date, an amount (but not less than zero) equal to (a) the aggregate amount of the Member’s Capital Contributions pursuant to ARTICLE IV made before such date, reduced by (b) Capital Proceeds distributed to Fannie

Mae and Managing Member before such date pursuant to Section 5.1.2.4 and (c) Net Cash Flow distributed to Fannie Mae and Managing Member pursuant to Section 5.1.1.4.
     Section 2.3 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below.

Term	Section
Agreement	Preamble
Company	Recitals
Company Loans	Section 4.9
Company Minimum Gain	Section 5.3
Confidential Information	Section 18.18.1
Federal Act	Cover Page
Non-Offering Member	Section 12.5
Notice	Section 18.1
State Law	Cover Page
U.S. Person	Section 16.1.6
ARTICLE III.
BUSINESS, PURPOSES AND POWERS
     Section 3.1 Business and Purposes. The purpose of the Company shall be to acquire, reposition, renovate, manage and sell multifamily residential properties or to acquire, develop, operate, manage and sell unimproved land approved by the Members (collectively, the “Properties” and each individually, a “Property”) through wholly-owned subsidiary single purpose entities (collectively, the “Subsidiaries” and each individually a “Subsidiary”) and through the Subsidiaries to own, reposition, renovate, rehabilitate, improve, hold, manage, operate, finance, refinance, lease, sell and otherwise deal with and dispose of the Properties and/or the Company’s interest in the Subsidiaries and to conduct all activities reasonably necessary or desirable to accomplish the foregoing purposes. The form of operating agreement of a Subsidiary is attached hereto as Exhibit G. All Properties shall satisfy the Investment Criteria except as may otherwise be approved by the Members. It is the intent of the Members that the organizational documents relating to the formation of Subsidiaries shall be interpreted together with the provisions of this Agreement to have substantially the same effect as would be the case if all the interests therein were held or all such business were conducted by the Company pursuant to the terms of this Agreement. In the event one or more Subsidiaries is formed, the Managing Member shall perform the same or substantially identical service, subject to the same standards of conduct and with the same rights and obligations with regard to such duties for each Subsidiary as the Managing Member performs for the Company, subject to the terms, conditions, limitations and restrictions set forth in this Agreement. The Company shall not engage in any other business or activity without the approval of all of the Members.
     Section 3.2 Powers. Subject to Section 3.1 and Section 7.14 hereof, the Company shall have all powers of a limited liability company under the Act and the power to do all things necessary or convenient to operate its business and accomplish its purposes as described in Section 3.1. Without limiting the foregoing, the Company, by or through the Managing Member, may enter into and perform, or cause the Subsidiary to enter into and perform, as applicable, the Basic Documents and other documents necessary, desirable, relevant or ancillary to the transactions described in such agreements, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Company or the Managing Member, on behalf of the Company, to enter into other agreements in accordance with the terms of this Agreement.
     Section 3.3 Limitations on Scope of Business. Except for the authority expressly granted to Managing Member and/or Fannie Mae in this Agreement, no Member or agent of the Company shall have any authority to bind or act for the Company or any other Member in the carrying on of their respective businesses or activities.
     Section 3.4 Title to Company Property. All property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, no Member shall have any ownership interest in any Company property in its individual name or right, and each Member’s interest in the Company shall be personal property for all purposes.
ARTICLE IV.
MEMBERS, CAPITAL CONTRIBUTIONS AND FINANCING
     Section 4.1 Identity of Members and Percentage Interests.
     4.1.1 Members. The initial Members of the Company shall be as set forth on Exhibit A. Upon their respective execution and delivery of this Agreement, each of Managing Member and Fannie Mae shall be deemed admitted to the Company as a member of the Company without the need for any other action or consent of any Person.
     4.1.2 Percentage Interests. The percentage interest (the “Percentage Interest”) of each Member is the percentage that such Member’s Capital Contributions bears to the total Capital Contributions of all Members, as adjusted pursuant to Section 4.3.3.2. The Percentage Interests of the Members shall be as set forth on Exhibit A, as amended from time to time; provided that if Exhibit A shall conflict with the first sentence hereof at any time, then the provisions of the first sentence hereof shall control.
     Section 4.2 Initial Capital Contributions.
     4.2.1 Cash/Property.
     4.2.1.1 Amounts. Subject to Section 4.2.1.2, each Member has contributed or shall contribute the amounts set forth on Exhibit A as its initial Capital Contribution (the “Initial Capital Contribution”). Amounts paid by the Members under this Section 4.2 shall be credited to their respective Capital Accounts when actually paid.

     4.2.1.2 Contributed Property. If any portion of the Managing Member’s Initial Capital Contribution is Contributed Property, the Carrying Value of such Contributed Property shall be set forth on Exhibit A-1 attached hereto for each Property so contributed.
     4.2.2 Uses. The Initial Capital Contributions made in the form of cash shall be used to pay expenses approved by the Members and set forth in the Business Plan attached hereto as Exhibit C and all out-of-pocket costs, including reasonable legal fees incurred by the Members in connection with the performance of due diligence and other Property-related investigations and services.
     4.2.3 Initial Capital Contribution Funding Conditions. Fannie Mae’s obligation to make its Initial Capital Contribution shall be conditioned upon its receipt and the satisfaction of each of the items listed in this Section 4.2.3, unless otherwise set forth below or waived or deferred by Fannie Mae:
     4.2.3.1 The full amount of Managing Member’s Initial Capital Contribution has been paid;
     4.2.3.2 All documents and other information required to be delivered to Fannie Mae or that Fannie Mae has requested in accordance herewith have been delivered to Fannie Mae;
     4.2.3.3 Fannie Mae shall have received an opinion of counsel acceptable to Fannie Mae with respect to (a) the due organization and valid existence of the Company and for any applicable Subsidiary then in existence, (b) the admission of Fannie Mae as a member in the Company and of the Company as a member of any Subsidiary then in existence, (c) the authority of each Subsidiary to own and operate the Property, if applicable, (d) the authority of the Company to own interests in each Subsidiary, (e) the authorization of all parties (other than Fannie Mae and the Company) to assume or enter into the Basic Documents, to the extent applicable, (f) the validity and enforceability of the Guaranty, (g) the structure of the Managing Member and the Company satisfies the requirements of the Lenders, to the extent applicable, and (h) the due formation and valid existence of the Managing Member, and the authority of the Managing Member to own its Membership Interest and perform its duties and obligations under this Agreement, and the execution and delivery of this Agreement by Managing Member and (i) such other matters as may be reasonably required by Fannie Mae;
     4.2.3.4 Fannie Mae shall have received an opinion of counsel acceptable to Fannie Mae (a) that the Company will be taxed as a partnership for federal and the states of Colorado and Delaware income tax purposes, (b) that any Subsidiary then in existence will be disregarded for federal and Delaware and Colorado state income tax purposes and (c) addressing such other material tax issues relating to its investment in the Company as Fannie Mae may reasonably request;

     4.2.3.5 Guarantor has delivered to Fannie Mae, and Fannie Mae has approved in its sole discretion, its financial statements;
     4.2.3.6 No event of Bankruptcy has occurred and no event has occurred which with the passage of time could become an event of Bankruptcy, with respect to Managing Member, Guarantor or any of their respective Affiliates, provided, however, that for purposes of this subsection only, the term “Affiliate” shall not include officers, directors or employees of Managing Member in their respective individual capacities;
     4.2.3.7 To the extent that one or more Properties are being acquired by one or more Subsidiaries on the Closing Date, then Managing Member shall also provide a certification to Fannie Mae in the form of Exhibit E attached hereto and satisfy the requirements of Section 4.3.2.1, Section 4.3.2.2, Section 4.3.2.4, Section 4.3.2.5, Section 4.3.2.6, Section 4.3.2.7, Section 4.3.2.8 and Section 4.3.2.10; and
     4.2.3.8 A certification by Managing Member that it is a single asset entity without any financial obligations other than those owed to the Company and/or Fannie Mae pursuant to this Agreement.
     Section 4.3 Additional Capital Contributions. To the extent approved by the Members, if at any time or from time to time additional capital is required (a) to close on the acquisition of any Property (including the payment of third party closing costs) or to fund any deposits required to be paid pursuant to any letter of intent or any Acquisition Contract approved by the Members, (b) to pay costs and expenses (whether operating or capital in nature) in connection with the operation of the Properties or in accordance with the Business Plan, or (c) to fund the reasonable working capital needs of the Company for both operating and capital expenditures of the Company, any Member may (but shall not be obligated to) request that the Members make additional contributions of capital to the Company (“Additional Capital Contributions”) in an amount or amounts sufficient to fund such needs. If so requested by a Member and such Additional Capital Contribution is approved by the Members or is otherwise included in the Business Plan, each Member shall contribute its pro rata share (in proportion to the Percentage Interests of the Members at the time of such request) of the amount requested. In no event shall a Member be obligated to contribute any cash in excess of the amount of its portion of the Maximum Capital Contribution. Such Additional Capital Contributions shall be made in accordance with the following procedure:
     4.3.1 Each Member shall contribute to the capital of the Company, in cash or current funds, its pro rata share, in proportion to each Member’s Percentage Interest, of the Additional Capital Contributions requested, within fifteen (15) days after a written request therefor has been delivered to each Member, and with respect to Fannie Mae, delivery of a fully executed Capital Contribution Certificate in the form of Exhibit E. Notwithstanding any provision herein to the contrary, in no event shall a request for Additional Capital Contributions pursuant to Section 4.3(i) above or otherwise to acquire a Property (a) be made after the expiration of the Investment Period without the approval of the Members or (b) require the Members to make Capital Contributions to the Company in excess of the Maximum Capital Contribution for the respective Member.
     4.3.2 Additional Capital Contribution Funding Conditions. Fannie Mae’s obligation to make Additional Capital Contributions shall be conditioned upon its receipt of a certification from the Managing Member in the form of Exhibit E attached hereto and unless otherwise set forth below or waived by Fannie Mae, the satisfaction of each of the items listed in this Section 4.3.2, if such Additional Capital Contribution will be used to acquire a Property:
     4.3.2.1 Each of the Mortgage Loan Documents and the other Basic Documents are (or concurrently herewith will be) in full force and effect with respect to the Subsidiary and the Company, as applicable, and no default (or event which, with the giving of notice or the passage of time or both, would constitute a default) exists under the Mortgage Loan Documents or the other Basic Documents. The Managing Member or its Affiliates shall have caused the Property Agreements to have been executed and delivered, be in full force and effect, and be in the name of the Subsidiary (or have been assigned by the Managing Member or its Affiliate to the Subsidiary);
     4.3.2.2 The Managing Member or its Affiliate shall have caused all of the following to be provided to the Company for such Property being acquired:
     (a) a Title Policy (or a commitment from a title company to issue the Title Policy subject only to the permitted encumbrances approved by the Members and from a title company approved by the Members);
     (b) a survey of the Property prepared by a land surveyor licensed in the state where the Property is located and certified for the benefit of the Subsidiary and the title company as having been made in compliance with ALTA minimum detail requirements, and with such certification otherwise being in form and substance satisfactory to the Members and to the title insurer. The survey shall indicate whether the Property is in a flood plain;
     (c) liability insurance and property insurance with respect to the Property satisfactory to the Members, as evidenced by insurance certificates in the form attached hereto as Exhibit M, which certificates, among other things, shall name each Member as an additional insured as their respective interests may appear;
     (d) an Environmental Report for the Property satisfactory to the Members together with any supplemental reports or investigations required by the Members, together with a reliance letter from the consultant(s) preparing such reports, in form and substance satisfactory to the Members;

     (e) evidence satisfactory to the Members that all necessary regulatory authority site plan approvals, if any, have been issued relating to the Property and that prior to commencement of renovations, all necessary permits and approvals to rehabilitate the Property in accordance with any Rehabilitation Plan, if applicable, have been obtained;
     (f) there shall be no material adverse change in the financial statements for the Guarantor from the financial statements last approved by Fannie Mae;
     (g) an appraisal of any Property contributed by or acquired from the Managing Member or its Affiliates to the Company in form and substance satisfactory to the Members;
     (h) an acquisition/disposition analysis in a form approved by the Members;
     (i) the investment summary in a form approved by the Members; and
     (j) all documents and other information required to be delivered to the Members pursuant to the terms of this Agreement or requested by Fannie Mae have been delivered to the Members.
     4.3.2.3 All Capital Contributions required to be made by Managing Member pursuant to this Agreement have been made;
     4.3.2.4 Managing Member has assigned, or has caused its Affiliates to assign, to the Company or the Company’s designee, and the Company or its designee has accepted and assumed, pursuant to an agreement approved by the Members, or the applicable Subsidiary has entered into an Acquisition Contract, the purchaser’s rights under the applicable Acquisition Contract and the only remaining condition precedent to the seller’s obligation to convey all of the interests in the applicable Property is the delivery of the purchase price and the acquisition of all of the interests in the appropriate Subsidiary free and clear of any liens, charges or encumbrances other than the matters set forth in the Title Policy, and mechanics’ or other liens which have been bonded against in such a manner as to preclude the holder of such lien from having any recourse to the Property or the Company for the debt secured thereby, and Managing Member has not received notice of any such liens, charges or encumbrances;
     4.3.2.5 All funds required to be deposited in segregated bank accounts have been so deposited (or will be concurrently herewith);
     4.3.2.6 Subject to Section 6.2.1, the Mortgage Loan Documents and the Basic Documents shall have been approved by the Members;

     4.3.2.7 Property Manager has executed a Property Management Agreement in the form attached hereto as Exhibit F;
     4.3.2.8 There shall be no default under any Acquisition Contract by either purchaser or seller thereunder;
     4.3.2.9 No event of Bankruptcy has occurred and no event has occurred which with the passage of time could become an event of Bankruptcy, with respect to Managing Member, Guarantor or any of their respective Affiliates, provided, however, that for purposes of this subsection only, the term “Affiliate” shall not include officers, directors or employees of Managing Member in their respective individual capacities; and
     4.3.2.10 No party to any of the Project Agreements is in breach of any provision thereof to be observed or performed by such party.
At such time as Fannie Mae has determined in its reasonable discretion that the conditions listed in this Section 4.3.2 have been satisfied, Fannie Mae shall deliver its Additional Capital Contribution to the Company.
     4.3.3 If a Member fails to make any required Additional Capital Contribution, the other Members shall have the right, but not the obligation, to elect in its sole option one of the following:
     4.3.3.1 Make the Additional Capital Contribution to the Company which the non-contributing Member failed to make on behalf of the non-contributing Member and to treat the Additional Capital Contribution made by such Member on behalf of the non-contributing Member as a loan by the contributing Member to the non-contributing Member. The terms and conditions of such loan shall be as follows:
     (a) simple interest shall accrue at a per annum rate equal to the lesser of the Prime Rate plus two percent (2%) or the maximum rate of interest chargeable under applicable law;
     (b) the non-contributing Member shall pay all costs and expenses, including reasonable attorney’s fees, incurred by the contributing Member or in collecting the principal of, and interest on, such loan; and
     (c) until the principal of, and interest on, such loans have been repaid in full, any distributions of Net Cash Flow, Capital Proceeds or Terminating Capital Proceeds which would otherwise have been made to the non-contributing Member shall be made to the contributing Member and applied to such loan.
     4.3.3.2 Contribute the non-contributing Member’s pro rata share of such Additional Capital Contribution, and elect to both (i) decrease the Percentage

Interest of the non-contributing Member pursuant to the formula described in subsection (a) below, and (ii) decrease the percentage of distributions to which the non-contributing Member is entitled under Sections 5.1.1.5, 5.1.1.6, 5.1.2.5, 5.1.2.6 and 5.1.5 (including for purposes of liquidation upon dissolution) (the “Distribution Percentage”) pursuant to the respective percentages determined in accordance with subsection (b) below, as follows:
     (a) Decrease the Percentage Interest of the non-contributing Member (but not below zero) for all purposes under this Agreement (including, without limitation, distributions pursuant to Section 5.1) such that, immediately after such decrease, the Percentage Interest of the non-contributing Member shall be a percentage equal to the Percentage Interest of such non-contributing Member immediately prior to such decrease minus a percentage equal to the amount of the Additional Capital Contribution that such non-contributing Member failed to contribute, divided by the aggregate amount of the Capital Contributions theretofore made by the Members (including the contributing Member’s contribution of its pro rata share and the non-contributing Member’s pro rata share), and concomitantly, the Percentage Interest of the contributing Member(s) shall be increased by the Adjustment Amount (hereafter defined). The amount of the decrease in the non-contributing Member’s Percentage Interest is the “Adjustment Amount”. By way of example only, (1) if Fannie Mae had contributed $8,000,000 and Managing Member had contributed $2,000,000, (2) $1,000,000 Additional Capital Contribution was required and (3) Managing Member failed to contribute its pro rata share (i.e., 20% of $1,000,000 or $200,000), then after Fannie Mae contributed $1,000,000, Managing Member’s Percentage Interest would be decreased by 1.8181% to 18.1819% (i.e., 20% -$200,000/$11,000,000) and Fannie Mae’s Percentage Interest would be increased by 1.8181% to 81.8181%;
     (b) Decrease the non-contributing Member’s Distribution Percentages in the same proportion as the non-contributing Member’s Percentage Interest was decreased pursuant to subsection (a) above. In addition, the contributing Members’ Distribution Percentage shall be increased by the same amount by which the non-contributing Member’s Distribution Percentage is decreased pursuant to this subsection (b) (pro rata in proportion to their respective contributions made on behalf of the non-contributing Member). If there are subsequent adjustments to the Percentage Interests and the Distribution Percentages, then such adjustments shall be made in a proportionate reduction with reference to the non-contributing Member’s original Percentage Interest and the original Distribution Percentages. Following the example set forth above, Managing Member’s Distribution Percentage would be decreased in the same proportion as its Percentage Interest is decreased (i.e., a decrease to 90.91% of its original Distribution Percentage because 18.1819%/20% is a reduction to 90.91% of Managing Member’s Percentage Interest).

Accordingly, Managing Member’s final Distribution Percentage would be decreased from 50% to 45.455% and Fannie Mae’s Distribution Percentage would be increased to 55.545%; and
     (c) Managing Member will promptly give each Member written notice of its Percentage Interest, as adjusted, and its Capital Account balance each time an adjustment occurs; provided, that failure to give such notice shall not in any way affect or otherwise nullify any adjustment made pursuant to this Section 4.3.3.2.
     4.3.3.3 Provide for the Company to set off the amount of the requested and unmade Additional Capital Contribution, plus interest at the rate of twelve percent (12%) per annum, compounded monthly, against any amounts which would otherwise be payable by the Company to the non-contributing Member under this Agreement or any Related Agreement; provided however there shall be no right of set off pursuant to this Section 4.3.3.3 with respect to any Related Agreement of Fannie Mae or its Affiliates that is related to financing.
     4.3.3.4 In the event the Company (a) allows the termination of, or (b) is forced to terminate an Acquisition Contract due to a non-contributing Member’s failure to make an Additional Capital Contribution, and the Company incurs a loss of earnest money or other expense in connection with the termination of such Acquisition Contract, then the non-contributing Member shall be liable to the Company and the Company may seek indemnification for such loss of earnest money or other expense and all related costs and expenses of the Company including expenses of the Company incurred in connection with due diligence and other costs related to determining the suitability of the property which is the subject of the Acquisition Contract, all costs incurred in connection with the negotiation of any letter of intent, term sheet and related documents, financing fees (e.g., application fees, commitment fees, and costs in connection with any Mortgage Loan), and the costs of, litigation, and reasonable attorneys’ fees and expenses, if any, incurred in connection with any terminated Acquisition Contract or any other third party expense. In addition, the non-contributing Member shall be liable for and shall indemnify the contributing Member for any and all other actual, out-of-pocket loss, cost, liability, damage or expense, including reasonable attorney’s fees, incurred by the contributing Member as a result of the non-contributing Member’s failure to make an Additional Capital Contribution. In the event the Company shall terminate an Acquisition Contract due to a non-contributing Member’s failure to make an Additional Capital Contribution, then the non-contributing Member and its Affiliates shall not be entitled and shall not acquire, directly or indirectly, all or any portion of the property that was the subject of such terminated Acquisition Contract for a period of twenty-four (24) months following the later of (i) termination of the Acquisition Contract or (ii) satisfying all indemnification obligations under this Section 4.3.3.4.
     4.3.3.5 Rather than terminate an Acquisition Contract due to a non-contributing Member’s failure to make an Additional Capital Contribution,

the contributing Member may require the Company, and shall be authorized, to assign the Acquisition Contract, including all the benefits and obligations thereunder and in connection therewith, to the contributing Member or its designee for the purposes of closing the Acquisition Contract for its or its designee’s own account. If such assignment is requested, the contributing Member and/or its designee shall reimburse the Company for any out-of-pocket costs incurred by the Company or funds, such as earnest money, deposited by the Company pursuant to the terms of or in connection with such Acquisition Contract and assignment thereof.
     4.3.3.6 The contributing Member may request a return of any Additional Capital Contribution it has made to the Company in connection with a non-contributing Member’s failure to make the required Additional Capital Contribution.
     4.3.3.7 If the Managing Member is the non-contributing Member, then Fannie Mae shall have the right to remove Managing Member as the Managing Member pursuant to Section 11.2 hereof.
     4.3.4 Managing Member hereby grants to Fannie Mae a security interest (within the meaning of the Uniform Commercial Code in effect in the State of Delaware) in the Managing Member’s entire Membership Interest as security for such Member’s obligations to repay the principal of, interest on, and other amounts payable in connection with, the loans to the Managing Member set forth in Section 4.3.3.1 (collectively, the “Secured Obligations”). If Managing Member defaults in paying the Secured Obligations, Fannie Mae has the right to exercise all of the rights and remedies of secured parties under the Uniform Commercial Code in effect in the State of Delaware with respect to the Managing Member’s Membership Interest. Within five (5) days after a request by Fannie Mae, Managing Member shall deliver to Fannie Mae financing statements and continuation statements as Fannie Mae reasonably requests for the purpose of perfecting the security interest granted by this Section 4.3.4 (and if Managing Member does not so deliver the financing statements, Fannie Mae is hereby authorized to file any such financing statements in order to perfect its security interests). This Agreement is intended to constitute a security agreement within the meaning of the Uniform Commercial Code. Upon the conclusion of the sale of the Managing Member’s Membership Interest pursuant to Article 9 of the Uniform Commercial Code, the purchaser at the sale shall be an Assignee but a purchaser other than Fannie Mae or its designee shall not become a Member unless admitted pursuant to ARTICLE X of this Agreement.
     Section 4.4 Wire Transfers. The Capital Contributions required by Section 4.2 and Section 4.3 and any loans under Section 4.9 shall be made by wire transfer of funds in dollars to a Company account designated by the Managing Member and approved by Fannie Mae.
     Section 4.5 Capital Accounts. Each Member’s Capital Account shall be maintained in accordance with the following provisions:

     4.5.1 Each Member’s Capital Account shall be credited with the amounts of such Member’s Capital Contributions (net of any liabilities secured by such Contributed Property or assumed by the Company), such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated to the Member pursuant to ARTICLE V;
     4.5.2 Each Member’s Capital Account shall be charged with the amounts of cash and the Carrying Value of any property (net of any liabilities secured by such distributed property or assumed by the Member) distributed by the Company to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to the Member pursuant to ARTICLE V; and
     4.5.3 If all or a portion of a Member’s Membership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interest;
This Section 4.5 and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. If the Members after consultation with Accountant, determine that it is necessary and prudent to modify the manner in which the Capital Accounts, or any charges or credits thereto (including charges or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Company or by Members), are computed in order to comply with such Regulations, Managing Member may make such modification, but only if it is not likely to have a material effect on the amounts to be distributed to any Member pursuant to Section 5.1 or pursuant to Section 13.3 upon the dissolution of the Company or other Material Adverse Effect on the Members. Managing Member also shall (a) make any adjustments that may be necessary or appropriate to (i) maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, and (ii) accurately reflect the underlying economic arrangement of the Members in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (b) make any appropriate modifications if unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).
     Section 4.6 Interest on and Return of Capital Contributions. No Member shall be entitled to any interest on its Capital Account or on its Capital Contributions except to the extent expressly provided in this Agreement. No Member shall have the right to demand or receive property other than cash in return for the contribution of such Member to the Company. Except as otherwise provided in this Agreement, no Member or Assignee shall be entitled to demand the return of the Member’s Capital Account or Capital Contribution at any particular time, except upon dissolution of the Company. Unless otherwise provided by law, no Member or Assignee shall be personally liable for the return or repayment of all or any part of any other Member’s Capital Account or Capital Contribution, it being expressly agreed that any such return of capital pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from a Member or Assignee) of the Company.

     Section 4.7 No Further Capital Contribution. Except as expressly provided in this Agreement or with the prior written consent of all the Members, no Member shall be required or entitled to contribute any other or further capital to the Company, nor shall any Member be required or entitled to loan any funds to the Company.
     Section 4.8 No Third Party Beneficiary Rights. The provisions of this ARTICLE IV are not intended to be for the benefit of any creditor or any other Person (other than a Member in his or her capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members; and no such creditor or other Person shall obtain any right under any of such provisions or shall by reason of any of such provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any of the Members.
     Section 4.9 Borrow Funds. In addition to or in lieu of requesting Additional Capital Contributions from the Members pursuant to Section 4.3, the Company shall have the right to borrow funds sufficient to finance its obligations on such terms and conditions, including rate of interest and maturity, as approved by the Members; provided, however, that in lieu of borrowing from third parties, any one or more of the Members may, if approved by the other Member(s), from time to time make advances to the Company to meet such requirements, provided that all Members are given an opportunity to make such advances in accordance with their Percentage Interests (collectively “Company Loans”). Any such advance made by a Member to the Company shall not be considered a Capital Contribution, but shall constitute a debt of the Company to the advancing Member, payable at such time and on such terms as all Members may agree. Payments made to an advancing Member will be credited first to interest and then to principal. At the request of the Member making the advance, the Company will execute a promissory note evidencing this debt.
     Section 4.10 Mortgage Loans. Managing Member shall use commercially reasonable efforts to obtain a Mortgage Loan for each Property which, unless otherwise approved by Fannie Mae, shall not exceed (a) for acquired Properties, seventy percent (70%) of the sum of (i) the total rehabilitation costs for such Property as set forth in the applicable Rehabilitation Budget and (ii) the net purchase price of the Property; or (b) for development Properties, eighty percent (80%) of the sum of (i) the total development costs of such Property as set forth in the applicable Rehabilitation Budget and (ii) the net purchase price of the Property. The Members acknowledge that Fannie Mae or an Affiliate of Fannie Mae from time to time may purchase any mortgage loans secured in whole or in part by the Company’s interests in and to a Subsidiary or in its related Property. Such loan(s) will be treated in all respects (including, without limitation, for purposes of determining Net Cash Flow and Capital Proceeds) as though it were made by an unrelated third party lender, and such loan(s) will not be deemed to be or otherwise constitute a Capital Contribution. Managing Member and any other Member of the Company expressly acknowledge that Fannie Mae’s Membership Interest in the Company is equity and not debt. Notwithstanding the prior sentence, the classification and treatment for income tax purposes of such loan(s) as a non-recourse debt or recourse liability shall be made and governed by the Code. The Managing Member further agrees that the fact that Fannie Mae or an Affiliate of Fannie Mae may purchase the Mortgage Loan shall not affect the rights and obligations of the lender of the Mortgage Loan or the rights and obligations of Fannie Mae or the Managing Member hereunder and that, upon the occurrence of an event of default under the Mortgage Loan:

     4.10.1 The lender of the Mortgage Loan may exercise all rights and remedies permitted thereunder and by applicable law (subject to the limitations set forth in the Mortgage Loan Documents) without regard to whether Fannie Mae or an Affiliate of Fannie Mae shall then be a member in the Company;
     4.10.2 Neither the lender of the Mortgage Loan nor Fannie Mae (or its Affiliates) shall be under any fiduciary duty or have any other obligation to exercise or to forebear from exercising any rights and remedies under the Mortgage Loan or to take or refrain from taking any action under the Mortgage Loan Documents;
     4.10.3 No Member shall be obligated to cure any default under the Mortgage Loan Documents or to fund any Capital Contributions except upon the express terms and subject to satisfaction of all conditions in this Agreement, and
     4.10.4 Neither the Company nor any Subsidiary or any Member (a) shall have as a defense to any claim for payment from a lender under a Mortgage Loan, or (b) claim or advocate in any legal or administrative proceeding, the subordination of priority of a Mortgage Loan (or any other disposition of such Mortgage Loan) to any other loan or obligation of a Subsidiary or the Company or to any class of equity investors in the Company, by reason of the investment by Fannie Mae in the Company, on the one hand, and the ownership of a Mortgage Loan by Fannie Mae, on the other hand.
     Section 4.11 Tax Exempt Bond Financing. Notwithstanding any provision to the contrary in this Agreement, the following provisions shall apply:
     4.11.1 Prohibitions. The Managing Member shall not permit the Company to:
     4.11.1.1 acquire an interest in any Subsidiary that is the borrower under or the beneficiary of any indebtedness, the interest on which is exempt from federal income tax under Section 103 of the Code (“Tax Exempt Bond Financing”), or that expects to incur any such Tax Exempt Bond Financing, or
     4.11.1.2 in the case of a Subsidiary in which the Company has already acquired an interest, consent to the Subsidiary’s incurring of any such Tax Exempt Bond Financing, unless the Managing Member first gives written notice to Fannie Mae of the name of the actual or anticipated bond holder, the bond issuer, the dollar amount of the bond issue, Form 8038 (if issued), the name of the Subsidiary and such other material descriptive information pertaining to the bonds as may be requested by Fannie Mae, and either (a) Fannie Mae notifies the Managing Member that Fannie Mae does not own the bonds, and will not be credit-enhancing or providing liquidity with respect to such bonds, or (b) Fannie Mae notifies the Managing Member that Fannie Mae does own the bonds, and Fannie Mae gives its consent pursuant to Section 4.11.2 below.
     4.11.2 Credit Enhancement. If any Property is, or is anticipated to be, financed in whole or in part with the proceeds of Tax Exempt Bond Financing for which Fannie Mae is providing credit-enhancement or liquidity (a “Fannie Mae Credit Enhanced Bond Loan”), then the Managing Member shall request Fannie Mae’s consent prior to the

Company acquiring an interest in the applicable Subsidiary or to the Company’s consenting to such financing. Fannie Mae may grant or withhold such consent in its sole discretion.
     4.11.2.1 If Fannie Mae determines that the bond documents prohibit an equity investment by Fannie Mae, then the Managing Member shall not permit the Company to invest in the Subsidiary, or to consent to such financing, and the Managing Member shall cease its activities relating to such investment, unless Fannie Mae, obtains (a) an amendment to the bond documents, in a form satisfactory to Fannie Mae in its sole discretion, removing such prohibition, (b) an updated opinion of bond counsel confirming the tax-exempt status of the bonds notwithstanding the foregoing amendment and an equity investment by Fannie Mae, and (c) such other, consents, or waivers or other documentation as may be required by Fannie Mae (collectively, such amendment, opinion and documentation are hereinafter the “Required Documentation”). The final determination of whether any Required Documentation must be obtained shall be in the sole discretion of Fannie Mae.
     4.11.2.2 The Managing Member shall not cause or permit the Company to invest, directly or indirectly, in any Subsidiary or investment that has obtained, or is expected to obtain, any loan or other financing funded in whole or in part with the proceeds of a tax-exempt private activity bond issuance, nor consent to any Subsidiary obtaining any such loan or other financing if Fannie Mae has notified the Managing Member that it is, or is expected to become, a holder, owner or purchaser of such bonds.
     Section 4.12 Release of Managing Member. Unless otherwise approved by Fannie Mae, all Mortgage Loans and all other indebtedness of the Company and/or Subsidiaries shall provide (a) for the substitution of Fannie Mae or its designee in place and stead of Managing Member as managing member of the Company without further Lender consent, and (b) upon such substitution, a release of any Guarantor’s liability if Managing Member is a seller under Section 12.1 or Section 12.5 below.
     Section 4.13 2530 Participation Certification. Except with the express written consent of Fannie Mae, the Managing Member shall not cause or permit any Mortgage Loan to be incurred or assumed by a Subsidiary or the Company which would require the filing by the Company or Fannie Mae of a Form 2530 Participation Certification or similar report with the United States Department of Housing and Urban Development or any successor agency.
     Section 4.14 Waiver of Right of Partition and Dissolution. No Member has any interest in specific Company property. The interests of all Members in the Company are, for all purposes, personal property and each of the Members irrevocably waives any right or power to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or laws, or to file a complaint or to institute any proceeding at law or in equity to cause the termination or dissolution of the Company except as expressly provided for in this Agreement. No Member shall have any interest in any specific assets of the Company, and no Member shall have the status of a creditor of the Company with respect to any distribution pursuant to ARTICLE V hereof. The interest of the each Member in the Company is personal property.
     Section 4.15 Liability of Members. No Member shall be obligated to make Capital Contributions to the Company except as provided in this ARTICLE IV. Except as required by the Act, no Member shall have any personal liability with respect to the liabilities or obligations of the Company, solely by reason of its capacity as a Member. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities or obligations of the Company.
ARTICLE V.
ALLOCATIONS AND DISTRIBUTIONS
     Section 5.1 Distributions. Unless otherwise approved by the Members, Managing Member shall determine on a quarterly basis, the amount of Net Cash Flow from time to time, and within ten (10) days following a Capital Transaction, the amount of Capital Proceeds and Terminating Capital Proceeds, available for distribution and shall distribute such Net Cash Flow, Capital Proceeds and Terminating Capital Proceeds with regard to each Tranche, as follows:
     5.1.1 Net Cash Flow. In no event shall any Net Cash Flow be deemed to be Project Funds available to either the Subsidiary or the Company to pay Project Costs. Except as provided in Section 5.1.4 below, Net Cash Flow shall be applied and distributed on a Property by Property basis among the Members in accordance with the following order of priority:
     5.1.1.1 first, to pay any outstanding loans made by any Member under Section 4.3.3 hereof;
     5.1.1.2 next, on a pari passu basis in proportion to their respective accrued but unpaid Preferred Returns for prior periods, to each of the Members until they have received cumulative distributions under this Section 5.1.1.2 and Section 5.1.2.2 equal to their respective accrued but unpaid Preferred Returns for prior periods;
     5.1.1.3 next, on a pari passu basis in proportion to their respective accrued but unpaid Preferred Returns with respect to the current quarter, to each of the Members until they have received cumulative distributions under this Section 5.1.1.3 and Section 5.1.2.3 equal to their respective accrued but unpaid Preferred Returns with respect to the current quarter;
     5.1.1.4 next, on a pari passu basis in proportion to their respective Unreturned Capital, to the Members until their respective Unreturned Capital allocated to the Property for which Net Cash Flow is being distributed is reduced to zero;

     5.1.1.5 next, sixty-five percent (65%) to Fannie Mae and thirty-five percent (35%) to Managing Member, until Fannie Mae has received cumulative distributions under this Section 5.1.1.5 and Section 5.1.2.5 that provide Fannie Mae with an Internal Rate of Return of eleven percent (11%);
     5.1.1.6 next, sixty percent (60%) to Fannie Mae and forty percent (40%) to Managing Member, until Fannie Mae has received cumulative distributions under this Section 5.1.1.6 and Section 5.1.2.6 that provide Fannie Mae with an Internal Rate of Return of fifteen percent (15%);
     5.1.1.7 next, one hundred percent (100%) to Managing Member until Managing Member receives payment for all Cost Overruns; and
     5.1.1.8 thereafter, fifty percent (50%) to Fannie Mae and fifty percent (50%) to Managing Member.
     5.1.2 Capital Proceeds. Except as provided in Section 5.1.4 below, after the payment of all costs and expenses associated with the Capital Transaction, Capital Proceeds shall be applied and distributed on a Tranche by Tranche basis in accordance with the following priority:
     5.1.2.1 first, to pay any debts or liabilities of the Company to Members;
     5.1.2.2 next, on a pari passu basis in proportion to their respective accrued but unpaid Preferred Returns for prior periods, to each of the Members until they have received cumulative distributions under this Section 5.1.2.2 and Section 5.1.1.2 equal to their respective accrued but unpaid Preferred Returns for prior periods;
     5.1.2.3 next, on a pari passu basis in proportion to their respective accrued but unpaid Preferred Returns with respect to the current quarter, to each of the Members until they have received cumulative distributions under this Section 5.1.2.3 and Section 5.1.1.3 equal to their respective accrued but unpaid Preferred Returns with respect to the current quarter;
     5.1.2.4 next, on a pari passu basis in proportion to their respective Unreturned Capital, to the Members in an amount equal to the amount of their respective Unreturned Capital allocated to the Property for which Capital Proceeds are being distributed;
     5.1.2.5 next, sixty-five percent (65%) to Fannie Mae and thirty-five percent (35%) to Managing Member, until Fannie Mae has received cumulative distributions under this Section 5.1.2.5 and Section 5.1.1.5 that provide Fannie Mae an Internal Rate of Return of eleven percent (11%);
     5.1.2.6 next, sixty percent (60%) to Fannie Mae and forty percent (40%) to Managing Member, until Fannie Mae has received cumulative distributions under this Section 5.1.2.6 and Section 5.1.1.6 that provide Fannie Mae with an Internal Rate of Return of fifteen percent (15%);
     5.1.2.7 next, one hundred percent (100%) to Managing Member until Managing Member receives payment for all Cost Overruns; and
     5.1.2.8 thereafter, fifty percent (50%) to Fannie Mae and fifty percent (50%) to Managing Member.
     5.1.3 Terminating Capital Proceeds. After the payment of all costs and expenses associated with the Terminating Capital Transaction, Terminating Capital Proceeds shall be applied and paid in accordance with the following priority:
     5.1.3.1 to pay any debts or liabilities of the Company other than debts and liabilities (a) incurred in connection with the Terminating Capital Transaction that produces the Terminating Capital Proceeds, and (b) owed to Members, and then to pay the costs and expenses of winding up and terminating the Company, if applicable;
     5.1.3.2 the Terminating Capital Proceeds shall next be applied to establish any Reserves which Managing Member and Fannie Mae mutually determine to be reasonably necessary to provide for the costs and expenses of winding up and terminating the Company and for any contingent or unforeseen liabilities or obligations of the Company; but at the expiration of such period of time as Managing Member and Fannie Mae determine to be advisable, the balance of the Reserves remaining after the payment of such contingencies shall be distributed in the manner hereinafter provided in this Section 5.1.3;
     5.1.3.3 the Terminating Capital Proceeds shall next be applied to pay any debts or liabilities of the Company to Members; and
     5.1.3.4 thereafter, Terminating Capital Proceeds shall be applied and distributed to all Members in accordance with Section 5.1.2.2 through Section 5.1.2.8.
     5.1.4 Holdback. Notwithstanding any provision herein to the contrary, (a) the Members anticipate that the Company will invest in Properties in Tranches; and (b) there shall be withheld from distributions with respect to each Property otherwise payable to Managing Member under Section 5.1.1.5, Section 5.1.1.6, Section 5.1.1.8, Section 5.1.2.5, Section 5.1.2.6 and Section 5.1.2.8, as applicable, an amount (the “Holdback Percentage”) equal to twenty percent (20%) multiplied by the total amount to be distributed to the Members pursuant to such Section multiplied by the percentage of the amount to be distributed to Managing Member pursuant to such Section minus the Managing Member’s Percentage Interest (the “Holdback”). For example, if $500.00 were to be distributed to the Members in a Tranche where Managing Member were to receive a thirty-five percent (35%) interest and Managing Member’s Percentage Interest were twenty percent (20%), the Holdback amount would be $15.00 (.20 multiplied by $500.00 multiplied by (.35 minus .20)). Instead of distributing the Holdback, Managing

Member shall pay the Holdback into an escrow account, in a mutually acceptable institution (the “Holdback Account”). Amounts maintained in such Holdback Account shall be used to pay for any shortfall in the distribution to Fannie Mae of its Fannie Mae Preferred Return and the return of Fannie Mae’s Unreturned Capital pursuant to Section 5.1.1.2, Section 5.1.1.3, Section 5.1.1.4, Section 5.1.2.2, Section 5.1.2.3 and Section 5.1.2.4; with respect to such Tranche (the “Shortfall”). Interest on the Holdback Account and the principal thereof not distributed to Fannie Mae pursuant to the proceeding sentence shall be paid to Managing Member. Distribution for each Tranche shall be subject to such Holdback and release of funds. So long as a class of unsecured senior debt securities of UDR, Inc. are rated “investment grade” by at least one of Standard & Poors, Moody’s Investors Service or Fitch Ratings. Managing Member may elect to have the Holdback withheld from a specific Tranche distributed under Sections 5.1.1.5 and 5.1.2.5, as applicable, to Managing Member if (a) Guarantor agrees in writing to pay Fannie Mae any such Shortfall upon the last Capital Transaction involving a Tranche or (b) Managing Member pays such Shortfall on such terms as Fannie Mae shall approve in its sole discretion; provided that, if after Managing Member’s election to deliver such guaranty, a class of UDR, Inc.’s unsecured senior debt securities shall no longer be rated “investment grade” by at least one of Standard & Poors, Moody’s Investors Service or Fitch Ratings, then Managing Member shall immediately deposit in the Holdback Account the lesser of the full amount of the Holdback or the Shortfall. Notwithstanding the foregoing, the term “Holdback Percentage” shall mean seventy-five percent (75%) for distributions arising with respect to Tranche 1.
     5.1.5 Promote. Notwithstanding the provisions of Section 5.1.2, for Tranche 1 only, Capital Proceeds shall be applied and distributed in accordance with the following priority; (a) Section 5.1.2.1, (b) Section 5.1.2.2, (c) Section 5.1.2.3, (d) Section 5.1.2.4, (e) Section 5.1.2.5, (f) to Managing Member, Five Million Dollars ($5,000,000,00), (g) next, sixty percent (60%) to Fannie Mae and forty percent (40%) to Managing Member until Fannie Mae has received cumulative distributions under this Section 5.1.5 that provide Fannie Mae with an Internal Rate of Return of thirteen percent (13%); (h) next, to Managing Member, Five Million Dollars ($5,000,000.00); (i) next, sixty percent (60%) to Fannie Mae and forty percent (40%) to Managing Member until Fannie Mae has received cumulative distributions under this Section 5.1.5 that provide Fannie Mae with an Internal Rate of Return of fifteen percent (15%); (j) to Managing Member, Five Million Dollars ($5,000,000.00); and (k) Section 5.1.2.8.
     Section 5.2 Determination of Profits and Losses. For purposes of this Agreement, the profit (“Profit”) or loss (“Loss”) of the Company for each Fiscal Year shall be the net income or net loss of the Company for such Fiscal Year as determined for federal income tax purposes, but computed with the following adjustments:
     5.2.1 by computing gain or loss resulting from the disposition of property with respect to which gain or loss is recognized for federal income tax purposes by reference to the Carrying Value of the property disposed of, notwithstanding that the Adjusted Basis of such property differs from its Carrying Value;

     5.2.2 by taking into account items of Depreciation attributable to any property of the Company or the Subsidiary, as applicable, in lieu of Depreciation as determined for federal income tax purposes;
     5.2.3 by including as an item of gross income any tax-exempt income received by the Company;
     5.2.4 by treating as a deductible expense any expenditure of the Company described in Section 705(a)(2)(B) of the Code or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i);
     5.2.5 in the event the Carrying Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition of Carrying Value, by taking the amount of such adjustment into account as gain or loss from the disposition of such asset for purposes of computing Profit or Loss for the Fiscal Year or other period in which such adjustment occurs;
     5.2.6 to the extent an adjustment to the Adjusted Basis of any asset of the Company pursuant to Section 734(b) of the Code is required by Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Adjusted Basis of the asset) or loss (if the adjustment decreases the Adjusted Basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profit or Loss; and
     5.2.7 the special allocations (if any) required by Section 5.10 shall not be taken into account in computing Profit and Loss.
The amounts of the items of income, gain, loss or deduction of the Company to be specially allocated pursuant to Section 5.10 shall be determined by applying rules analogous to those set forth in Section 5.2.1 through Section 5.2.7, inclusive.
     Section 5.3 Allocation of Profits. Except as provided in Section 5.10 below, the provisions of which shall be applied first, the Profits of the Company for each Fiscal Year (including any Profits arising from a Capital Transaction or a Terminating Capital Transaction, or upon liquidation of the Company) shall be allocated among the Members in such proportions and in such amounts as would result in the respective Capital Account balance of each Member equaling as nearly as possible (a) the amount the Member would receive if all unconditional obligations to contribute to the Company were collected in full, the Company were liquidated and all of its assets were sold for their Carrying Value (or, in the case of assets subject to liabilities for which the creditor’s right is limited to assets of the Company, the amounts of such liabilities, if greater than the aggregate Carrying Value of such assets) and the net proceeds distributed pursuant to Section 5.1.2 minus (b) such Member’s share of “Company Minimum Gain,” determined pursuant to Regulation Section 1.704-2(g)(1) and such Member’s share of “Member Minimum Gain,” determined pursuant to Regulation Section 1.704-2(i)(5), computed immediately prior to the hypothetical sale of assets.

     Section 5.4 Allocation of Losses.
     5.4.1 Except as provided in Section 5.10 below, which shall be applied first, the Losses of the Company for each Fiscal Year (including any Losses arising from a Capital Transaction or a Terminating Capital Transaction or upon liquidation of the Company) shall be allocated among the Members as follows:
     5.4.1.1 First, among the Members in such proportions and in such amounts as would result in the respective Capital Account balance of each Member equaling as nearly as possible (i) the amount the Member would receive if all unconditional obligations to contribute to the Company were collected in full, the Company were liquidated and all of its assets were sold for their Carrying Value (or, in the case of assets subject to liabilities for which the creditor’s right is limited to assets of the Company, the amounts of such liabilities, if greater than the aggregate Carrying Value of such assets) and the net proceeds distributed pursuant to Section 5.1.2 minus (ii) such Member’s share of “Company Minimum Gain,” determined pursuant to Regulation Section 1.704-2(g)(1) and such Member’s share of “Member Minimum Gain,” determined pursuant to Regulation Section 1.704-2(i)(5), computed immediately prior to the hypothetical sale of assets.
     5.4.1.2 The balance, if any, pari passu to the Members in accordance with their Percentage Interests.
     Section 5.5 Order of Application. The allocations and distributions for each Fiscal Year pursuant to Section 5.1, Section 5.3 and Section 5.4 shall be reflected in the Members’ Capital Accounts in the following order of priority:
     5.5.1 first, allocations of Profits and Losses (other than Profits and Losses from Capital Transactions or Terminating Capital Transactions) pursuant to Section 5.3 and Section 5.4;
     5.5.2 next, Distributions of Net Cash Flow pursuant to Section 5.1.1;
     5.5.3 next, allocations of Profits and Losses arising from a Capital Transaction or a Terminating Capital Transaction;
     5.5.4 next, Distributions of Capital Proceeds from Capital Transactions pursuant to Section 5.1.2 or Section 5.1.5, as applicable; and
     5.5.5 next, Distributions of Terminating Capital Proceeds from Terminating Capital Transactions pursuant to Section 5.1.3.
Whenever any provision of Section 5.3 or Section 5.4 depends upon the Capital Account of a Member, the Member’s Capital Account shall be determined after the operation of all preceding provisions for the Fiscal Year.

     Section 5.6 Income Tax Elections. Upon a Transfer of all or part of a Membership Interest (or of the interest of a partner or a member in a partnership or a limited liability company which is a Member or is a partner or member in a Member) because of death or sale, the Managing Member, (a) shall at Fannie Mae’s request in connection with a Transfer of all or part of Fannie Mae’s Membership Interest (provided such election would result in an upward adjustment of the tax basis in the assets of the Company) or (b) otherwise, in its sole discretion, may cause the Company to make the election described in Section 754 of the Code. Any out-of-pocket costs incurred by the Company in connection with such election under Section 754 of the Code and the out-of-pocket costs of administering or accounting for such election shall be at the cost and expense of the Company.
     Section 5.7 Income Tax Allocations.
     5.7.1 For purposes of Sections 702 and 704 of the Code, or the corresponding sections of any future federal income tax law, or any similar tax law of any state or other jurisdiction, the Company’s profits, gains and losses for federal income tax purposes, and each item of income, gain, loss or deduction entering into the computation thereof, shall be allocated among the Members in the same proportions as the corresponding “book” items are allocated pursuant to this ARTICLE V, except as otherwise provided in Section 5.13.
     5.7.2 If any portion of the income or gain from a Terminating Capital Transaction allocated among the Members pursuant to Section 5.7.1 is characterized as ordinary income under the recapture provisions of the Code, each Member’s distributive share of taxable gain from the sale of the property that gave rise to such Profit (to the extent possible) shall include a proportionate share of the recapture income equal to that Member’s share of prior cumulative Depreciation deductions with respect to the property that give rise to the recapture income.
     Section 5.8 Transfers During Fiscal Year. Upon a Transfer of all or any part of a Membership Interest (in accordance with the provisions of ARTICLE IX of this Agreement) at any time other than the end of a Fiscal Year, the share of Profit or Loss (in respect of the Membership Interest so Transferred) shall be allocated between the transferor and the transferee in the same ratio as the number of days in the Fiscal Year before and after such Transfer. This Section 5.8 shall not apply to Profit or Loss from Terminating Capital Transactions or to other extraordinary nonrecurring items. Profit and Loss from Terminating Capital Transactions shall be allocated in accordance with the provisions of this Agreement on the date of closing of the sale and extraordinary or nonrecurring items of gain or loss shall be allocated in accordance with the provisions of this Agreement on the date the gain is realized or the loss incurred, as the case may be.
     Section 5.9 Amortization and Allocation of Organization Expenses. The Company shall elect to amortize (a) over a period of one hundred eighty (180) calendar months, all organization expenses in accordance with the provisions of Section 709(b) of the Code, and (b) over a period of one hundred eighty (180) calendar months, all start-up expenses in accordance with the provisions of Section 195 of the Code.

Section 5.10 Special Allocations to Comply with Section 704 Regulations.
     5.10.1 General Rule. Notwithstanding the provisions of Section 5.3 and Section 5.4, if the allocation of a Loss to a Member for any Fiscal Year pursuant to Section 5.4 would cause or increase a negative balance in the Member’s Adjusted Capital Account (as defined in Section 5.10.6) on the last day of the Fiscal Year which exceeds the sum of the Member’s share of Minimum Gain on Non-recourse Liability (as defined in Section 5.10.7) and the Member’s share of Minimum Gain on Member Non-recourse Debt (as defined in Section 5.10.8) as of the last day of the Fiscal Year, then the portion of the Loss that would have such effect shall instead be specially allocated among the Members who have positive balances in their respective Adjusted Capital Accounts on the last day of the Fiscal Year and the Members who have negative balances in their respective Adjusted Capital Accounts on the last day of the Fiscal Year which do not exceed the sum of their respective shares, on the last day of the Fiscal Year, of Minimum Gain on Non-recourse Liability and Minimum Gain on Member Non-recourse Debt. The Loss to be specially allocated pursuant to the preceding sentence shall be allocated among the Members referred to in the preceding sentence, pro rata, in proportion to their respective Loss Allocation Amounts (as defined in Section 5.10.9). For purposes of this Section 5.10, a Member’s share of Minimum Gain on Non-recourse Liability and Minimum Gain on Member Non-recourse Debt shall be determined pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and a Member’s share of excess Non-recourse Liabilities (as described in Regulations Section 1.752-3(a)(3)) shall be based upon the Member’s Percentage Interest.
     5.10.2 Qualified Income Offset. If, at the end of any Fiscal Year, any one or more of the Members has a negative balance in the Member’s Adjusted Capital Account which exceeds the sum of the Member’s share of Minimum Gain on Non-recourse Liability and the Member’s share of Minimum Gain on Member Non-recourse Debt at the end of the Fiscal Year, then income and gain for the Fiscal Year (and, if necessary, subsequent Fiscal Years) shall be allocated as quickly as possible among all Members who have such negative balances in their Adjusted Capital Accounts, pro rata, in proportion to their respective Income Allocation Amounts (as defined in Section 5.10.10) to the extent necessary to reduce the negative balance of each Member’s Adjusted Capital Account to an amount equal to the sum of the Member’s share of Minimum Gain on Non-recourse Liability and the Member’s share of Minimum Gain on Member Non-recourse Debt as of the end of the Fiscal Year; provided that an allocation pursuant to this Section 5.10.2 shall be made only if and to the extent that such Member would have such a negative balance in the Member’s Adjusted Capital Account in excess of the sum of the Member’s share of Minimum Gain on Non-recourse Liability and the Member’s share of Minimum Gain on Member Non-recourse Debt after all other allocations provided for in this ARTICLE V have been tentatively made as if this Section 5.10.2 were not a part of this Agreement. The allocations referred to in this paragraph shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-1(b)(2)(ii)(d)(3).
     5.10.3 Minimum Gain Chargeback – Non-recourse Liability. If there is a net decrease in the Minimum Gain on Non-recourse Liability (as defined in Regulations Section 1.704-2(g)) during any Fiscal Year, the Members shall be allocated items of income and gain for the Fiscal Year, before any other allocation of Company items described in Section 704(b) of the Code is made for the Fiscal Year (and, if necessary subsequent Fiscal Years), in the amounts and in the proportions required by Regulations Sections 1.704-2(f) and 1.704-2(j)(2)(i). The allocations referred to in this paragraph shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-2(f).
     5.10.4 Minimum Gain Chargeback – Member Non-recourse Debt. If there is a decrease in the Minimum Gain on Member Non-recourse Debt during a Fiscal Year, then any Member who has a share of the Minimum Gain on Member Non-recourse Debt at the beginning of the Fiscal Year shall be allocated items of income and gain for the Fiscal Year, before any other allocation of Company items described in Section 704(b) of the Code is made for the Fiscal Year (and, if necessary, subsequent Fiscal Years), in the amounts and in the proportions required by Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii). The allocations referred to in this paragraph shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-2(i)(4).
     5.10.5 Member Non-recourse Debt Deductions. Member non-recourse debt deductions with respect to Member non-recourse debt shall be specially allocated among the Member or Members who bear the economic risk of loss with respect to such Member non-recourse debt in the amounts and in the proportions required by Regulations Section 1.704-2(i)(1). The allocations referred to in this subsection shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-2(i).
     5.10.6 Adjusted Capital Account. The term “Adjusted Capital Account” means the amount of a Member’s Capital Account (determined before the special allocation to be made pursuant to this subsection, but after making all other adjustments to Capital Account for the Fiscal Year with respect to contributions, allocations and distributions), whether positive or negative, reduced by reasonably expected adjustments described in Regulations Section 1.704-1(b)(2)(ii)(d)(4) and by reasonably expected allocations of loss and deduction described in Regulations Section 1.704-1(b)(2)(ii)(d)(5) and reasonably expected distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(6), and increased by any amounts described in Regulations Section 1.704-1(b)(2)(ii)(c) which such Member is unconditionally obligated to contribute to the Company pursuant to this Agreement or applicable law.
     5.10.7 Minimum Gain on Non-recourse Liability. The term “Minimum Gain on Non-recourse Liability” means the aggregate amount of gain, if any, that would be realized by the Company if, in a taxable transaction, it disposed of all Company property encumbered by Mortgage Loan securing Non-recourse Liabilities (as defined in Regulations Section 1.704-2(b)(3)) of the Company in full satisfaction thereof (and for no other consideration). The Members intend that Minimum Gain on Non-recourse Liability shall be determined in accordance with the provisions of Regulations Section 1.704-2(d)(1).
     5.10.8 Minimum Gain on Member Non-recourse Debt. The term “Minimum Gain on Member Non-recourse Debt” means the aggregate amount of gain, if any, that would be realized by the Company if, in a taxable transaction, it disposed of all Company property encumbered by Mortgage Loan securing Member non-recourse debt of the Company (i.e., a non-recourse debt for which one or more of the Members bears the economic risk of loss, and defined in Regulations Section 1.704-2(b)(4)), in full satisfaction thereof (and for no other consideration). The Members intend that Minimum Gain on Member Non-recourse Debt shall be determined in accordance with the provisions of Regulations Section 1.704-2(i)(3).
     5.10.9 Loss Allocation Amount. The term “Loss Allocation Amount” means (a) in the case of a Member who has a positive balance in his or her Adjusted Capital Account, an amount equal to the sum of (i) the positive balance in the Member’s Adjusted Capital Account, (ii) the Member’s share of Minimum Gain on Non-recourse Liability, and (iii) the Member’s share of Minimum Gain on Member Non-recourse Debt, or (b) in the case of a Member who has a negative balance in his or her Adjusted Capital Account which does not exceed the sum of the Member’s share of Minimum Gain on Non-recourse Liability and the Member’s share of Minimum Gain on Member Non-recourse Debt, an amount equal to the excess of (i) the sum of the Member’s share of Minimum Gain on Non-recourse Liability and the Member’s share of Minimum Gain on Member Non-recourse Debt, over (ii) the balance of the Member’s Adjusted Capital Account (treated as a positive number).
     5.10.10 Income Allocation Amount. The term “Income Allocation Amount” means, in the case of a Member who has a negative balance in his or her Adjusted Capital Account which exceeds the sum of the Member’s share of Minimum Gain on Non-recourse Liability and the Member’s share of Minimum Gain on Member Non-recourse Debt, an amount equal to such excess.
     5.10.11 Gross Income Allocation. Each Member who has an Adjusted Capital Account at the end of any Fiscal Year which is in excess of the sum of the Member’s share of Minimum Gain on Non-recourse Liability and the Member’s share of Minimum Gain on Member Non-recourse Debt shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.10.11 shall be made only if and to the extent that such Member would have an Adjusted Capital Account in excess of such sum after all other allocations provided for in this ARTICLE V have been made as if Section 5.10.2 and this Section 5.10.11 were not a part of this Agreement.
     5.10.12 Non-recourse Deductions. Non-recourse Deductions for any Fiscal Year shall be specially allocated to the Members in accordance with their Percentage Interests.
     5.10.13 Section 754 Adjustments. In any case where an adjustment to the Adjusted Basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required (pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations 1.704-1(b)(2)(iv)(m)(4)), to be taken into account in determining Capital Accounts because of a distribution to a Member in complete liquidation of the Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated among the Members in accordance with their interests in the Company if (a) Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or (b) the Members to whom such distribution was made if Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
     5.10.14 Curative Allocations. Any credit or charge to the Capital Accounts of the Members pursuant to Sections 5.10.1 through 5.10.13 (“Regulatory Allocations”) hereof shall be taken into account in computing subsequent allocations of Profits and Losses pursuant to Section 5.3 and Section 5.4, so that the net amount of any items charged or credited to Capital Accounts pursuant to Section 5.3 and Section 5.4 and the Regulatory Allocations hereof and this Section 5.10.14 shall to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Member pursuant to the provisions of this ARTICLE V if the special allocations required by the Regulatory Allocations hereof had not occurred.
     5.10.15 Purpose and Interpretation of ARTICLE V. The allocations set forth in this ARTICLE V are intended to allocate Profits and Losses in a manner that complies with the provisions of Section 704(b) of the Code and the Regulations promulgated from time to time thereunder. To the extent special allocations of Profits or Losses, or items thereof, are required to be made to comply with the requirements of Section 704(b) of the Code and the Regulations thereunder, and which are not otherwise provided for herein, such special allocations shall be made in the manner set forth in Section 704(b) of the Code and the Regulations thereunder. To the extent any such special allocations are made, subsequent allocations of Profits and Losses shall be made to offset any economic distortion caused by such special allocations.
     Section 5.11 Tax Matters Member. Managing Member shall be the “Tax Matters Member” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”) as long as it is Managing Member. If UDR TX Fund LLC ceases to be Managing Member, Fannie Mae shall designate the new Tax Matters Member. The Tax Matters Member shall be authorized and required to represent the Company (at the expense of the Company) in connection with all examinations of the affairs of the Company or the Subsidiary by any federal, state or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Company for professional services and costs associated therewith. Subject to Section 6.2.23, the Tax Matters Member shall take all actions reasonably necessary to preserve the rights of the Members with respect to audits and shall provide all Members with notices of all such proceedings and other information as required by law. The Tax Matters Member shall obtain the prior written consent of each Member before settling, compromising or otherwise altering the defense of any proceeding before the Internal Revenue Service if such Member or any of its constituent partners or members could be affected thereby. The Tax Matters Member shall keep the Members timely informed of all significant activities under this Section 5.11, including but not limited to any activities that may have any adverse effect on the Company, a Subsidiary or a Member. Subject to Section 6.2.23, the Tax Matters Member may prepare and file protests or other appropriate responses to such audits. The Tax Matters Member shall select counsel to represent the Company in connection with any audit conducted by the Internal Revenue Service or by any state or local authority. All costs incurred in connection with the foregoing activities, including legal and accounting costs, shall be borne by the Company.

Any additional expenses with respect to judicial review of adverse determinations in connection with any such tax audits or the defense of any Member against any claim asserted by the Internal Revenue Service or state or local tax authority of additional tax liability arising out of the Member’s ownership of its Membership Interest shall only be incurred by the Member(s) who have authorized the Tax Matters Member, in writing, to proceed with such judicial review or defense. Each Member agrees to cooperate with the Tax Matters Member and to do or refrain from doing any or all things reasonably required by the Tax Matters Member in connection with the conduct of all such proceedings.
     Section 5.12 No Election to be Taxed as Corporation. The Company shall be treated as a partnership for federal income tax purposes. No Member shall cause the Company to elect to be treated as a corporation for federal income tax purposes in accordance with Regulations Section 301.7701-3(c), unless such election is approved in writing by all Members.
     Section 5.13 Section 704(c) Election. The Company shall use the “traditional method” under Section 704(c) of the Code with back end curative allocations to reverse the effect of the ceiling.
     Section 5.14 Restoration of Deficit Balances. Except as may be otherwise expressly agreed by a Member, no Member shall be obligated to restore any deficit balance in the Member’s Capital Account. A Member may in its sole and absolute discretion agree in writing with the Company that such Member shall be obligated to restore all or any portion of the deficit balance in its Capital Account by the end of the tax year of the liquidation of the Company, which agreement may be revoked if so provided in such agreement.
ARTICLE VI.
RIGHTS AND DUTIES OF MEMBERS
     Section 6.1 Meeting of Members.
     6.1.1 Regular Meetings. Regular meetings of the Members shall be held at such times and places as shall be designated from time to time by the Members, provided that the Members shall meet no less frequently than annually and provided such regular meetings of the Members shall be as often as necessary or desirable to operate the Company.
     6.1.2 Special Meetings. Special meetings of the Members may be called by any Member, at any time, by delivering at least five (5) Business Days’ prior notice thereof if the meeting is telephonic or ten (10) Business Days’ prior notice thereof if the meeting is in person to the others or such shorter time period as may be reasonable under the circumstances, to discuss such matters’ regarding the Company’s business as the Members may consider reasonable appropriate.
     6.1.3 Notice of Meetings. Each Company meeting will be held at such location as is approved by the Members. Notice of any regular meeting of the Members shall be given no fewer than five (5) Business Days and no more than twenty (20) Business Days prior to the date of the meeting. Notices shall be delivered in the manner set forth in

Section 18.1 hereof. The attendance of a Member at a meeting of the Members shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not properly called or convened.
     6.1.4 Quorum. All of the Members shall constitute a quorum for transaction of business at any meeting of the Members. For purposes of this Section 6.1.4, a Member shall be deemed present to the extent a representative of such Member who holds the voting proxy of such Member is present. Voting proxies must be written, but such written proxy need only name the proxy and need not contain formal authorization for specific actions.
     6.1.5 Telephonic Meetings. The Members may participate in and act at all meetings of the Members through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such meetings shall constitute attendance in person at the meeting of the person or persons so participating.
     6.1.6 Minutes. A written record of all meetings of the Members and all decisions made by them shall be made by the Managing Member and kept in the records of the Company and shall be delivered to each Member within ten (10) Business Days after each meeting to be initialed or signed by each Member; provided however, that a Member’s failure to initial or sign such minutes shall not affect or otherwise invalidate a previous properly approved decision. The Managing Member shall prepare a proposed agenda for each regular meeting of the Members and will distribute such agenda to each Member at the time it provides notice to the Members in advance of any regular meeting. Additionally, the Managing Member shall submit all materials and information as reasonably requested by the Members to evaluate all submissions for Major Decisions.
     Section 6.2 Major Decisions. Notwithstanding any other provision of this Agreement to the contrary, the following decisions require the approval of Managing Member and Fannie Mae (“Major Decision(s)”):
     6.2.1 Financings. Any financing, refinancing or securitization of any Property or any Subsidiary and the use of any proceeds thereof, including construction, interim and permanent financing, and any other financing or refinancing of the operations of the Company; provided no guarantees or credit enhancements shall be required from any Member or its Affiliates without such party’s consent, the Mortgage Loan Documents entered into in connection therewith (a) shall be non-recourse to Fannie Mae and (b) will provide that Fannie Mae shall receive copies of all notices to the Company sent pursuant to the Mortgage Loan Documents, and the Mortgage Loan Documents shall not impair or impede Fannie Mae’s rights to remove the Managing Member, the Construction Manager or the Property Manager, in accordance with this Agreement or Fannie Mae’s right to transfer its Membership Interest in accordance with this Agreement. In furtherance of and not in limitation of the foregoing, the Members shall approve any loan commitment and any amendment thereto or modifications thereof prior to the execution thereof by the Managing Member or any Subsidiary.

     6.2.2 Business Plan. The approval of any Business Plan (and any budget with respect to a Property or a Subsidiary) and any amendments or modifications thereto (other than variances that are not considered material under Section 6.2.3);
     6.2.3 Operating Variances. The (a) incurring of any expense or incurring of any obligation by or on behalf of the Company that varies materially from the Business Plan or Operating Budget or (b) entering into (or amending or modifying) any agreement which was not specifically included in the Operating Budget, as more particularly described in Section 7.3 below. For purposes of clause (a) of this Section 6.2.3, such a material variance shall be (i) expenses or obligations involving a line item that is in excess of the amount set forth in the Business Plan or Operating Budget for such expense or line item by more than $20,000.00, unless such variance can be funded to the extent of actual achieved savings from another line item, or (ii) expenses or obligations involving an amount for any transaction or any series of related transactions when taken with all prior expenditures or obligations during the particular quarter or fiscal year related thereto exceeds the maximum expenditure amount provided in the Business Plan or Operating Budget for such particular transaction or series of transactions for such period by $20,000.00 for any line item; and for the purpose of clause (b) of this Section 6.2.3, such agreement shall be one that (i) does not expire (including extensions) by its terms within one (1) year of execution, (ii) is not cancelable (without the payment of a termination fee or penalty) upon the sale of an affected Property or (iii) the costs associated therewith to the Company or a Subsidiary is not treated as a “current expense” under GAAP. If the Managing Member, in its commercially reasonable judgment, deems it necessary, the Managing Member may incur expenses in connection with an emergency to prevent injury to persons and material damage to property, so long as the Managing Member has (to the extent practicable considering the emergency in question) used reasonable commercial efforts to notify Fannie Mae prior to incurring any such expense and the amount of such expense does not exceed $50,000.00 for any single emergency; provided further that notwithstanding anything to the contrary in this Section 6.2.3, the approval of the Members shall not be required for a variance to a line item if the variance does not exceed $20,000.00, or if the variance relates to the payment of utilities or taxes;
     6.2.4 Distributions. The determination of the amount and the timing (if other than in accordance with Section 5.1) of distributions to the Members;
     6.2.5 Capital Calls. Requests for Additional Capital Contributions in accordance with Section 4.3;
     6.2.6 Company Loans. Requests for Company Loans in accordance with Section 4.9;
     6.2.7 Sales. Except as provided in Section 12.10, any sale, assignment, transfer or other disposition (including options and grants of rights of first refusal) of all or any part of a Company asset including a Property or a Subsidiary, except personal property which is being sold and replaced in the ordinary course of business;

     6.2.8 Acquisitions. Subject to Section 18.20, the making of any decision to acquire any Property, committing to make or increase any non-refundable deposit in connection with the acquisition of any Property (or allowing any refundable deposit to become non-refundable), the execution and delivery of any agreement, contract, binding letter of intent or other document or instrument (an “Acquisition Contract”) to purchase any Property, the acceptance of the form of assignment of the Acquisition Contract to a Subsidiary if other than in the form attached hereto as Exhibit N, and the approval of any due diligence in connection with an Acquisition Contract provided that the Managing Member may execute and deliver an Acquisition Contract to purchase any Property and pay a deposit with respect thereto so long as such Acquisition Contract is expressly conditioned on approval of the Members and such deposit is fully refundable if the Members approval is not obtained. All expenses incurred in connection with the acquisition of a Property by the Company including the investigation and due diligence expenses of any Member shall be deemed to be Company expenses and shall be reimbursed by the Company upon closing under an Acquisition Contract or be paid as provided in Section 18.20 below;
     6.2.9 Rehabilitation. Approving or causing the approval of any Rehabilitation Budget and/or Rehabilitation Plan, and/or any additions to or modifications of any Rehabilitation Budget and/or Rehabilitation Plan; provided that if the Members fail to approve a Rehabilitation Plan or Rehabilitation Budget, then the Managing Member shall perform any rehabilitation in accordance with the preliminary rehabilitation budget approved by the Members in accordance with Section 7.2.3. which approval shall include the following: (a) the Members shall have reviewed and approved all structural reports and structural remediation plans, if any, the final leasing and marketing plan, including a relocation plan, if applicable, and such other documents and materials in conjunction with such Rehabilitation Budget and/or Rehabilitation Plan as may be reasonably required by the Members; (b) the Members shall have reviewed and approved any Rehabilitation Plan and Rehabilitation Budget (with supporting documentation for direct and indirect rehabilitation costs) and such other documents and materials as may be reasonably required by the Members; and (c) Construction Manager shall execute a Construction Management Agreement in the form attached hereto as Exhibit J. The Members shall act reasonably in approving any Rehabilitation Budget or Rehabilitation Plan, and any addition or modification thereto;
     6.2.10 Rehabilitation Budget. Directly or indirectly causing the approval by the Company or any Subsidiary of any individual change order or line item in any Rehabilitation Budget during any rehabilitation of a Property in an amount of $25,000 or more, or any change order after the aggregate amount of all change orders equals $50,000, unless such variance is funded to the extent of actual achieved savings in other line items;
     6.2.11 Property Development. The making of any decision to develop any Property, the execution and delivery of any document, agreement or instrument implementing, evidencing or relating to any such decision or action (including any development or construction contract other than the Construction Management Agreement in the form attached hereto as Exhibit J or any document relation to the financing thereof, and the amount of any development or construction management fee and the parties to share in such fees, and including any architectural or engineering agreement and material service contracts), and the expenditure of any funds in connection with any such activity;
     6.2.12 Improvements. Any restructure, improvement, rehabilitation, alteration, repair or construction in other than the ordinary course of business of any Property or any property of the Company; provided, however, that the Managing Member may make any repairs necessary in the event of an emergency subject to the limitations set forth in Section 6.2.3 without the necessity of obtaining the approval of the Members;
     6.2.13 Capital Expenditures. Any capital expenditures in an amount in excess of $10,000.00 (or $50,000 as a result of a Force Majeure Event); provided, however, the limitation in this Section 6.2.12 shall not apply to capital expenditures provided for in the then current Business Plan (or any current budget with respect to a Property or Subsidiary) which has been approved by the Members; provided, however, that the Managing Member may subject to the limitations set forth in Section 6.2.3 make any capital expenditures necessary in the event of an emergency;
     6.2.14 Loans and Guarantees. The Company’s incurrence of any liabilities or obligations with regard to any debt or loan guaranties, letters of credit, hedge or hedging agreements, completion guaranties or any contractual liability in excess of amounts set forth in the then current Business Plan (or any current budget with respect to a Property or Subsidiary) which has been approved by the Members, or any similar contingent liabilities or lending money to any Person;
     6.2.15 Contracts. (a) Directly or indirectly causing the Company or the Subsidiary to engage a construction manager in connection with the rehabilitation of any Property, (b) directly or indirectly causing the Company or applicable Subsidiary to engage a property manager for management of such Property, (c) the terms and conditions of any general construction contract and any architecture agreement in connection with any Property, and (d) directly or indirectly causing the Company or any Subsidiary to enter into any sale, lease or license of mineral rights or oil and/or gas rights; the entering into, amendment, modification, extension or termination of any development agreement, construction management or development management agreement, or property management or leasing agreement or any sale, lease or license agreement regarding mineral, oil, or gas rights or any other material agreement with regard to the Company or a Property, other than in each case a Construction Management Agreement in the form attached hereto as Exhibit J or a Property Management Agreement in the form attached hereto as Exhibit F;
     6.2.16 Remedies. Terminating or pursuing a remedy under or causing Subsidiary to terminate or pursue a remedy under any Acquisition Contract, material Basic Documents, or Property Documents, including any Property Management Agreement, Construction Management Agreement and/or any construction contract, provided however, that it shall not be a Major Decision for Fannie Mae to unilaterally terminate contracts with Affiliates of Managing Member as provided in this Agreement;

     6.2.17 Subsidiary Entities. The making of any decision and the implementing of any decision to form a Subsidiary or any other subsidiary entity and to assign, transfer or convey all or any portion of a Property or any other asset or property or the rights to acquire a Property or any other asset or property to the Subsidiary or other subsidiary entity; and all amendments or modifications to such organizational documents;
     6.2.18 Professional Services. Engaging key professional advisors such as accountants, auditors, attorneys, engineers or other similar type or service professionals on behalf of the Company or any Subsidiary other than in the ordinary course of business;
     6.2.19 Non-Standard Leases. Any material lease of any space within a Property or any material amendment or modification thereto, which is not substantially in accordance with the leasing guidelines included in the Business Plan, or any termination thereof (other than termination of residential leases in the ordinary course of business) or the entering into or signing a commercial lease with a tenant at the Property or making a material modification of the terms of an existing commercial lease;
     6.2.20 Overhead. Other than as set forth in an Operating Budget, determining the amount of overhead and other reimbursements, if any, or any salary, compensation or other remuneration payable to any Member, or any of its Affiliates pursuant to the terms hereof or any separate agreement between the Company and a Member or any of its Affiliates;
     6.2.21 Affiliate Transactions. The entering into or consummation of any transaction or arrangement with any Member or any Affiliate of any Member, or any other transaction involving an actual or potential conflict of interest, including any waiver, modification or supplement of any terms or conditions of any agreement approved by the Members, and the giving, making or enforcement of any rights, approvals, consents, elections or other decisions with respect to any such transaction, agreement or arrangement;
     6.2.22 Legal Proceedings. The institution of any legal proceedings in the name of the Company or any Subsidiary, settlement of any legal proceedings against the Company or any Subsidiary and confession of any judgment against the Company or any Subsidiary or any property of the Company (other than eviction and termination proceedings in respect of tenant leases and other nonmaterial legal proceedings for the collection of amounts due and owing to the Company from third parties and tenants undertaken in the ordinary course of business);
     6.2.23 Tax Elections. Subject to Section 5.6 the making of all material tax elections, determinations and other decisions under the Code and any decision to settle or compromise any matter raised by the Internal Revenue Service. Notwithstanding anything contained in this Agreement to the contrary, Managing Member upon reasonable prior written notice to Fannie Mae may, without having such action approved by the Members, make any tax election on behalf of the Company as is reasonably required to maintain or otherwise not jeopardize, Guarantor’s status as a “real estate investment trust” for federal income tax purposes; provided that the effects of any such tax election shall not directly or indirectly adversely affect the Company, any Subsidiary or Fannie Mae.
     6.2.24 Causing Subsidiary to Undertake Major Decisions. Causing or consenting to any Subsidiary undertaking any action that if undertaken by the Company would be a Major Decision;
     6.2.25 Separation of Funds. Commingling of any Company or Subsidiary monies with monies of any Member or any other Person, other than the Company or a Subsidiary, or maintaining (a) any Company funds other than in an account for the Company or (b) any Subsidiary funds other than in an account for the Company or a Subsidiary;
     6.2.26 Amendment. The making of any material amendments or modifications of or supplements to any instrument, agreement or other document otherwise requiring the consent of the Members;
     6.2.27 Restoration. Any decision not to rebuild or restore a Property following any casualty or condemnation;
     6.2.28 Insurance. Canceling, suspending or materially modifying or causing the cancellation, suspension, or material modification of the Company’s or any Subsidiary’s insurance coverage as shown on Exhibit D;
     6.2.29 Others. Any other act for which this Agreement requires the vote or consent of the Members or the approval, determination, consent, adoption, ratification, or any other action expressly reserved to the Members under this Agreement, including any modification, amendment or renewal of any matter previously requiring the approval of the Members; and
     6.2.30 Deadlock. If the Members are unable to agree on the matters set forth in Sections 6.2.1 through Section 6.2.29 within seven (7) Business Days of the later of (a) the meeting of the Members pursuant to Section 6.1 at which the applicable Major Decision was brought to a vote or (b) the date on which the Members have received all materials, if any, requested by the Members in connection with their deliberations regarding such Major Decision, the issue shall be submitted to the chief executive officer, or his designees, for the Managing Member or to any Vice President of Community Investments for Fannie Mae. If such decision makers are unable to resolve the issue within ten (10) days of being requested to do so, or such longer period of time as Fannie Mae and Managing Member may mutually agree on in writing (a “Deadlock”), then, (a) with respect to any Deadlock that relates solely to one Property, either Member may initiate a buy-sell procedure pursuant to Section 12.5 with respect to such Property or (b) with respect to any Deadlock that relates to all of the Properties or materially effects the Company taken as a whole, either Member may initiate a buy-sell procedure pursuant to Section 12.1; provided that with respect to a Deadlock related solely to a Major Decision set forth in Sections 6.2.1, 6.2.7, 6.2.8, 6.2.14, 6.2.20, 6.2.21, 6.2.22, 6.2.23, 6.2.25, or

6.2.29 the issue causing such Deadlock shall be deemed not to be approved and neither Member shall have the right to initiate a buy-sell procedure as set forth in this Section 6.2.30; provided, that if the then current Business Plan shall provide for the refinance of any Mortgage Loan, including the material terms of a possible refinance (i.e. term of loan, interest rate, principal amount, financing fees or points, and collateral), which may be stated in the alternative or provide for a range of financial terms, and the Members, acting in good faith, do not agree upon the terms of any such refinance, and the maturity date of such applicable Mortgage Loan is not otherwise extended, then at any time before the date that is two hundred and ten (210) days prior to such Mortgage Loan maturity date, either Member may initiate the buy-sell procedure pursuant to Section 12.1 solely with respect to a Property which is the subject of such Mortgage Loan.
     Section 6.3 Managing Member Powers. Subject to Section 6.2 and Section 6.4 and the other terms of this Agreement and the limitations imposed by law, the Managing Member shall have all of the same powers as a managing member of a limited liability company under the laws of the State of Delaware.
     Section 6.4 Actions Requiring Unanimous Consent. Notwithstanding the powers of the Managing Member set forth in Section 6.3 and ARTICLE VII, or the Members set forth in Section 6.2, but subject to the provisions of Section 11.2 without the consent of all of the Members, neither the Managing Member nor Fannie Mae shall have the right or power to do any of the following:
     6.4.1 Agreement. Perform any act in contravention of this Agreement, or any amendment hereto, or amend this Agreement;
     6.4.2 Impossibility of Business. Perform any act, other than to sell, lease, exchange, transfer, mortgage or convey all or substantially all of the Company’s assets with the approval of the Members or as provided in ARTICLE XII, which would make it impossible to carry on the ordinary business of the Company;
     6.4.3 Guarantee Debts. Guarantee debts or obligations of any Person other than a Subsidiary;
     6.4.4 Purposes. Change the nature of the business conducted by the Company or its purposes as described in Section 3.1 hereof;
     6.4.5 Percentage Interest. Change the Percentage Interest of any Member, except as provided in Section 4.3.3.2;
     6.4.6 Company Name. Change the name of the Company or permit or cause any Subsidiary to change the name of such Subsidiary;
     6.4.7 Admitting a Member. Except following a Managing Member Default, but nevertheless subject to the rights of the Managing Member under Section 11.2.2 admit an additional Person as a Member or permit or cause the Subsidiary to admit an additional Person as a Member;

     6.4.8 Possession or Use of Company Property. The possession or use of a Property, a Subsidiary or any other Company asset for other than Company purposes;
     6.4.9 Dissolution or Distributions in Kind. Other than as provided in Section 13.1, dissolve, liquidate and wind-up the affairs of the Company or directly or indirectly causing the dissolution, liquidation, and winding-up of any Subsidiary;
     6.4.10 Bankruptcy. The filing of any voluntary petition in bankruptcy on behalf of the Company or any Subsidiary, the consenting to the filing of any involuntary petition in bankruptcy against the Company or any Subsidiary, the filing of any petition seeking, or the consenting to, reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, the consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Subsidiary or a substantial part of their respective property, the making of any assignment for the benefit of creditors, the admission in writing of the Company’s or any Subsidiary’s inability to pay its debts generally as they become due or the taking of any action by the Company or any Subsidiary in furtherance of any such action;
     6.4.11 Merger. Enter into any agreement or contract for, or consummate, any merger, consolidation, recapitalization, reorganization, reconstitution or any similar rearrangement of the Company, any Subsidiary, any Property or any of the Company’s or any Subsidiary’s equity, assets or liabilities;
     6.4.12 Company Term. Make any decision to extend the term of the Company, as provided in Section 1.5;
     6.4.13 Receiver. Causing any property of the Company or the Subsidiary to be subject to the authority of any court, trustee or receiver (including suits for partition and bankruptcy, insolvency and similar proceedings);
     6.4.14 Membership. Permit a Member to resign, withdraw or retire from the Company; or
     6.4.15 Employees. Hire any employees of the Company.
     Section 6.5 Limitations on Use of Name. Without the prior express written consent of a Member, no Member nor its Affiliates shall use the name of another Member or any servicemarks or other intellectual property of another Member or its Affiliates in any manner or, except as otherwise required by law (i.e., required filings with the Securities and Exchange Commission) or under any Mortgage Loan Document, disclose another Member’s involvement in the Company or any Property, including, without limitation, through the issuance of a press release, any advertisement or other communication with third parties or the general public, provided that such prohibition shall not apply with respect to the use by Fannie Mae of the Managing Member or its Affiliates name in connection with any loan, if so provided in any such loan, made to Managing Member or its Affiliates by Fannie Mae.

ARTICLE VII.
RIGHTS, POWERS AND DUTIES OF MANAGING MEMBER
     Section 7.1 Management and Control of Business; Authority of Managing Member; Managing Member Duties. Subject to the provisions of Section 7.14 and the restrictions contained in ARTICLE VI:
     7.1.1 General Duties. The Managing Member, acting as a fiduciary of the Company, shall perform and carry out the day-to-day business of the Company and the duties and other actions reasonably necessary to implement the Major Decisions, the Business Plan, and the Operating Budget, pursuant to the terms of this Agreement, in each case in accordance with the standard of care required of prudent and experienced third-party owners and operators of multifamily apartment communities. The Managing Member’s duties, subject to Section 6.2 and Section 6.4, shall include (a) using commercially reasonable efforts to generate an acquisition pipeline for Properties, (b) coordinating and reporting such information to Fannie Mae, (c) initiating due diligence (in accordance with the form of checklist attached hereto as Exhibit L) and qualifying a Property, as a condition to Members’ approval of an Acquisition Contract, (d) creating a pro forma, determining the pricing and conducting negotiations in connection with the acquisition of a Property pursuant to an Acquisition Contract, (e) forming, to the extent necessary in connection with a Property acquisition, a Subsidiary where such Subsidiary’s operating agreement shall be in a form substantially similar to Exhibit G attached hereto, (f) conducting the day-to-day operations of the Company and each Subsidiary in substantial compliance with the Business Plan as may be varied pursuant to Section 6.2.3 and such other guidelines as shall be approved by the Members, (g) carrying out all decisions approved by the Members, and (h) using commercially reasonable efforts to obtain an appropriate credit facility with a structure approved by the Members. Subject to the limitations set forth in this Agreement, the Construction Management Agreement and Property Management Agreement and the guidelines, if any, approved by the Members, the Managing Member, Construction Manager and Property Manager, as applicable, acting on behalf of the Company, shall have the power and authority to enter into contracts and leases on behalf of the Company in connection with the operation of any Property or Subsidiary held by the Company in accordance with any current Business Plan, Rehabilitation Plan and Rehabilitation Budget approved by the Members, and to make expenditures as are required to implement the decisions of the Members. Unless expressly and specifically provided for in this Agreement, a Property Management Agreement or in a Business Plan approved by the Members, the Managing Member shall not be entitled to reimbursement for any indirect costs or for any direct or indirect overhead, and the Managing Member shall not be entitled to receive any other fees or compensation in respect of its activities as the Managing Member. The Managing Member shall be the “manager” (as such term is defined, and used, in the Act) of the Company.
          7.1.2 Day to Day Management. In addition to and without limiting any other duties set forth in this Agreement, the Managing Member shall oversee the operations and management on a day-to-day basis of each Property in accordance with the applicable budget and Rehabilitation Budget, if applicable, for such Property, including oversight of property management, leasing, consulting, development, disposition and tenant services. In addition to and without limiting any other duties set forth in this Agreement, the Managing Member shall, subject to the terms of Section 6.2 and Section 6.4 and the availability of adequate funds therefor in the Business Plan and from receipts or other Company sources: (a) prepare all communications with all relevant third parties; (b) use commercially reasonable efforts to cause the Company and the Subsidiaries, and commercially reasonable efforts for all third parties acting on behalf of either the Company or any Subsidiary, at all times to perform and comply with the provisions (including any provisions requiring the expenditure of funds by the Company) of all applicable laws, regulations and other governmental requirements, and of any loan commitment, agreement, mortgage, lease, or other contract, instrument or agreement to which the Company or a Subsidiary is a party or which affects any Company asset or the operation thereof; (c) use best efforts to cause the Company each Subsidiary and all third parties and Affiliates acting on behalf of either the Company and Subsidiary to comply, to the fullest extent commercially reasonably possible, unless otherwise approved by the Members with the Fair Housing Act and the Americans With Disabilities Act of 1981, as amended, (d) cause the Company and the Subsidiaries to pay in a timely manner all non-disputed operating expenses of the Company and the Subsidiaries in accordance with the terms of the Business Plan; (e) cause the Company and the Subsidiaries to the extent available, to obtain and maintain insurance coverage on Properties as required by the Members and use commercially reasonable efforts to cause the Company and the Subsidiaries to pay all non-disputed taxes, assessments, charges and fees payable in connection with the ownership, use and occupancy of the Properties (provided that if the Members require that the Company maintain insurance as part of UDR, Inc.’s blanket policy, the Company’s allocable share of deductions and premiums under such insurance policy shall be as set forth in the Business Plan), the applicable budget for the Property or as otherwise approved by the Members; (f) deliver to the other Members promptly upon the receipt or sending thereof, copies of all material notices, reports and communications between the Company or the Subsidiaries and any governmental agencies, neighboring property owners, community groups and other relevant third parties that could have a Material Adverse Effect on the Company, a Subsidiary or any Property and material notices, reports, and communications from any borrower under any mortgage loan or any holder of a mortgage affecting all or any portion of any Company assets, or any of such other parties, which relates to any existing or pending default thereunder or to any financial or operational information required by such Person; (g) cause the Company and the Subsidiaries to deposit all receipts into a separate account established and maintained by the Managing Member in the name of the Company or a Subsidiary, and not commingle those receipts with any other funds or accounts of the Managing Member or its Affiliates; (h) if the Managing Member subcontracts with third parties or any of its Affiliates for the performance of any of the services to be performed by the Managing Member, or otherwise with respect to the Company or the Subsidiaries, then the Managing Member shall supervise and oversee the performance of the services performed by such third parties or Affiliates; (i) execute and deliver agreements, certificates, permit applications and similar documents (in the name of the Company or Subsidiaries, as applicable) which are necessary to obtain loans, as well as manage any approved financing or refinancing, on terms approved by the Members; (j) execute and deliver all zoning requests, land use applications, permit applications and other similar documents related to the renovation of the Properties; and (k) keep Fannie Mae informed as to any material developments concerning the Properties. The Managing Member shall not be obligated to make any expenditures or advance any funds on behalf of the Company or a Subsidiary except from the accounts of funds of the Company or a Subsidiary. In addition, the Managing Member shall not, without the prior approval of the Members (unless previously approved by the Members or specifically provided for in the Business Plan, an Operating Budget, the budget for a Property or in this Agreement) approve, authorize, make or implement a Major Decision without the requisite approvals as set forth therein. Unless determined otherwise by the Members, the Managing Member may delegate to a Property Manager pursuant to a Property Management Agreement substantially all of the duties under this Section 7.1.2 with respect to a particular Property to be performed instead under Property Management Agreements.
     7.1.3 Construction Management of Renovation of Properties. The Managing Member shall include in any Rehabilitation Budget for the renovation or restoration of a Property a contingency equal to ten percent (10%) of hard costs of construction. Without the express written agreement of the Members, all costs of any such renovation or restoration of a Property shall be funded by Additional Capital Contributions, except to the extent such costs are the responsibility of the Managing Member under Section 7.2.1 below. The Managing Member or an Affiliate shall be responsible for all construction management services and duties described in the Construction Management Agreement(s).
     Section 7.2 Special Obligations of Managing Member. Managing Member shall have the following special obligations.
     7.2.1 Construction Completion Guaranty. If a Rehabilitation Plan and/or a Rehabilitation Budget is approved by the Members, then, if and when Managing Member or an Affiliate thereof is the Construction Manager, Managing Member shall use commercially reasonable efforts to cause Completion with respect to a Property to occur on or before the date set forth in any Rehabilitation Plan, and Managing Member shall pay for any Cost Overruns (the “Guaranty Funds”) in an amount necessary to cause the rehabilitation of the Property to be completed as set forth in any Rehabilitation Plan and in accordance with any Rehabilitation Budget, as any Rehabilitation Plan and Rehabilitation Budget may be revised from time to time by the Subsidiary with the written consent of the Members. The Guaranty Funds shall not be treated as either loans or Capital Contributions by Managing Member, and in no event shall the Guaranty Funds cause an adjustment in Managing Member’s Percentage Interest. Managing Member shall obtain or cause to be obtained all approvals necessary to proceed with the rehabilitation and operation of the Property in accordance with the Business Plan and any applicable Rehabilitation Plan and Rehabilitation Budget.
     7.2.2 Compliance with Laws. Managing Member shall ensure that a Rehabilitation Plan, if any, shall comply (a) in all material respects with all applicable laws, rules, regulations and ordinances, and (b) to the fullest extent commercially reasonable unless otherwise approved by the Members, with the Americans With Disabilities Act of 1990, as amended, and the Fair Housing Act, as amended, and the regulations promulgated in connection therewith.
     7.2.3 Construction Management. Managing Member or an Affiliate shall perform all construction management services for the Properties pursuant to a construction management agreement in the form attached hereto as Exhibit J for each Property (each a “Construction Management Agreement”). In connection with any Property to be acquired by a Subsidiary and rehabilitated, Managing Member will submit a preliminary rehabilitation budget to the Members in connection with the Members’ review of the acquisition of such Property. Such preliminary Rehabilitation Budget must be approved by the Members prior to closing under the applicable Acquisition Contract. Further, within ninety (90) days following the acquisition of such Property Managing Member shall submit a final Rehabilitation Budget for such Property to Fannie Mae for approval pursuant to Section 6.3.9.
     7.2.4 Development. Managing Member or an Affiliate shall be responsible for all development activities, including contract negotiation and administration, due diligence, site planning, design, engineering and financial analysis for a Property. Managing Member shall also manage any redevelopment activity at any Property.
     7.2.5 Property Management. Managing Member or an Affiliate shall be responsible for providing Property Management services to the applicable Subsidiaries pursuant to the Property Management Agreement(s).
     7.2.6 Non-Recourse Carveout Guarantees. Managing Member shall have the obligation to enter into one or more “bad acts non-recourse carve out” guarantees and any construction-related guarantees in connection with the Mortgage Loans.
     Section 7.3 Operating Budget. Managing Member shall prepare and formulate or cause to be prepared and formulated a proposed budget for each Property on a yearly basis (the “Operating Budget”). Each Operating Budget shall set forth (a) estimated revenues and a detail of all expenses (including taxes and debt service) on a monthly basis, (b) a description of any anticipated capital expenditures for each month of the upcoming year and in the month such expenditures are anticipated to be made, (c) a statement of projected cash flows on a monthly basis and (d) a description of each of Reserves, contingencies, sources and applications of funds. The proposed Operating Budget for each Fiscal Year, or part of a Fiscal Year, shall be submitted to Fannie Mae for its approval not less than forty-five (45) days before the first day of the Fiscal Year covered by such Operating Budget. During such forty-five (45) day period the Members shall cooperate with one another and endeavor in good faith to agree to the adoption of the Operating Budget in a timely manner. The failure of the Members to agree upon an Operating Budget in writing within the forty-five (45) day period shall be deemed to be disapproval of the proposed Operating Budget. If the Members have not agreed upon a Operating Budget before the commencement of a Fiscal Year, until an Operating Budget is approved by the Members, Managing Member shall cause the Property to be operated in accordance with the Operating Budget most recently approved by the Members, except that (i) Managing Member shall be entitled to cause the Company or the applicable Subsidiary to expend the actual costs of required insurance, real estate taxes, utilities, and any other expenses which the Company is contractually obligated to pay pursuant to contracts or agreements which have been entered into by the Company in accordance with the terms of this Agreement, (ii) Managing Member may unilaterally cause up to a maximum of $25,000 to be expended in an emergency situation to prevent personal injury or to prevent material damage to the Property, and (iii) no new capital improvement project shall be deemed approved and undertaken except to the extent required by the terms of any Mortgage Loan. Managing Member shall cause each Subsidiary to maintain adequate Reserves for (a) any rehabilitation expenditures for the applicable Property, (b) a capital replacement reserve and (c) any other reserves required to be established and maintained pursuant to this Agreement or any of the other Basic Documents. Managing Member shall cause each Subsidiary to maintain adequate Reserves for (a) any rehabilitation expenditures for the applicable Property, (b) a capital replacement reserve and (c) any other Reserves required to be established and maintained pursuant to this Agreement or any of the other Basic Documents. With respect to Tranche 1, other than Property identified as Lincoln at Towne Square – Phase II, the Operating Budgets in the aggregate shall include amounts for capital expenditures which for the first year of ownership by the Subsidiary shall be an average of $600 per dwelling unit, and any additional amounts for capital expenditures as approved by the Members. Each Operating Budget shall include a description (including expenses required) of each agreement proposed to be entered into by the applicable Subsidiary which, (a) shall have a term (including extensions) of one (1) year or more, (b) shall not be cancelable upon sale without the payment of a termination fee or penalty or (c) the costs associated therewith to the Company or a Subsidiary will not be treated as a “current expense” under GAAP.
     Section 7.4 Business Plan. Managing Member shall prepare and formulate or cause to be prepared and formulated a proposed annual business plan for approval by the Members (the “Business Plan”). The proposed Business Plan for each Fiscal Year, or part of a Fiscal Year, when prepared by Managing Member and delivered to the Members for approval, shall include, to the extent applicable:
     7.4.1 if applicable for that Fiscal Year, any Rehabilitation Plans, Rehabilitation Budgets and rehabilitation schedules;
     7.4.2 a leasing and marketing plan and proforma which includes an outline of the terms under which space at all of the Properties shall be offered for lease, and a narrative description of any marketing and leasing activities proposed to be undertaken;
     7.4.3 an insurance and risk management program listing the insurance coverage to be maintained by the Company or third parties for the benefit of the Company and the Members;
     7.4.4 a monthly cash flow statement for the upcoming year and a narrative of the goals and objectives of the Property Managers for the Properties for the upcoming year together with a projection on a quarterly basis of the Net Cash Flow expected to be distributed to the Members during such Fiscal Year; and

     7.4.5 such other schedules and plans as are necessary for the rehabilitation, marketing, leasing, operation, management, financing, refinancing, sale and other disposition of the Properties.
     The proposed Business Plan shall be submitted to Fannie Mae for its approval not less than forty-five (45) days before the first day of the Fiscal Year covered by such Business Plan. During such forty-five (45) day period the Members shall cooperate with one another and endeavor in good faith to agree to the adoption of the Business Plan in a timely manner. The failure of the Members to agree upon a Business Plan in writing within the forty-five (45) day period shall be deemed to be disapproval of the proposed Business Plan. If the Members have not agreed upon a Business Plan before the commencement of a Fiscal Year, then, until a Business Plan is approved by the Members, Managing Member shall cause the Property to be developed and/or operated in accordance with the Business Plan most recently approved by the Members and shall pay any expenses which the Company is contractually obligated to pay pursuant to contracts which have been approved in accordance with the terms of this Agreement except that no new capital improvement project shall be deemed approved and undertaken except to the extent required by the terms of any Mortgage Loan.
     Section 7.5 Status Reports. Managing Member shall cause Fannie Mae to receive a report each quarter on the status of the rehabilitation of each Property and shall advise the Members, in advance, of the need for and timing of all anticipated Major Decisions. The reports shall also include an updated sources and uses statement, a revenue/expense variance report detailing variances plus/minus five percent (5%) from the Business Plan, Operating Budget and the Rehabilitation Budget, if applicable, leasing status report, status of the Capital Accounts of the Members, litigation status report, and during any time period that the Property is being rehabilitated, a comparison of actual costs to any applicable Rehabilitation Budget, and such other miscellaneous information regarding the leasing/sales trends in the vicinity of each of the Properties.
     Section 7.6 Managing Member’s Compensation. Except for the payments to Managing Member or its Affiliates under Section 7.12, Managing Member shall not be compensated for its services as Managing Member.
     Section 7.7 Signing of Documents. Managing Member is authorized, in the name and on behalf of the Company and/or the Subsidiary, to sign and deliver all contracts, agreements, leases, notes, mortgages and other documents and instruments which are necessary, appropriate or convenient for the conduct of the Company’s day-to-day business and the furtherance of its purposes and within the scope of Managing Member’s authority as set forth in this ARTICLE VII or which are necessary, appropriate or convenient to carry out Major Decisions.
     Section 7.8 Right to Rely on Authority of Managing Member. Subject to Section 6.2, no Person dealing with Managing Member shall be required to determine Managing Member’s authority to make any undertaking on behalf of the Company, or to determine any fact or circumstance bearing upon the existence of Managing Member’s authority.
     Section 7.9 Dealing with Related Persons. Except as otherwise provided in this Agreement, without the prior written consent of Fannie Mae, Managing Member, on behalf of the Company, may neither employ nor indirectly or directly cause the employment by a Subsidiary of a Member or an Affiliate of a Member to render or perform a service; or contract to buy property from, or sell property to, any such Member or Affiliate; or otherwise deal with (or directly or indirectly cause the Subsidiary to deal with) any such Member or Affiliate.
     Section 7.10 Outside Activities. Managing Member shall devote such time and attention to the business and affairs of the Company as may be necessary for the proper performance of its duties and the operation and management of the Company. Except as otherwise provided in this Agreement, Managing Member, the Members and any Person who is an Affiliate of Managing Member, may engage in or hold interests in other business ventures of every kind and description for its or their own account, whether or not such business ventures are in direct or indirect competition with the business of the Company, subject to the provisions of Section 18.20, and whether or not the Company also has an interest therein. Except as provided in Section 18.20, neither the Company nor any of the Members shall have any rights by virtue of this Agreement in such business ventures or to the income or profits derived therefrom.
     Section 7.11 No Liability. Neither Fannie Mae’s review nor approval of any Rehabilitation Plan and Rehabilitation Budget, or any preliminary budget, shall create any responsibility or liability on behalf of any Member for their completeness, design, sufficiency or their compliance with all applicable laws, including, without limitation, the Americans With Disabilities Act of 1990, as amended, and the Fair Housing Act, as amended.
     Section 7.12 Payments to Managing Member. Managing Member shall cause each Operating Budget to include, and shall cause the Subsidiary to pay to Managing Member or its Affiliates concurrently with and through the escrow for a Subsidiary’s purchase of a Property, the Acquisition Fee or for a Subsidiary’s sale of a Property, the Disposition Fee. In addition, the Company shall pay to Managing Member or its Affiliates the Development Fee and Construction Management Fee when the Managing Member or its Affiliates are the Construction Manager, the Property Management Fee when the Managing Member or its Affiliate is the Property Manager and the Debt Placement Fee.
     Section 7.13 Draw Requests. Managing Member shall deliver copies of any draw requests or other requisitions to Fannie Mae contemporaneously with its delivery of such requests to the applicable lenders.
     Section 7.14 Limitations on the Company’s Activities. Other than as approved by the Members, the Managing Member has not caused or permitted and will not cause or permit the Company, the Company shall not, and the Company shall not cause or permit the Subsidiary to do any of the following:
     7.14.1 engage, either directly or indirectly, in any business other than (a) with respect to the Subsidiary, the ownership, management and operation of any Property and activities incidental thereto and (b) with respect to the Company, acting as the sole member in the Subsidiary and activities incidental thereto;
     7.14.2 own any material asset other than (a) with respect to the Subsidiaries, the Properties and such incidental personal property (including cash) as may be necessary for the ownership and operation of the Properties and (b) with respect to the Company, its limited liability company interests in the Subsidiary;
     7.14.3 except pursuant to Section 6.2.21 and Section 7.9, enter into, or be a party to, any transaction with its members or Affiliates except in the ordinary course of its business and on terms which are no less favorable to the Company or the Subsidiary than would be obtained in a comparable arms-length transaction with an unrelated third party;
     7.14.4 become insolvent or fail to pay its debts and from its assets as the same shall become due (in each case, provided there exists adequate cash flow from the Properties to do so);
     7.14.5 fail do all things necessary to preserve its existence and observe all formalities applicable to it;
     7.14.6 fail to conduct its business in its own name and as presently conducted and operated;
     7.14.7 fail to hold itself out to the public as, a legal entity separate and distinct from any other Person (including, without limitation, any Affiliate or member, as applicable);
     7.14.8 fail to file its own tax returns, if required;
     7.14.9 subject to the availability of adequate funds therefore, fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
     7.14.10 fail to maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or member, as applicable;
     7.14.11 fail to allocate fairly and reasonably any overhead for shared office space;
     7.14.12 fail to maintain separate records (including financial statements) and accounts from those of any Affiliate including the failure to use invoices and checks separate from Affiliates;
     7.14.13 commingle its assets with the assets of any Affiliate other than the Company or another Subsidiary;
     7.14.14 subject to the availability of adequate funds therefore, fail to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds;
     7.14.15 except as may be set forth in the Mortgage Loan Documents, guarantee or become obligated for the debts of any other Person, including any Affiliate or hold out its credit as being available to satisfy the obligations of others; or

     7.14.16 pledge its assets for the benefit of any other Person (other than to the Lender), including any Affiliate.
     7.14.17 fail to hold itself out as a separate entity from UDR or any Affiliate of UDR (other than the Company or another Subsidiary).
     The failure of the Company, or the Managing Member on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Members.
ARTICLE VIII.
BOOKS OF ACCOUNT AND REPORTS;
ACCESS TO RECORDS; REPORTING REQUIREMENTS.
     Section 8.1 Books and Records. Managing Member shall keep, or cause to be kept, at the principal place of business of the Company true and correct books of account, in which shall be kept complete and accurate details of each and every transaction of the Company or the Subsidiary, as applicable. Each Member or his designated agent shall have access at reasonable times on Business Days at the Company’s office to inspect the Company’s or the Subsidiary’s books of account and all other information concerning the Company or the Subsidiary required by the Act to be made available to Members, and may make copies at such Member’s expense. A Member must give the Company or the Subsidiary, as applicable, written notice of its desire to exercise rights under the preceding sentence at least five (5) Business Days in advance. The Company’s books shall be kept, and Managing Member shall cause the Subsidiary’s books to be kept, on the accrual method of accounting in accordance with generally accepted accounting principles, consistently applied, and for a fiscal period which is the calendar year. Managing Member shall cause to be prepared and distributed to each Member (a) a copy of the annual financial statements of the Company and the Subsidiary for each Fiscal Year, and (b) information necessary to complete the Member’s federal income tax return within ninety (90) days after the close of each Fiscal Year.
     Section 8.2 Banking. Managing Member shall cause all funds of the Company and the Subsidiary to be deposited under such entity’s respective name in a federally-insured national commercial bank or invested in a federally-insured savings and loan account or accounts, in U.S. Treasury obligations, or in such bank certificates of deposit, as Managing Member determines (the “Bank Accounts”), provided that Managing Member shall give Fannie Mae notice of the location and account numbers of such Bank Accounts. Managing Member and Fannie Mae shall each have signatory authority for each Bank Account. All funds shall only be used for the purposes of the Company or the Subsidiary, as applicable, as provided in this Agreement and in accordance with the terms hereof.
     Section 8.3 Reporting Requirements. Managing Member shall provide to each Member, or cause each Member to be provided with, financial information as follows:

     8.3.1 Operating Statements. On a monthly basis (a) during any time period that a Property is being rehabilitated, a comparison of actual costs to any Rehabilitation Budget, if applicable, and (b) a comparison of operations, on a year to date basis, reflecting income, cash flow, and operations compared to the applicable Operating Budget and the Business Plan.
     8.3.2 Quarterly Financial Statements. As soon as available, but in any event, within thirty (30) days after the end of each quarter of the Fiscal Year, (a) a balance sheet of the Company and the Subsidiaries, as of the last day of such quarter, and statements of income, retained earnings, and cash flow, for such quarter, all in reasonable detail, setting forth in each case in comparative form to corresponding figures for the corresponding month in the preceding year, each such statement to be certified in a certificate of Managing Member as accurately presenting the financial position and the results of operations of the Company and the Subsidiaries in all material respects as of its date and for such quarter and having been prepared in accordance with generally accepted accounting principles consistently applied (subject to year-end audit adjustments and footnotes and other presentation items) and (b) a comparison of the actual Net Cash Flow distributions made to the Members against the projected Net Cash Flow distributions for such quarter included in the annual Business Plan as well as any update or reconciliation to the projected Net Cash Flow distributions for such Fiscal Year as a result of any variance.
     8.3.3 Audited Annual Consolidated Financial Statements. Annually, as soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year, audited consolidated financial statements of the Company, including a consolidated balance sheet of the Company, as of such last day of the Fiscal Year, and consolidated statements of income, retained earnings, and cash flows and all required disclosures, for such Fiscal Year, each prepared in accordance with generally accepted accounting principles consistently applied, in reasonable detail, and certified without qualification by the Accountant, as accurately presenting the consolidated financial position and consolidated results of operations of the Company and the Subsidiaries for the year ending on its date and as having been prepared in accordance with generally accepted accounting principles.
     8.3.4 Periodic Audits At Request of Fannie Mae. In addition to the reports described above, Fannie Mae shall be entitled, on written notice delivered to Managing Member at least five (5) Business Days prior to conducting such audit and during normal business hours, to audit the books and records of the Company or the Subsidiary at any time at the expense of the Company or the Subsidiary, as applicable, provided that if Fannie Mae conducts more than one such audit (of the same set of books and records) in any twelve (12) consecutive months Fannie Mae shall pay all expenses relating to the audits other than the first, provided that such limitation shall not apply if any such audit reveals that any such books desired to be audited have been misstated in any material respect. Fannie Mae may require or cause the Company to engage a firm of independent certified public accountants to perform such task.

     8.3.5 Periodic Asset Valuation. The Company’s assets shall be valued annually on a fair market value basis, and the Managing Member shall provide to each Member a description of the methodology used to value all Properties in connection with the preparation of the annual valuation of such Properties.
ARTICLE IX.
TRANSFERS OF MEMBERSHIP INTERESTS
     Section 9.1 Fannie Mae’s Right to Transfer. Fannie Mae may transfer all of its Membership Interest at any time (a) following the expiration of the Lock-Out Period or (b) in the event a transfer is required for regulatory compliance. At any time, Fannie Mae may transfer any portion of its Membership Interest to an Affiliate or to any other Person provided that Fannie Mae shall (i) guarantee all of the financial and indemnity obligations provided in this Agreement that are associated with such Membership Interest so transferred, (ii) retain, as between Managing Member and Fannie Mae, all voting or approval rights with respect to the Membership Interest so transferred to a non-Affiliate and (iii) concurrent with such transfer provide Managing Member with a true and complete copy of all documents transferring such Membership Interest, redacted with respect to all economic terms and other terms which Fannie Mae deems confidential. Managing Member shall have a right of first refusal with respect to Fannie Mae’s (or an Affiliate of Fannie Mae’s) transfer of its Membership Interest, or a portion thereof, to a person that is not an Affiliate of Fannie Mae. Managing Member may exercise this right by written notice to Fannie Mae (an “Election Notice”) within sixty (60) days after Managing Member receives written notice, including all material information regarding the intended transfer, from Fannie Mae of its intended transfer, in which event Managing Member shall acquire such Membership Interest on the terms and conditions contained in Section 12.9. Managing Member’s failure to deliver written notice of its exercise of its right of first refusal within thirty (30) days after its receipt of Fannie Mae’s written notice shall be deemed to be Managing Member’s election not to exercise the right of first refusal. If Managing Member elects, or is deemed to elect, not to exercise its right to purchase the Membership Interests, Fannie Mae may transfer such Membership Interests provided that the purchase price shall not be less than ninety-seven percent (97%) of the purchase price last offered to Managing Member and the other terms and conditions of such transfer are not materially more advantageous to the transferee than those last offered to Managing Member.
     Section 9.2 Other Member’s or Assignee’s Right to Transfer. Without the prior written consent of the Members, Managing Member shall not Transfer directly or indirectly, all or any part of its Membership Interest, provided however, that (a) so long as there has been no Change in Control with respect to the Managing Member, Managing Member may transfer all or a portion of its Economic Rights to a Person that is wholly owned, directly or indirectly through one or more wholly owned subsidiaries, by the Guarantor or to an Affiliate of Managing Member listed on Exhibit K hereto without the prior written consent of, but upon written notice to, the other Members; and (b) Fannie Mae shall not unreasonably withhold, condition or delay its consent to a Transfer of Managing Member’s Membership Interest to an Affiliate, further provided that a Change in Control shall not occur thereby.

     Section 9.3 Transferees. Except as provided in Section 6.4.7, no transferee of all or any portion of any Membership Interest shall be admitted as a Member unless such Membership Interest is transferred in compliance with the applicable provisions of this Section 9.3, such transferee shall have furnished evidence of satisfaction of the requirements of this Agreement reasonably satisfactory to the remaining Members, and such transferee shall have executed and delivered to the Company such instruments as the remaining Members reasonably deem necessary or desirable to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all of the terms and provisions of this Agreement with respect to such Membership Interest. At the request of any of the remaining Members, each such transferee shall also cause to be delivered to the Company, at the transferee’s sole cost and expense, an opinion of legal counsel reasonably acceptable to the remaining Members, to the effect that such transferee has the legal right, power and capacity to own the Membership Interest proposed to be transferred, and such Transfer does not violate the 1933 Act, as amended any other federal or state securities laws and will not cause the Company to become subject to the Investment Company Act of 1940, as amended. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission. All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Membership Interest and, if applicable, the admission of any transferee as a Member shall be paid by such transferee. Upon satisfaction of the foregoing requirements such transferee(s) shall be admitted to the Company and the remaining Member(s) shall promptly execute such amendments hereto to properly evidence the admission of such transferee(s).
     Section 9.4 Non-Complying Transfers Void. Any attempted Transfer of all or any part of a Member’s Membership Interest that does not comply with the provisions of this ARTICLE IX and the Mortgage Loan Documents shall be null and void and of no legal effect.
ARTICLE X.
ADMISSION OF ASSIGNEES
     An Assignee has no Management Rights unless (a) the assigning Member so provides in the instrument of assignment and (b) the Assignee agrees in writing to be bound by the provisions of this Agreement. Until such time, the only rights of an Assignee are the Economic Rights allocable to the Transferred Membership Interest.
ARTICLE XI.
MANAGING MEMBER DEFAULT AND REMEDIES
     Section 11.1 Managing Member Default. The occurrence of each of the following events shall be deemed a “Managing Member Default” under this Agreement:
     11.1.1 the failure of Managing Member to comply with any of the material duties or obligations set forth in this Agreement, within ten (10) days following written notice from Fannie Mae describing the nature of the Managing Member Default, including, without limitation, the failure of Managing Member to cause to be delivered the Business

Plan, Operating Budgets, Rehabilitation Budgets, any Rehabilitation Plan, status reports and other documentation due under Section 8.3 this Agreement in a timely manner except that no notice or cure shall apply (a) to any action taken or permitted by Managing Member without the approval of the Members in violation of any provision of Section 6.2 or (b) any of the specific events of defaults enumerated below.
     11.1.2 the incurrence of costs by Managing Member on behalf of the Company which is a Cost Overrun which is not funded or otherwise paid by Managing Member pursuant to this Agreement, except that it shall not be deemed a Managing Member Default if any excess was the result of increased costs arising from any one or more of the following events:
     11.1.2.1 acts of God, war, acts of terrorism or insurrection, unusual and extraordinary inclement weather (including but not limited to hurricanes and tornados), fires, earthquakes, strikes, lockouts, unavailability, shortages or delays in delivery of material or equipment that a similarly situated Person acting with reasonable prudence would not have foreseen and would not have mitigated by making reasonable alternative arrangements or any other act outside of the reasonable control of a party (each, a “Force Majeure Event”);
     11.1.2.2 bankruptcy or insolvency of contractors (who are not Affiliates of Managing Member or Construction Manager);
     11.1.2.3 constitutional or legislative action or changes; and
     11.1.2.4 legal and accounting costs related to the Company or any Subsidiary taking legal action against contractors (who are not Affiliates of Managing Member) who refuse or are unable to perform their obligations or otherwise protecting the Property.
     11.1.3 subject to the availability of adequate funds therefor, the failure of Managing Member to cause the Company or the Subsidiary to make any payments within any applicable cure periods under any of the Mortgage Loan Documents or to otherwise permit or cause a default under such loan documents, except to the extent such failure was caused by Fannie Mae or by Fannie Mae’s failure to fund its Capital Contribution up to the Maximum Capital Contribution or its Additional Capital Contribution;
     11.1.4 a default under the Basic Documents by the Company, a Subsidiary or an Affiliate of Managing Member which causes a Material Adverse Effect or for which the holder of a Mortgage Loan is entitled to accelerate such Mortgage Loan, or by Managing Member which is not remedied within any applicable cure periods provided in such agreements;
     11.1.5 any fraudulent, criminal or knowingly wrongful or reckless action, in each case, by Managing Member or its Affiliates in connection with this Agreement, the rehabilitation described in any Rehabilitation Plan or in any way directly related to the Properties, the Company, or any Subsidiary or any failure to obtain or cause to be obtained approved building permits, if required, for the work described in any Rehabilitation Plan.
     11.1.6 any negligent act or inaction of Managing Member or its Affiliates (a) which is not cured within thirty (30) days’ of written notice from Fannie Mae or in the case of any such act or inaction which shall have a Material Adverse Effect, within ten (10) days’ written notice from Fannie Mae, or (b) any act or inaction that constitutes a breach of Managing Member’s fiduciary duties;
     11.1.7 a Transfer by Managing Member of Managing Member’s Membership Interest in a manner not permitted by ARTICLE IX;
     11.1.8 (a) the voluntary filing of bankruptcy proceedings by Managing Member, the Guarantor or the Company or causing the voluntary filing of bankruptcy proceedings by the Subsidiary, unless Fannie Mae consented to such filing, or (b) the involuntary filing of bankruptcy proceedings with respect to Managing Member, the Company, the Guarantor or a Subsidiary which is not dismissed, stayed or discharged within sixty (60) days of such filing, unless Fannie Mae consented to such filing;
     11.1.9 failure to obtain and maintain or to cause a Subsidiary to obtain and maintain insurance in accordance with Exhibit D, which failure is not remedied within ten (10) days after written notice from Fannie Mae;
     11.1.10 subject to a Force Majeure Event, the failure of Managing Member to use commercially reasonable efforts to cause the timely rehabilitation of the Property in compliance with any Rehabilitation Budget and Rehabilitation Plan, which failure is not remedied within ten (10) days after written notice from Fannie Mae, or such longer period if such failure is not capable of being cured within ten (10) days, not to exceed thirty (30) days in the aggregate, so long as Managing Member commenced such cure within ten (10) days and is diligently prosecuting such cure to completion;
     11.1.11 upon the commencement of any work, if at all, pursuant to a Rehabilitation Plan and/or a Rehabilitation Budget, the suspension of rehabilitation of the Property for more than fifteen (15) days, unless the cause of such suspension is due to a Force Majeure Event, in which case a Managing Member Default shall exist only if the rehabilitation work is suspended for more than ninety (90) days from the date of the Force Majeure Event; provided that such limitation shall not apply if the Managing Member is using commercially reasonable efforts to recommence such rehabilitation work as soon as possible under the circumstances;
     11.1.12 failure of Managing Member or Guarantor to pay, or cause to be paid, Cost Overruns timely; or
     11.1.13 the intentional misrepresentation by Managing Member of a material fact or any other misrepresentation by Managing Member which has a Material Adverse Effect.

     Section 11.2 Removal of Managing Member. If a Managing Member Default occurs, Fannie Mae, in its sole discretion, shall have the right to remove and replace Managing Member on written notice to Managing Member. If Fannie Mae elects to replace Managing Member in accordance with the terms hereof, the removed Managing Member shall continue as a Member with full Economic Rights but without the Management Rights granted to Managing Member pursuant to this Agreement. Fannie Mae may appoint itself or another Person as the replacement managing member. Following removal of the Managing Member in accordance with the terms hereof, Fannie Mae shall be entitled to make any and all decisions on behalf of the Company and to do so without regard to, or any duty owed on account of, the Membership Interests of Managing Member. Upon removal of Managing Member, any agreement between either the Company or the Subsidiary and Managing Member or an Affiliate of Managing Member shall terminate, except for the Guaranty executed by the Guarantor; provided however the Guarantor shall have no liability under the Guaranty with respect to any acts or omissions of any Person occurring after the date of the removal of the Managing Member as provided above. In addition, commencing on the date on which Fannie Mae removes Managing Member, any right to receive fees or other compensation which Managing Member would be otherwise entitled to receive in connection with the Properties or this Agreement shall immediately terminate and Fannie Mae shall have the right to use all such fees or other compensation to pay for any costs or expenses associated with executing third party contracts terminated as a result of the Managing Member Default, including selecting, retaining and employing a replacement Property Manager or Construction Manager for the Property. In addition, subject to the terms of the Mortgage Loan Documents, if a Managing Member Default occurs, Fannie Mae, in its sole discretion, shall have the right to remove and replace any or all officers, if any, of the Subsidiaries, or manager of the Subsidiary upon providing written notice thereof to Managing Member. Fannie Mae, in its sole discretion, shall then have the right to select new officers and/or managers with respect to Subsidiaries. In addition, the following shall apply:
     11.2.1 if a Managing Member default occurs that is described in Section 11.1.5, then in addition to the foregoing, the Managing Member shall thereafter not be entitled to its full Economic Rights but only to the Managing Member Preferred Return, return of Managing Member’s Capital Contributions, a return on Managing Member’s Capital Contributions and repayment of any loans by the Managing Member under Section 4.3.3, and to no other distributions, Profits or Losses; and
     11.2.2 if a Managing Member Default occurs that is not described in Section 11.2.1, then the Managing Member shall retain its full Economic Rights.
     Section 11.3 Purchase of Managing Member’s Membership Interest. If Managing Member is removed because of a Managing Member Default which (a) has a Material Adverse Effect or (b) that is described in Section 11.1.5, subject to the terms of the Mortgage Loan Documents, Fannie Mae shall have the right, subject to Section 11.4, but not the obligation, to buy all, but not less than all, of the removed Managing Member’s Membership Interest for an amount equal to the removed Managing Member’s Capital Account (a “Purchase Event”). The closing on such purchase shall be held at such time as is determined by Fannie Mae and the removed Managing Member shall cooperate fully in the Transfer.

     Section 11.4 Removal Right. At any time, from and after the date on which a Managing Member Default under Section 11.2.1 shall have occurred with respect to Managing Member, Fannie Mae may give written notice to Managing Member of Fannie Mae’s intent to remove Managing Member as the Managing Member. Upon receipt of such notice, Managing Member shall have a period of ten (10) days to elect to purchase all of Fannie Mae’s Membership Interest pursuant to Section 11.5 and ARTICLE XII. If Managing Member does not elect to purchase Fannie Mae’s Membership Interest within such ten (10) day period, then Managing Member shall be deemed to be removed as the Managing Member at the end of such ten (10) day period. If Managing Member elects to purchase Fannie Mae’s Membership Interest within such ten (10) day period, Managing Member shall not be removed as the Managing Member for so long as it complies with the provisions of Section 11.5 and ARTICLE XII, and Fannie Mae shall have the right to immediately remove Managing Member as the Managing Member if Managing Member fails to so comply.
     Section 11.5 Exercise of Purchase Right. Upon receipt of Fannie Mae’s notice of intent to terminate Managing Member as the Managing Member pursuant to Section 11.4, Managing Member shall have the period of ten (10) days referenced in Section 11.4 during which to notify Fannie Mae that Managing Member has elected to purchase Fannie Mae’s Membership Interest in accordance with the provisions of Section 12.9, modified as follows: (a) the Escrow Fund shall be equal to ten percent (10%) of the Offeree Value; (b) the closing of such purchase shall take place on the date that is sixty (60) days after agreement by the parties on the purchase price for Fannie Mae’s Membership Interest; (c) the determination of value should be made as of the time prior to the events giving rise to the removal of Managing Member; (d) during the period of the pendency of the purchase, the Members shall not vote on any Major Decisions, provided however, that any Major Decisions approved by the Members prior to the exercise by Managing Member of its right to purchase Fannie Mae’s Membership Interest may be effectuated in the ordinary course; and (e) the Managing Member shall indemnify, defend and hold Fannie Mae harmless from all damages, losses, costs, liability and expenses incurred by Fannie Mae as a result of any fact or circumstance that would otherwise have been addressed or resolved by the approval of the Members regarding Major Decision not brought to a vote because of the operation of the preceding clause (d).
ARTICLE XII.
BUY-SELL PROVISIONS
     Section 12.1 Master Buy-Sell Provision. At any time after the Lock-Out Period, and, at any time pursuant to Section 6.2.30, then any Member who is not in default hereunder for failing to make any part of its Capital Commitment (the “Offeror”), shall have the right to make an offer as described below (the “Buy-Sell Offer”) to any other Member (collectively, the “Offeree”) as set forth in this ARTICLE XII.
     12.1.1 The Buy-Sell Offer shall (a) be in writing and be signed by the Offeror; (b) specify the purchase price (the “Purchase Price”) and terms on which the Offeror would purchase all of the assets of the Company net of all liabilities of the Company; (c) disclose all liabilities and potential liabilities of the Company known to the Offeror and the monetary amount of such liabilities; and (d) be for a cash purchase price. The Offeror shall be required, as a condition precedent to sending a Buy-Sell Offer, to deposit in escrow at a title company or trust company approved by the Members (an “Escrow Fund”) the lesser of (a) ten percent (10%) of the Offeree Value or (b) $3,000,000, which amount will be subject to Section 12.3 and will be (i) applied to the payment of the total consideration paid by the Offeror at the closing, (ii) forfeited as liquidated damages to the Offeree in accordance with Section 12.3, or (iii) returned to the Offeror if the Offeree elects to purchase the Offeror’s interest in the Company pursuant to Section 12.1.3.1;
     12.1.2 Contemporaneously with delivery to the Offeree, a copy of the Buy-Sell Offer shall be delivered by the Offeror to the Accountant who shall, within fifteen (15) calendar days or soon thereafter as is reasonable, determine and notify the Members as to the amount the Offeree would receive as a member(s) (the “Offeree Value”) and the amount the Offeror would receive as a member(s) (the “Offeror Value”) on account of its interest in the Company and any loans made by such Member(s) to the Company if all Company assets were sold for the Purchase Price, allocations under Section 5.4 were made, all liabilities of the Company (including any loans by any such Member to the Company) were paid in full, and the remaining proceeds distributed to the Members in accordance with Section 5.1.3
     12.1.3 The Offeree shall have the right, exercisable by delivery of notice in writing (the “Election”) to the Offeror within sixty (60) days from the receipt of the Buy-Sell Offer, to elect either to:
     12.1.3.1 Sell to the Offeror all of the Offeree’s right, title and interest in and to its interest in the Company and in any loans to the Company for a cash purchase price equal to the Offeree Value; or
     12.1.3.2 Purchase all of the Offeror’s right, title and interest in and to its interest in the Company and in any loans to the Company for a cash purchase price equal to the Offeror Value. If the Offeree elects to purchase all of Offeror’s interest in the Company pursuant to this Section 12.1.3.1, the Offeree shall be required, as a condition precedent to making its election, to deposit in an Escrow Fund the lesser of (a) ten percent (10%) of the Offeror Value or (b) $3,000,000, which amount will be subject to Section 12.3 and will be (i) applied to the payment of the total consideration paid by the Offeree at the closing or (ii) forfeited as liquidated damages to the Offeror in accordance with Section 12.3. Upon deposit by the Offeree in the Escrow Fund of the amount required in this Section 12.1.3.1, any amount, which had been deposited in the Escrow Fund by the Offeror, plus all interest earned thereon, if any, will be returned promptly to the Offeror.
Failure of the Offeree to give the Offeror notice of the Offeree’s Election shall be deemed, upon the expiration of such sixty (60)-day period, to be an Election to sell under Section 12.1.3.
     Section 12.2 Closing. All closings of a purchase under Section 12.1 will be held at the Company’s principal office and shall take place on the date that is one hundred twenty (120) days (or if such day falls on a non-Business Day, the next Business Day) after the Offeree’s Election or deemed Election or as otherwise agreed by the Offeror and Offeree. All transfer taxes imposed on the transfer shall be payable equally between the Members, and all other closing costs shall be allocated in the manner customarily allocated between buyers and sellers of membership interests in similar joint ventures in the State of Delaware.
     Section 12.3 Remedies; Coordination of Rights. If the purchasing party (or purchasing parties as the case may be) is unable to close the purchase of an interest in the Company in accordance with the terms of Section 12.1 and Section 12.2 other than as a result of a breach of this Agreement by the selling party (or selling parties, as the case may be) or the failure of the selling party (or selling parties, as the case may be) to perform any actions or other obligations required to close the purchase of its interest in the Company, (a) the Escrow Fund established by the purchasing party (or purchasing parties, as the case may be) will immediately be forfeited to the selling party, and (b) the selling party shall have the option to purchase the interest of the purchasing party (or purchasing parties, as the case may be) on the terms and at the price provided in the initial Buy-Sell Offer or initiate a new Buy-Sell Offer. If the purchasing party (or purchasing parties, as the case may be) is unable to close as a result of a breach of this Agreement by the selling party (or selling parties, as the case may be) or the failure of the selling party (or selling parties, as the case may be) to perform any actions or other obligations required to close the purchase of its interest in the Company, the purchasing party shall have the right to recover all amounts it has deposited in the Escrow Fund and enforce the obligations of the selling party (or selling parties, as the case may be) by specific performance in addition to all other remedies available at law or in equity to the purchasing party. No Buy-Sell Offer may be made until all periods for making elections and performing obligations under any previous Buy-Sell Offer pursuant to Section 12.1 shall have terminated.
     Section 12.4 Terms Governing the Escrow Funds. An Escrow Fund, if established under Section 12.1, shall be subject to instructions binding on the escrow agent that such Escrow Fund may be released by the escrow agent (a) to the Offeree only upon one of the following: (i) the sworn certification by the Offeree that the Offeror has failed to close the purchase of the Offeree’s interest in the Company by the date set forth in Section 12.2; or (ii) the joint signatures of the Offeree and the Offeror; or (iii) closing of the transactions described in Section 12.1 or (b) to the Offeror, upon the sworn certification by the Offeror that the Offeree has (i) made an Election to purchase the Offeror’s interest in the Company as provided in Section 12.1.3.1, or (ii) failed to perform its obligations required to close the sale of the Offeree’s interest in the Company. If established under Section 12.1.3.1, an Escrow Fund shall be subject to instructions binding on the escrow agent that such Escrow Fund may be released by the escrow agent (y) to the Offeror only upon (i) the sworn certification by the Offeror that the Offeree has failed to close the purchase of the Offeror’s interest in the Company by the date set forth in Section 12.2, (ii) the joint signatures of the Offeror and the Offeree or (iii) closing of the transactions described in Section 12.1, or (z) to the Offeree, upon the sworn certification by the Offeree that the Offeror has failed to perform its obligations required to close the purchase of the Offeror’s interest in the Company.
     Section 12.5 Property Buy-Sell Provision. In addition to the rights set forth in Section 12.1, any time after the expiration of the Restricted Period and at any time pursuant to Section 6.2.30, any Member (the “Offering Member”) shall have the right to make an offer either (a) to purchase a Property from the Company (or the Subsidiary, as the case may be) (a “Property Buy

Offer”) or (b) to sell such Property on behalf of the Company (or the Subsidiary, as the case may be) (a “Property Sell Offer”) to the other Member (the “Non-Offering Member”). Either a Property Buy Offer or a Property Sell Offer may be referred to hereinafter as a “Property Buy-Sell Offer”.
     12.5.1 Any offer made pursuant to Section 12.4 shall (a) be made to the Non-Offering Member in writing and be signed by the Offering Member; (b) specify the Property which is the subject of such offer (the “Subject Property”), (c) specify whether the offer is a Property Buy Offer or a Property Sell Offer, (d) specify the purchase price of such Subject Property (the “Property Purchase Price”) and the terms on which such Subject Property is to be purchased or sold free and clear of all liens, claims and encumbrances; and (e) disclose the terms and details of any discussion, refinancing or proposed sale that the Offering Member and a third party have negotiated or discussed during the last one hundred eighty (180) calendar days for all or any portion of the Subject Property. The Offering Member shall be required, as a condition precedent to sending a Property Buy-Sell Offer to deposit in an Escrow Fund the lesser of (a) five percent (5%) of the Property Purchase Price or (b) $2,000,000, which amount will be subject to Section 12.7 and will be (i) applied to the payment of the total consideration paid by the Offering Member at the closing of the purchase of such Subject Property, (ii) forfeited to the Non-Offering Member as liquidated damages in accordance with Section 12.7, or (iii) returned to the Offering Member if the Non-Offering Member elects to purchase the Subject Property pursuant to Section 12.5.2.1; and
     12.5.2 The Non-Offering Member shall have the right, exercisable by delivery of notice in writing (the “Property Offer Election”) to the Offering Member within thirty (30) days from the receipt of an offer pursuant to this Section 12.5, to elect either to:
     12.5.2.1 Sell on behalf of the Company (or the Subsidiary, as applicable) to the Offering Member the Subject Property upon the terms as set forth in the Property Buy-Sell Offer (regardless of whether the Property Buy-Sell Offer is a Property Buy Offer or a Property Sell Offer); or
     12.5.2.2 Purchase from the Company (or the Subsidiary, as applicable) the Subject Property upon the terms set forth in the Property Buy-Sell Offer (regardless of whether the Property Buy-Sell Offer is a Property Buy Offer or a Property Sell Offer) (in which case, the Non-Offering Member shall be required, as a condition precedent to making its election, to deposit in an Escrow Fund the lesser of (a) five percent (5%) of the Property Purchase Price or (b) $2,000,000, which amount will be subject to Section 12.7 and will be (i) applied to the payment of the total consideration paid by the Non-Offering Member at the closing of the purchase of the Subject Property or (ii) forfeited to the Offering Member as liquidated damages in accordance with Section 12.7). Upon the deposit by the Non-Offering Member in the Escrow Fund of the amount required in this Section 12.5.2.2, any amount which had been deposited in the Escrow Fund by the Offering Member, plus all interest earned thereon, if any will be returned to the Offering Member.

Failure of the Non-Offering Member to give the Offering Member notice of the Property Offer Election shall be deemed, upon the expiration of such sixty (60)-day period, to be an election to sell the Subject Property pursuant to Section 12.5.2 to the extent the Property Buy-Sell Offer is a Property Buy Offer and an election to reject the right to purchase the Subject Property pursuant to Section 12.5.2.1 to the extent the Property Buy-Sell Offer is a Property Sell Offer. If neither Member shall elect or be deemed to elect to acquire or sell a Property such that it is not certain that there is a willing buyer and willing seller of the Subject Property, then the Managing Member shall use its reasonable efforts and diligence to sell such Subject Property at an offer price acceptable to the Members within twelve (12) months from the issuance of the applicable Property Buy-Sell Offer.
     Section 12.6 Closing. All closings of a purchase under Section 12.5 will be held at the Company’s principal office and shall take place on the date sixty (60) days after the Property Offer Election or deemed Property Offer Election or as otherwise agreed by the Offering Member and the Non-Offering Member. All transfer taxes imposed on the transfer shall be payable by the purchaser, and all other closing costs shall be allocated in the manner customarily allocated between buyers and sellers of real property in the state in which such Subject Property is located.
     Section 12.7 Remedies; Coordination of Rights in Connection with Property Buy-Sell. If the purchasing party (or purchasing parties, as the case may be) is unable to close the purchase of the Subject Property in accordance with the terms of Section 12.5 and Section 12.6 other than as a result of the failure of the selling party to perform any actions or other obligations required to close the sale of the Subject Property, to the extent such failure is not due to the action or inaction of the purchasing party (or purchasing parties, as the case may be), the Escrow Fund established by the purchasing party (or purchasing parties, as the case may be) will immediately be forfeited to (a) the Non-Offering Member if the purchasing party (or purchasing parties, as the case may be) is the Offering Member and (b) the Offering Member if the purchasing party (or purchasing parties, as the case may be) is the Non-Offering Member. If the purchasing party (or purchasing parties, as the case may be) is unable to close as a result of the failure of the selling party to perform any actions or other obligations required to close the sale of the Subject Property, to the extent such failure is not due to the action or inaction of the purchasing party (or purchasing parties, as the case may be), the purchasing party (or purchasing parties, as the case may be) shall have the right to recover all amounts it has deposited in the Escrow Fund and enforce the obligations of the selling party by specific performance in addition to all other remedies available at law or in equity to the purchasing party (or purchasing parties, as the case may be). No Property Buy-Sell Offer may be made until all periods for making elections and performing obligations under (a) any previous Property Buy-Sell Offer pursuant to Section 12.5 shall have terminated or (b) any Buy-Sell Offer previously made pursuant to Section 12.1 shall have terminated.
     Section 12.8 Terms Governing the Escrow Funds in Connection with Property Buy-Sell. An Escrow Fund, if established under Section 12.4, shall be subject to instructions binding on the escrow agent that such Escrow Fund may be released by the escrow agent (a) to the Member which is not the purchasing party or an Affiliate thereof only upon (i) the sworn certification by the Member which is not the purchasing party or an Affiliate thereof, that the purchasing party or an Affiliate thereof has failed to close the purchase of the Subject Property;

or (ii) the joint signatures of the Offering Member and the Non-Offering Member; or (iii) closing of the transactions described in Section 12.5, (b) to the purchasing party, upon the sworn certification by such purchasing party that the Company (or the Subsidiary, as the case may be) has failed to perform its obligations required to close the sale of the Subject Property and such failure is not due to the action or inaction of the purchasing party or an Affiliate thereof, or (c) to the Offering Member upon the sworn certification by the Offering Member that the Non-Offering Member has made a Property Offer Election to purchase the Subject Property as provided in Section 12.5.2.1.
     Section 12.9 Managing Member’s Right of First Refusal to Purchase Fannie Mae’s Membership Interest. If Managing Member elects to purchase Fannie Mae’s Membership Interest pursuant to Section 9.1 and so long as no Managing Member Default has occurred, Managing Member shall purchase Fannie Mae’s Membership Interest at the price and in accordance with the terms and conditions set forth below.
     12.9.1 The purchase price (the “First Refusal Purchase Price”) shall be the price determined in accordance with Section 12.9.1.1 if Fannie Mae has proposed to sell its Membership Interest.
     12.9.1.1 On or before 5:00 p.m. on the tenth (10th) Business Day after receipt of Managing Member’s Election Notice, each of Fannie Mae and Managing Member shall submit to the other such party’s (a) best good faith determination of the fair market value of Fannie Mae’s Membership Interest and (b) designation of an independent MAI appraiser with at least ten years experience in appraising apartment projects in the State of Texas (a “Qualified Appraiser”). If a party fails to deliver a determination prior to the end of such ten (10) Business Day period, then the determination submitted by the other party alone shall be the First Refusal Purchase Price. If the lower value submitted pursuant to this Section 12.9.1.1 is ninety-five percent (95%) or more of the higher value, the First Refusal Purchase Price shall be the average of Fannie Mae’s and Managing Member’s determination of fair market value. If the lower value submitted pursuant to this Section 12.9.1.1 is less than ninety-five percent (95%) of the higher value, then the Qualified Appraisers shall select the more accurate of Fannie Mae’s or Managing Member’s fair market value determinations on or before the fifteenth (15th) Business Day after the Election Notice. If a party fails to designate a Qualified Appraiser as provided above, then the Qualified Appraiser designated by the other party shall alone make the determination described in the preceding sentence. If the two Qualified Appraisers do not agree within fifteen (15) Business Days after the Election Notice upon the selection of one of Fannie Mae’s or Managing Member’s fair market value determinations, then the Qualified Appraisers shall select a third Qualified Appraiser (the “Final Appraiser”) on or before the twentieth (20th) Business Day after the Election Notice. On or before the day that is twenty (20) Business Days after such appointment, the Final Appraiser shall select the most accurate of Fannie Mae’s or Managing Member’s determination of fair market value as the First Refusal Purchase Price. Each party shall pay the fees and expenses of the Qualified

Appraiser selected by it and fifty percent (50%) of the fees and expenses of the Final Appraiser.
     12.9.2 Terms and Conditions of Sale. The following are the terms and conditions pursuant to which Managing Member shall purchase Fannie Mae’s Membership Interest:
     12.9.2.1 the First Refusal Purchase Price shall be paid to Fannie Mae in cash at the closing;
     12.9.2.2 the closing shall be held at a place in the Washington, D.C. metropolitan area and on a date which shall not be less than sixty (60) days nor more than ninety (90) days after the date of the Election Notice;
     12.9.2.3 there shall be full personal liability on the part of Managing Member to pay the First Refusal Purchase Price;
     12.9.2.4 an initial earnest money deposit of ten percent (10%) of the First Refusal Purchase Price shall be paid, within twenty (20) days after Fannie Mae’s receipt of the Election Notice, in escrow to a title insurance company in the Washington, D.C. metropolitan area selected by Fannie Mae and Member;
     12.9.2.5 if Managing Member defaults in purchasing Fannie Mae’s Membership Interest, Fannie Mae shall have the right to pursue all remedies at law and in equity against Managing Member, including the right to cancel the purchase and retain the earnest money deposit as liquidated damages;
     12.9.2.6 Managing Member shall defend, indemnify and hold harmless Fannie Mae from and against all liabilities and obligations of the Company of every kind and character, known and unknown and whether arising before or after the date of closing, except only liabilities or obligations created or incurred directly by Fannie Mae which (a) are not reflected on the accounting records of the Company, (b) do not arise in the ordinary course of business of the Company, and (c) were entered into or incurred by Fannie Mae in violation of the terms of this Agreement;
     12.9.2.7 at the closing, Managing Member shall cause the Company to repay the principal of and interest on all loans (if any) made by any Member to the Company;
     12.9.2.8 at the closing, Managing Member shall cause Fannie Mae and its Affiliates to be released from liability (if any) with respect to all indebtedness of the Company for borrowed money; and
     12.9.2.9 at the closing, Fannie Mae shall execute and deliver such instruments of assignment of its Membership Interest as Managing Member shall reasonably request.

     Section 12.10 Sale to Third Party. After the expiration of the Lock-out Period or unilaterally by Fannie Mae, subject to Section 11.5, following a Managing Member Default (without regard to the Lock-out Period), either party shall have the right to sell a Property or to cause the Managing Member to sell a Property at any time in accordance with the following procedure (the “Third Party Sale Procedure”).
     12.10.1 The Third Party Sale Procedure may be initiated either by Fannie Mae by a written notice (the “Third Party Sale Notice”) to Managing Member or by Managing Member giving a Third Party Sale Notice to Fannie Mae. Upon the receipt or giving of the Third Party Sale Notice, Managing Member shall immediately commence marketing the Property by listing the Property with a reputable third party brokerage company and diligently seeking a purchaser for the Property; provided, however, that so long as there is no Managing Member Default, the Property Manager shall have the right to serve as an exclusive listing agent for one hundred twenty (120) days after initiation of the Third Party Sale Procedure if each of the following conditions are satisfied: (a) the term of the engagement set forth in a written brokerage agreement shall not exceed ninety (90) days; (b) any brokerage fee to be paid by the Company as seller shall be an amount equal to the lesser of: (i) one percent (1%) of the consideration for the sale of the Property, or (ii) the prevailing customary fee paid for similar transactions in the county in which the Property is located; and (c) to the extent the price obtained for the Property does not generate proceeds in an amount sufficient to return to Fannie Mae all of its Unreturned Capital for such Property Managing Member shall be paid a brokerage fee equal to .05% but no Disposition Fee. If Property Manager serves as the exclusive listing agent, so long as Property Manager enters into a binding purchase and sale agreement for the sale of the Property prior to the expiration of the one hundred twenty (120) day period, Property Manager shall continue to be the exclusive listing agent for the Property until the closing (or earlier termination) of the sale contemplated by the purchase and sale agreement (but in no event beyond the date that is one hundred eighty (180) days after initiation of the Third Party Sale Procedure).
     12.10.2 Notwithstanding anything herein to the contrary including the provisions of Section 6.3, upon the occurrence of a Managing Member Default, Fannie Mae shall have the right to take such actions, on behalf of the Company or a Subsidiary, as it deems necessary or appropriate in order to solicit and obtain a purchaser for one or more Properties. The terms of any sale of a Property shall be subject solely to the approval of Fannie Mae and Fannie Mae shall have the sole right to accept any offer from a bona fide third party as it deems reasonably appropriate; provided however that the terms of such sale shall not modify the terms of this Operating Agreement or expose a Member to personal liability to the buyer of such Property.
     12.10.3 Any sale of a Property to a third-party Person shall contain restrictions on the rights of such purchaser (or any assignee of such purchaser) to convert to condominiums for a period of ten (10) years from the later of (a) the date of the certificate of occupancy with respect to such Property or (b) the acquisition of such Property by the Company or its Subsidiary, provided however, that Managing Member may enter into an agreement to sell a Property to a Person who intends to convert it to condominiums if Managing Member obtains (i) an indemnification from such purchaser or assignee, as applicable, which indemnification shall be satisfactory in form and substance to the Members, (ii) insurance to cover any claims by any condominium purchasers satisfactory in amount and substance to the Members, and (iii) an escrow for Reserves to cover any potential claims by any condominium purchasers satisfactory in amount and substance to the Members, provided that following a Managing Member Default, the satisfaction of such items shall be in Fannie Mae’s sole discretion; provided however that the terms of such sale shall not modify the terms of this Operating Agreement or expose a Member to personal liability to the buyer of such Property.
ARTICLE XIII.
DISSOLUTION OF COMPANY
     Section 13.1 Events Causing Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:
     13.1.1 the sale, exchange, or other disposition by the Company or all Subsidiaries of all or substantially all of their respective assets; provided, however, that if, in connection with such sale or other disposition, the Company or the Subsidiaries, as applicable, receives a promissory note or notes evidencing all or a part of the purchase price of such properties, the Company shall not be dissolved until such promissory note(s) is (are) satisfied, sold or otherwise disposed of;
     13.1.2 expiration of the term of the Company as provided in Section 1.5;
     13.1.3 the determination in writing by the Members that the Company shall be dissolved;
     13.1.4 the last remaining Member ceases to be a member of the Company, unless the Company is continued without dissolution in accordance with the Act; or
     13.1.5 the entry of a decree of judicial dissolution under the Act.
     The Company shall not be dissolved by the death, resignation, withdrawal, bankruptcy or dissolution of a Member. The bankruptcy (as defined in the Act) shall not cause a Member to cease to be a member of the Company and, upon the occurrence of any such event, the Company shall continue without dissolution.
     Section 13.2 Winding Up. If the Company is dissolved, then Managing Member shall proceed with dispatch and without any unnecessary delay to sell or otherwise liquidate all property of the Company. Any act or event (including the passage of time) causing a dissolution of the Company shall in no way affect the validity of, or shorten the term of, any lease, deed of trust, mortgage, contract or other obligation entered into by or on behalf of the Company.
     Section 13.3 Application of Assets in Winding Up. In winding up the Company, after paying or making provision for payment of all of its liabilities and paying all other costs and expenses incurred in connection with winding up and terminating the Company, Managing Member shall distribute the remaining net proceeds and liquid assets among the Members in the manner specified in Section 5.1.3. If the Company makes distributions in kind of Company assets which secures indebtedness, each of the Members receiving the distribution of property subject to the indebtedness will be severally liable (as among each other, but not for the benefit of others) for its proportionate share of the indebtedness, provided that no Member will be deemed to have assumed any personal liability on any indebtedness secured by property distributed to any Member for which the Member is not personally liable under the terms of the instrument creating the indebtedness, and provided that the liability of each Member to other Members for indebtedness secured by property distributed to it will be limited to the value of its interest in the property distributed and indebtedness secured by property distributed to Members in kind need not be discharged out of the proceeds of liquidation of the Company.
     Section 13.4 Negative Capital Accounts. If, after the allocation of the Profit or Loss from a Terminating Capital Transaction pursuant to Section 5.3 or Section 5.4 and the distribution of the Capital Proceeds from the Terminating Capital Transaction among the Members and upon final liquidation of the Company, the Capital Account of any Member is negative, the Member shall not be obligated to restore the negative balance in its Capital Account.
     Section 13.5 Termination. The Company shall terminate, except for the purpose of suits, other proceedings, and appropriate action as provided in the Act, when all of its property shall have been disposed of and the net proceeds and liquid assets, after satisfaction of liabilities to Company creditors, shall have been distributed among the Members. As soon as practicable after the termination of the Company, Managing Member shall cause a certificate of cancellation to be filed with the Secretary of State. With the consent of the Members, Managing Member shall have authority to distribute any Company property discovered after dissolution, convey real estate, and take such other action as may be necessary on behalf of and in the name of the Company.
     Section 13.6 Effect of Bankruptcy, Death or Incompetency of a Member. The bankruptcy, death, dissolution, liquidation, termination or adjudication of incompetency of a Member shall not cause the termination or dissolution of the Company and the business of the Company shall continue. Upon any such occurrence, the personal representative, trustee, receiver, executor, administrator, committee, guardian or conservator of such Member shall have all the rights of such Member for the purpose of settling or managing its estate or property, subject to satisfying conditions precedent to the admission of such assignee as a substitute Member. The transfer by such personal representative, trustee, receiver, executor, administrator, committee, guardian or conservator of any Membership Interest shall be subject to all of the restrictions, hereunder to which such transfer would have been subject if such transfer had been made by such bankrupt, deceased, dissolved, liquidated, terminated or incompetent Member.
ARTICLE XIV.
AMENDMENTS
     This Agreement may not be amended or modified without the written consent of all Members; provided that, subject to Section 6.5, following a Managing Member Default, this

Agreement may be amended without the written consent of the Managing Member to the extent necessary to allow Fannie Mae to effectuate its rights under Section 6.4.7 and Section 11.2.
ARTICLE XV.
INVESTMENT REPRESENTATIONS OF THE MEMBERS
     Section 15.1 Investment Intent. Each of the Members represents and warrants to the Company and to each of the other Members that the Member has acquired its interest in the Company for investment, solely for its own account, with the intention of holding the interest for investment, and without any intention of participating directly or indirectly in any redistribution or resale of any portion of the interest in violation of the 1933 Act or any applicable state securities law.
     Section 15.2 Unregistered Company Interests. Each of the Members acknowledges that the Member is aware that its interest in the Company has not been registered under the 1933 Act in reliance upon exemptions contained in the 1933 Act and that its interest in the Company has not been registered under the securities law of any state in reliance upon the exemptions contained in such state securities law. Each of the Members further understands and acknowledges that its representations and warranties contained in this ARTICLE XV are being relied upon by the Company and by the Members as the basis for exemption of the issuance of the Member’s interest in the Company from registration requirements of the 1933 Act and all applicable state securities laws. Each of the Members further acknowledges that the Company will not and has no obligation to register the Member’s interest in the Company under the 1933 Act or any state securities law and that the Company shall have no obligation to recognize any sale, transfer or assignment of the Member’s interest in the Company to any person unless the sale, transfer or assignment is otherwise permitted under this Agreement.
     Section 15.3 Nature of Investment. Each of the Members represents that it is familiar with this Agreement, and with the proposed business and affairs of the Company, and that except as otherwise specifically provided in this Agreement, the Member does not desire any further information or data relating to the Company. Each of the Members acknowledges that it understands that the acquisition of the Member’s interest in the Company is a speculative investment involving a high degree of risk and represents that it has been given an opportunity to ask questions and review such financial and other matters as it deems appropriate, it has satisfied itself regarding all matters related to this investment and it has a net worth sufficient to bear the economic risk of the Member’s investment in the Company and to justify the Member investing in a highly speculative venture of this type.
     Section 15.4 Legend on Agreement. Each of the Members acknowledges that a legend reflecting the restrictions imposed upon the transfer of its interest in the Company under this Agreement, under the 1933 Act and under applicable state securities laws has been placed on the first page of this Agreement and may be placed on any amendments to this Agreement.

ARTICLE XVI.
REPRESENTATIONS AND WARRANTIES
     Section 16.1 Representations and Warranties of the Members. Each Member represents and warrants to the other Members as follows:
     16.1.1 Due Organization. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.
     16.1.2 Legal and Binding. This Agreement was duly authorized by all necessary action by the Member and constitutes the legal, valid and binding obligation of the Member enforceable in accordance with its terms.
     16.1.3 No Consents. No consents or approvals are required from any governmental authority or other person or entity for the Member to enter into this Agreement and the Company. All limited liability company, corporate or partnership action on the part of the Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.
     16.1.4 No Conflicts. The execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.
     16.1.5 No Brokers. Other than placement agents for the Mortgage Loans or any other financings for the Company or a Subsidiary and Wachovia Capital Markets (which fee(s) are payable by Managing Member), neither Member has retained any broker, finder or other commission or fee agent and no such person has acted on its behalf in connection with the acquisition of the Membership Interest herein provided or the execution and delivery of this Agreement.
     16.1.6 Prohibited Person and Transactions. Managing Member and its Affiliates (a) are, and shall remain, in compliance with all applicable anti-money laundering laws, including, without limitation, the USA PATRIOT Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), including, without limitation, Executive Order 13224 (as amended or modified from time to time), (b) are not, and shall not be, on the OFAC Specially Designated Nationals and Blocked Persons List, which, as of the date hereof, may be accessed through the following Internet address: http://www.treas.gov/offices/enforcement/ofac, and (c) are not, and shall not be, otherwise identified by government or legal authority as a person with whom a U.S. Person (as defined below) is prohibited from transacting business. Managing Member covenants and agrees to deliver to Fannie Mae any certification or other evidence requested from time to time by Fannie Mae in its reasonable discretion confirming Managing Member’s compliance with this Section 16.1.6. As used herein, “U.S. Person” shall mean any United States citizen, any permanent resident alien, any entity organized under the laws of the United States (including foreign branches) or its political subdivisions, or any person in the United States.
     Section 16.2 Managing Member Representations and Warranties. The Managing Member represents and warrants to Fannie Mae that attached hereto as Exhibit K is an organizational chart of the ownership of the Managing Member together with a listing of the executive officers of the Managing Member as of the Effective Date.
ARTICLE XVII.
INDEMNITY
     Section 17.1 Indemnity. Each Member (“Indemnitor”) shall indemnify and hold harmless the other Member and any employee, representative, agent or Affiliate of such Member (collectively, the “Indemnitees”), to the fullest extent permitted by applicable law, from and against any and all claims, losses, costs, expenses, damages, and causes of actions, including reasonable attorney’s fees, incurred by the Indemnitees out of or in connection with (a) an intentional misrepresentation by such Indemnitor of a material fact or other misrepresentation that has a Material Adverse Effect and (b) any act performed or omitted by Indemnitor and arising out of or in connection with this Agreement that (i) is not performed in good faith, (ii) is not reasonably believed by such Indemnitor to be in the best interests of the Company, (iii) is not within the scope of authority conferred upon such Indemnitor or (iv) constitutes fraud, bad faith, willful misconduct or a material breach of this Agreement or (v) as to the Managing Member, a breach of its fiduciary duties owed to the Company. Further, Fannie Mae shall indemnify, defend and hold harmless Managing Member and the Guarantor from and against all claims, losses, costs, expenses, damages, and causes of actions, including reasonable attorney’s fees, incurred by Managing Member or the Guarantor proximately caused by Fannie Mae, knowingly and intentionally requiring the Managing Member to cause the Company or a Subsidiary to violate restrictive covenants in any “bad-boy” non-recourse carve out guaranty in connection with a Mortgage Loan, approved by Fannie Mae that results in any liability under any “bad acts non-recourse carve out” or construction related guaranties.
ARTICLE XVIII.
MISCELLANEOUS PROVISIONS
     Section 18.1 Notices. All notices, demands, consents, approvals or other communications (collectively, a “Notice”) provided for in this Agreement or required by law shall be in writing and shall be sent by overnight delivery service, private courier service, certified or registered mail, return receipt requested, first class postage prepaid or confirmed facsimile transmission (followed by delivery of hard copy by one of the above methods), addressed to the Member at the address for Notices set forth opposite or beneath such Member’s signature at the foot of this Agreement (or, in the case of a Person who becomes a Member after the Effective Date, at the address for Notices furnished by such Person to the Company at the time of his admission), unless Notice of a change of address is given to the Company and all

Members pursuant to the provisions of this Section 18.1; a copy of any such notice to Fannie Mae shall also be sent to Fannie Mae, Legal Department, Attention: Sara Todd, Esq., 3900 Wisconsin Avenue, NW, Washington, D.C. 20016, Facsimile: (301) 204-8703, and a copy of any such notice sent to Managing Member shall also be sent to Warren L. Troupe, Esq., Morrison & Foerster LLP, 5200 Republic Plaza, 370 Seventeenth Street, Denver, Colorado 80202, Facsimile: (303) 592-1510. Notices shall be deemed delivered (and specified response periods shall commence) three (3) days after the date of mailing of a Notice sent by mail or on the date of receipt of a notice delivered by courier, overnight delivery service or facsimile transmissions. Any Notice sent by mail which is required to be given within a stated period of time shall be considered timely if postmarked before midnight of the last day of such period. Notices given by counsel for any Member shall be deemed valid Notices if addressed and sent in accordance with the provisions of this Section 18.1.
     Section 18.2 Integration. This Agreement sets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the Company, the Company business and the property of the Company, and there are no promises, agreements, conditions, understanding, warranties, or representations, oral or written, express or implied, among them other than as set forth herein.
     Section 18.3 Governing Law and Exclusive Jurisdiction. It is the intention of the parties that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Delaware. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of Delaware or of the United States District Court in Delaware, and by execution and delivery of this Agreement, the parties consent to the non-exclusive jurisdiction of those courts. Each party irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement. Each party waives personal service of any summons, complaint or other process, which may be made by any other means permitted by the law of the State of Delaware.
     Section 18.4 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective spouses, heirs, executors, administrators, personal and legal representatives, successors and assigns.
     Section 18.5 Promotions; Signage. Subject to the limitations contained in Section 6.5, the Company may make appropriate announcements regarding the rehabilitation and operation of the Property in local and national news media and national trade publications with the consent of Fannie Mae.
     Section 18.6 Payments. Any and all amounts payable to Fannie Mae under or in connection with this Agreement, including, without limitation, any and all distributions, shall be made in immediately available good funds via wire transfer to the following account:

Fannie Mae/NYC
ABA # 021 039 500
Acct # GR205
Attn: Market Rate Equity
Re: UDR Texas Ventures
     Section 18.7 Action Without Dissolution. To the extent permitted by law, a Member shall be entitled to maintain, on its own behalf or on behalf of the Company, any action or proceeding against the other Member, Guarantor or the Company (including an action for damages, specific performance, or injunctive or declaratory relief) for or by reason of the tortuous conduct of such party or the breach by such party of this Agreement or any of the other Property Agreements or any other agreement entered into with such party in connection with the transactions contemplated hereunder, and the bringing of such action or proceeding shall not, in and of itself, cause or require the dissolution of the Company or an accounting of the Company’s assets or affairs.
     Section 18.8 Attorney Fees. If the Company or any Member obtains a judgment against any Member by reason of the breach of this Agreement or the failure to comply with the terms hereof, reasonable attorneys’ fees and costs as fixed by the court shall be included in such judgment.
     Section 18.9 Captions. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.
     Section 18.10 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.
     Section 18.11 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.
     Section 18.12 Extension Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.
     Section 18.13 Creditors and Third Parties Not Benefited. Nothing contained in this Agreement is intended or shall be deemed to benefit any third party or creditor of the Company or any Member, and no third party or creditor of the Company shall be entitled to require the Company or the Members to solicit or accept any Additional Capital Contribution for the

Company or to enforce any right which the Company or any Member may have against any Member under this Agreement.
     Section 18.14 Recalculations of Interest. If any applicable law is ever judicially interpreted so as to deem any distribution, contribution, payment or other amount received by any Member or the Company under this Agreement as interest and so as to render any such amount in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the Members and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder. All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted under applicable law.
     Section 18.15 Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby; provided, however, the limitation of liability and exculpation provisions of this Agreement are an integral part hereof.
     Section 18.16 Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the Members by, and only by, the setting forth of same in a document duly executed by each Member, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Member.
     Section 18.17 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.
     Section 18.18 Confidentiality.
     18.18.1 The terms of this Agreement, the identity of any person with whom the Company may be holding discussions with respect to any investment, acquisition, disposition or other transaction, and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company or the relative or absolute rights or interests of any of the Members (collectively, the “Confidential Information”) that has not been publicly disclosed pursuant to authorization by the Members is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members. Accordingly, each Member represents that it has not and agrees that it will not and will direct its shareholders, partners, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by the Members and has notified each Member that it has done so; provided, however, any Member (or its Affiliates) may disclose such Confidential Information (a) to any of its or its Affiliates, directors, officers, investment advisors, auditors, employees, members, shareholders, outside regulators, attorneys and accountants for whom such Member shall be responsible, (b) if required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law) or (c) necessary for it to perform any of its duties or obligations hereunder or in any Property Management Agreement to which it is a party covering any Company property or any of the Properties.
     18.18.2 Subject to the exceptions set forth in Section 18.18.1, each Member agrees not to disclose any Confidential Information to any Person (other than a Person set forth in the proviso of Section 18.18 a judge, magistrate or referee or other Persons involved in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including responses to discovery requests) containing any Confidential Information, except to the extent such Confidential Information is already in the public domain or in such Member’s reasonable discretion required to be made in, or properly the subject of, any disclosure in any filings with the United States Securities and Exchange Commission or other governmental jurisdiction over such Member. Each Member hereby consents in advance to any motion for any protective order brought by any other Member represented as being intended by the motion to implement the purposes of this Section 18.18.1 provided that, if a Member receives a request to disclose any Confidential Information under the terms of what such Member believes in good faith to be a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable notifies each of the other Members of the existence, terms and circumstances of the order, consults in good faith with each of the other Members on the advisability of taking legally available steps to resist or to narrow the order, and if disclosure of the Confidential Information is required, exercises commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Member designates. The cost (including attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company.
     18.18.3 The covenants contained in this Section 18.18 will survive the Transfer of the Membership Interest of any Member and the termination of the Company.
     18.18.4 Notwithstanding anything in this Agreement to the contrary, each Member (and each employee, representative, or other agent of such Member) may disclose to any Persons for which such knowledge is necessary for the representation of a

Member, the Company or any Subsidiary or such disclosure is otherwise required by law, the tax treatment and tax structure of the Company and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure.
     Section 18.19 Arbitration.
     18.19.1 Any dispute among the Members as to the interpretation of any provision of this Agreement or the rights and obligations of any Member hereunder other than (a) for the determination of fair market value or (b) as specified in Section 6.2.30 shall be resolved through binding arbitration as hereinafter provided in Washington, DC.
     18.19.2 If arbitration is required to resolve a dispute among the Members, either the Managing Member or Fannie Mae may notify the Washington, DC office of the American Arbitration Association (“AAA”) and request the AAA to select one Person to act as the arbitrator for resolution of the dispute.
     18.19.3 The arbitrator selected pursuant to Section 18.19.2 will establish the rules for proceeding with the arbitration of the dispute, which will be binding upon all parties to the arbitration proceeding. The arbitrator may use the rules of the AAA for commercial arbitration but is encouraged to adopt the rules the arbitrator deems appropriate to accomplish the arbitration in the quickest and least expensive manner possible. Accordingly, the arbitrator may (a) dispense with any formal rules of evidence and allow hearsay testimony so as to limit the number of witnesses required, (b) accept evidence of property values or the values of Company interests without formal appraisals and upon such information provided by Members or other Persons and otherwise minimize discovery procedures as the arbitrator deems appropriate, (c) act upon his understanding or interpretation of the law on any issue without the obligation to research the issue or accept or act upon briefs of the issue prepared by any party, (d) limit the time for presentation of any party’s case as well as the amount of information or number of witnesses to be presented in connection with any hearing, and (e) impose any other rules that the arbitrator believes appropriate to effect a resolution of the dispute as quickly and inexpensively as possible. In any event, the arbitrator (i) shall permit each side no more than two depositions (including any deposition of experts), which depositions may not exceed four hours each, one set of ten interrogatories (inclusive of sub-parts) and one set of five document requests (inclusive of sub-parts), (ii) shall not permit any requests for admissions, (iii) shall limit the hearing, if any, to two (2) days, and (iv) shall render his or her decision within sixty (60) days of the filing of the arbitration.
     18.19.4 The arbitrator will have the exclusive authority to determine and award costs of arbitration and the costs incurred by any party for its attorneys, advisors and consultants.
     18.19.5 Any award made by the arbitrator shall be binding on the Members, the Company and all parties to the arbitration and shall be enforceable to the fullest extent of the law.

     18.19.6 Notwithstanding the foregoing, if a dispute shall arise in connection with Section 7.1.2(c) relating to compliance with the Fair Housing Act or the Americans with Disabilities Act of 1981, as amended, then the Person who shall act as the arbitrator shall be selected by Fannie Mae or otherwise approved solely by Fannie Mae in its sole discretion; provided however such Person shall be experienced in issues relating to compliance with the Fair Housing Act or the Americans with Disabilities Act of 1981, as amended, as applicable, and shall not be affiliated with Fannie Mae..
     Section 18.20 Exclusivity. During the Investment Period or such earlier date as Fannie Mae ceases to be a Member of the Company (the “Restricted Period”), Managing Member shall present to Fannie Mae, in reasonable detail, any opportunities to acquire or develop, directly or indirectly, any Property that Managing Member or any Affiliate thereof would reasonably pursue for its own account and which satisfies the Investment Criteria in accordance with the following procedures:
     18.20.1 In connection with each proposed acquisition, the Managing Member shall deliver to Fannie Mae a written notice including the proposed terms of the transaction. Fannie Mae shall have ten (10) Business Days following the day of its receipt of such information to provide to Managing Member, in its sole and absolute discretion, a written disapproval or written preliminary approval of the proposed acquisition presented to Fannie Mae. If Fannie Mae does not initially approve or if it rejects such proposed acquisition within such ten (10) Business Day period, then Managing Member shall have the right for an additional forty-eight (48) hours to obtain an equity investor on the same terms as set forth in this Agreement provided that Managing Member shall not consummate a proposed acquisition with such other equity investor if Fannie Mae shall approve of such investment within twelve (12) Business Days of receipt of the written notice. Fannie Mae’s failure to respond in writing within such twelve (12) Business Day period shall be deemed a disapproval of the proposed acquisition. If Fannie Mae disapproves or is deemed to disapprove of any proposed acquisition, Managing Member shall no longer pursue such proposed acquisition on behalf of the Company (although the Managing Member and/or its Affiliates shall have the right to pursue such acquisition on behalf of itself or any Affiliate or any other client of Managing Member, provided that (a) the offering price of such acquisition to an alternative investor shall not be less than ninety-seven percent (97%) of, (b) the terms and conditions of the acquisition shall not be materially more favorable than that presented to Fannie Mae, with the Managing Member, or other Affiliate acting in good faith in connection with such pursuit, and (c) the Managing Member shall pay, or if advanced by the Company or Subsidiary, reimburse the Company or Subsidiary, as applicable, all third party costs incurred in connection with due diligence conducted with respect to such Property). Managing Member acknowledges that Fannie Mae’s preliminary approval of a proposed acquisition is not a binding commitment to acquire such Property, and Fannie Mae may disapprove a proposed acquisition in its sole and absolute discretion without liability hereunder at any time after granting preliminary approval for any reason whatsoever.
     18.20.2 Once Fannie Mae has given its preliminary approval for a proposed acquisition, a comprehensive and thorough due diligence review must be conducted before the proposed acquisition can be considered for final approval. The Members agree that the primary responsibility for such review shall rest with the Managing Member. To that end, the Managing Member and counsel selected for the Company shall review all material documentation relating to the proposed acquisition, including, without limitation, the documentation set forth in Section 4.3.2.2 hereof and those materials identified on Exhibit L hereto. The Managing Member shall retain copies of all of the foregoing documentation, and shall make such documentation available to Fannie Mae at any and all reasonable times requested by Fannie Mae. The Managing Member shall provide at a minimum, such information to Fannie Mae as is required in that listing of due diligence materials attached hereto as Exhibit L.
     18.20.3 Upon completion of the foregoing due diligence review, the Managing Member shall provide such additional due diligence materials and information relating to the proposed acquisition as may reasonably be requested by Fannie Mae or its counsel for review. No later than five (5) Business Days after Fannie Mae’s receipt of all of the requested due diligence materials, Fannie Mae shall provide the Managing Member with comments, questions and issues arising from its review of such documentation.
     18.20.4 Fannie Mae’s final approval or rejection shall be provided within five (5) Business Days of such time as all conditions as may be identified by Fannie Mae or its counsel have been satisfied. Fannie Mae shall give or withhold its final consent to the proposed acquisition in its sole and absolute discretion.
     18.20.5 It is acknowledged by the Members that it is in the best interests of the Members for Fannie Mae to approve or disapprove of a proposed acquisition prior to the date any earnest money deposit shall become non-refundable under an acquisition agreement and Managing Member shall use its best efforts to provide to Fannie Mae all requested due diligence materials timely in order for Fannie Mae to approve or reject a proposed acquisition at least five (5) days prior to such earnest money deposit becoming non-refundable under such agreement.
     18.20.6 If Fannie Mae shall not approve five (5) proposed acquisitions during the Investment Period that satisfy all of the Investment Criteria, the Managing Member shall have the right to terminate the exclusivity rights granted in this Section 18.20 upon notice to Fannie Mae.
     Section 18.21 No Electronic Transactions. The parties hereby acknowledge and agree that this Agreement shall not be executed, entered into, altered, amended or modified by electronic means. Without limiting the generality of the foregoing, the parties hereby agree that the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in this Agreement.
[Signature Page S-1 attached]

     IN WITNESS WHEREOF, the undersigned parties have signed this Agreement as of the day and year first above written.

FANNIE MAE:	FANNIE MAE, a corporation organized under the laws of the United States

	By:	/s/ Francis P. Rooney, Jr.

	Name:	Francis P. Rooney, Jr.
	Title:	Vice President

Address:
Fannie Mae
3900 Wisconsin Avenue, NW
Washington, DC 20016
Attention: Francis P. Rooney, Jr.

Telephone: (301) 204-8003
Facsimile: (301) 280-2048

MANAGING MEMBER:	UDR TX FUND LLC
a Delaware limited liability company

	By:	LINCOLN TC II, L.P., a Delaware
limited partnership, its Sole Member

	By:	UDR WESTERN RESIDENTIAL, INC.,
a Virginia corporation, its General Partner

By:	/s/ W. Mark Wallis

Name:	W. Mark Wallis
Title:	Senior Executive Vice President

Address:
1745 Shea Center Drive, Suite 200
Highlands Ranch, CO 80129
Attention: W. Mark Wallis
Telephone: 720-283-6120
Facsimile: 720-283-2454

S-1

EXHIBIT A
Members and Member Interests

	Initial
	Capital	Percentage
Member	Contribution	Interest

Fannie Mae	$81,469,655.16	80%
3900 Wisconsin Avenue, N.W. Washington, D.C. 20016-2892 Attention: Francis P. Rooney, Jr.

TX JV Fund I, LLC	$20,367,413.79	20%
1745 Shea Center Drive, Suite 200 Highlands Ranch, CO 80129 Attention: W. Mark Wallis
Michael A. Ernst

A-1

EXHIBIT A-1
LIST OF VALUES

Property	Value

The Meridian	$49,382,886

The Mandolin	$54,242,069

The Cliffs	$29,366,250

Lincoln Phase I	$47,483,315

Lincoln at Towne Square — Phase II	$10,349,870

Stone Canyon	$18,993,724

Legend at Park Ten	$20,892,300

The Bradford	$57,930,441

Red Stone Ranch	$27,066,715

Lakeline Villas	$20,892,300

A-1-1

EXHIBIT B
INVESTMENT CRITERIA
•	Asset Type: Garden-style apartment communities with 150+ units per property

•	Target Markets: Located in the Austin, Dallas or Houston MSAs, or other markets as the Partners agree

•	Asset Age: Completed after 1990

•	Target Return: Minimum leveraged return of 12%

•	Assets Size: Purchase price between $20 million and $100 million

•	LTV: Financing for each asset shall be limited to 70% of total project costs for new acquisitions and 80% of total project costs for new development projects.

•	Asset Type: Stabilized properties requiring minimal to moderate rehabilitation

•	Affordability: Projects will provide affordable workforce housing and comply with Fannie Mae’s Affordability Guidelines, attached.
Others to be mutually agreed upon by the parties

B-1

UDR Sample Apartments

Fannie Mae Affordability Calculation
Project Name:
UDR Sample Apartments

City, State	MSA
Austin, TX	Austin MSA	Area Median Income:	$50,000

						Annual	Gross Income	Monthly
	% of				Family Size	Adjusted	Rental Payment	Max
# of Units	Total	# of Bedrooms	Unit Description	Current Rents	Adjustment	Income	of 30%	Rent	Affordability

0	0.0%	Studio			0.70	$35,000	$10,500	$875	0.00%
48	13.8%	1		$500	0.75	$37,500	$11,250	$938	53.33%
24	6.9%	1		$600	0.75	$37,500	$11,250	$938	64.00%
84	24.1%	2		$1,200	0.90	$45,000	$13,500	$1,125	106.67%
0	0.0%	2			0.90	$45,000	$13,500	$1,125	0.00%
96	27.6%	2		$1,200	0.90	$45,000	$13,500	$1,125	106.67%
96	27.6%	3		$2,000	1.04	$52,000	$15,600	$1,300	153.85%
0	0.0%	Studio			0.70	$35,000	$10,500	$875	0.00%
0	0.0%	Studio			0.70	$35,000	$10,500	$875	0.00%
0	0.0%	Studio			0.70	$35,000	$10,500	$875	0.00%
0	0.0%	Studio			0.70	$35,000	$10,500	$875	0.00%
0	0.0%	Studio			0.70	$35,000	$10,500	$875	0.00%
0	0.0%	Studio			0.70	$35,000	$10,500	$875	0.00%
0	0.0%	Studio			0.70	$35,000	$10,500	$875	0.00%
0	0.0%	Studio			0.70	$35,000	$10,500	$875	0.00%
0	0.0%	Studio			0.70	$35,000	$10,500	$875	0.00%
0	0.0%	Studio			0.70	$35,000	$10,500	$875	0.00%
0	0.0%	Studio			0.70	$35,000	$10,500	$875	0.00%

348	100.0%	Weighted Avg		$1,283				Weighted Avg	109.38%

PROPERTY GEOCODER ANALYSIS
Input Results From Property Geocoder Below

Project Address
City
State
Zip

HOUSING GOALS BENCHMARKS:		Results
	2007 Goal	% of Units	# of Units
Units LMI Affordable	55%	21%	72
Units Special Affordable	25%	14%	48
Underserved Census Tract	Yes	0	0

B-2

EXHIBIT C
BUSINESS PLAN
     The Members have agreed to that certain business plan included in a bound notebook dated as of the date of the Operating Agreement, and initialed by the Members.

C-1

EXHIBIT D
INSURANCE REQUIREMENTS
Summary Description of Insurance Program for UDR Texas JV
As of October 3, 2007
Program Structure
The purpose of the present summary is to describe the insurance structure for the UDR Texas Joint Venture based on carriers, deductible structure, limits of liability, breadth of coverage, and cost. Detailed summaries of coverage are provided as appendices.
Property Insurance, Policy Period 03.15.2007 — 03.15.2008
     Carriers
Several insurers participate on a quota-share basis in the master property insurance program. Primary carriers have AM Best Ratings of A XV.
     Deductible Structure

Common perils such as fires:	$100 K.
Peril of named windstorm:	5% of the value of the property affected.
Peril of non-California earthquake:	50 K.
     Limits of Liability

Common perils such as fires:	$100 M per occurrence.
Peril of named windstorm:	$50 M per occurrence and in the aggregate.
Peril of non-California earthquake:	$50 M with an additional $50 M in coverage for fire following earthquake per occurrence.
Peril of flood:	$50 M per occurrence and in the aggregate.
Terrorism:	$25 M per occurrence and in the aggregate.
     Breadth of Coverage.
UDR’s master property insurance policy is a manuscript form and covers a broad range of perils and loss based on the unique nature of the exposure of apartment complexes in multiple states.
Coverage highlights:
•	Resultant damage from mold and fungus.

•	Asbestos containment and remediation resulting from an insured peril.

•	Flooding that results from rainfall as well as storm surge

•	Business Interruption
     Cost

UDR’s master property insurance policy contains two self-insurance components. First, a$ 100 K deductible per occurrence (deductible) applies to all losses and second, a $5 M deductible above $100 K per occurrence and in the aggregate (aggregate deductible) applies. In order to lower the self-insured exposure for Texas JV properties which pay deductibles based on ownership interest, we have obtained a “deductible buy-down” policy from third party insurance companies to cover the $5 M aggregate deductible at a cost of $250 K, thus lowering the deductible to $100 K per occurrence. The deductible buy-down policy will go into force upon inception of the JV agreement and remain in effect for 12 months, regardless of the policy period related to the UDR master policy. See the table below for comparisons of cost for stand-alone property policies for the Texas JV portfolio.
Excess layers of insurance on UDR’s master program up to the full $100 M limit of liability are insured by third party insurance companies with the exception of 50% of the layer $25 M excess of $25 M (please see attached graphical representation of coverage). Cost of the excess layers of insurance is approximately $280 K. Risk of loss associated with the excess layers is assumed 100% by UDR.
UDR has reviewed several different options for property / hazard insurance as outlined below and believes option A provides the best combination of coverage and price.

Option	Type	Premium	Deductible	Limit[1]
A	UDR Master With Buydown	610,000	100,000	100,000,000
B	UDR Master With Buydown	560,000	1,000,000	100,000,000
C	Stand-alone	1,600,000	50,000	25,000,000
D	Stand-alone	500,000	1,000,000	25,000,000
Notes

[1] The limit on option A and B applies to all UDR properties in the aggregate. The limit on options C and D applies only to the venture properties.
General Liability Insurance, Policy Period 03.15.2007 — 06.15.2008
     Carriers
Four insurers participate on a layered basis in the master liability insurance program. The primary carriers have AM Best Ratings of A+ XV.
     Deductible Structure.

Commercial general liability loss:	$500 K.
Pollution liability loss:	$500 K.

     Limits of Liability.

Commercial general liability loss:	$125 M per occurrence and in the aggregate.
Pollution liability loss:	$5 M per occurrence and in the aggregate.
     Breadth of Coverage.
UDR’s master liability policy is a non-manuscript policy that covers a broad range of losses based on the premises liability exposure of apartment complexes in multiple states. As the commercial general liability policy does not cover pollution loss, we have obtained a separate premises pollution liability policy that responds to damage such as mold, lead based paint, and domestic or foreign terrorism including nuclear, biological, and chemical attacks.
     Cost
The cost of general liability and umbrella liability coverage is $45,000 and is allocated on a per unit basis.
Workers Compensation Insurance, Policy Period 03.15.2007 — 06.15.2008
     Carriers
Four insurers participate on a layered basis in the master liability insurance program. The primary carriers have AM Best Ratings of A+ XV.
     Deductible Structure

National Program (excluding Texas):	$250 K.
Texas Injury Benefit Plan:	$250 K.
     Limits of Liability

National Program (excluding Texas):	$100 M per occurrence and in the aggregate.
Texas Injury Benefit Plan:	$35 M per occurrence and in the aggregate.
     Breadth of Coverage
UDR’s national master workers’ compensation policy is a statutory policy that covers work related injury and lost wages as required by each state in which UDR operates. As allowed by law in Texas, UDR has chosen to opt-out of the statutory workers’ compensation system and created an ERISA based occupational injury benefit plan. The self-insured portion of the benefit plan in Texas is $250 K, the same as the national master program.

Other Insurance
UDR has obtained additional insurance policies that are customary for apartment owner operators, including:
Employee Dishonesty Insurance, $5 M limit with a $200 K deductible. Miscellaneous Professional Liability Insurance, $1 M limit with $10 M deductible.

EXHIBIT E
CAPITAL CONTRIBUTION CERTIFICATE

Total Additional Capital Contribution:	$

Managing Member’s proportionate share of such Additional Capital Contribution (20%):	$

Fannie Mae’s proportionate share of such Additional Capital Contribution (80%):	$
     1. To the knowledge of Managing Member, no default (or event which, with the giving of notice or the passage of time or both, would constitute a default) has occurred and is continuing under any Mortgage Loan Documents or other agreements to which the Company or any Subsidiary is a party nor has any Lender or any other guarantor or party failed or refused to make an advance or payment required to be made under any Mortgage Loan Document (which failure or refusal is continuing) to which the Company or any Subsidiary is a party.
     2. If the Additional Capital Contribution is payable in connection with the Closing, concurrently with the payment of the Additional Capital Contribution, to the knowledge of Managing Member, Company or a Subsidiary will own a fee simple interest in the applicable Property, free and clear of any liens, charges or encumbrances other than the matters set forth in the Title Policy for such Property approved by the Members.
     3. To the knowledge of Managing Member, no party to any of the Basic Documents is in breach of any provision thereof to be observed or performed by such party.
     4. If the Additional Capital Contribution is payable in connection with the Closing, to the knowledge of Managing Member and based upon the Environmental Report: (a) the applicable Property contains no substance known to be hazardous such as (without limitation) hazardous waste, lead-based paint, asbestos, methane gas, urea formaldehyde insulation, oil, toxic substances, underground storage tanks, polychlorinated biphenyls (PCBs) and radon in quantities or form which violates Hazardous Materials Laws; and (b) the applicable Property is not affected by the presence of oil, toxic substances or other pollutants that could be a detriment to the applicable Property; nor is it in violation of any Hazardous Materials Laws and no violation thereof has occurred or is continuing. Except as disclosed in the Environmental Report obtained for the Property, a copy of which has been provided to Fannie Mae, Managing Member has received no notice from any source whatsoever of the existence of any such hazardous condition on the Property or of a violation of any Hazardous Materials Laws with respect to the Property.

     5. If the Additional Capital Contribution is payable in connection with the Closing, the Company, and the applicable Subsidiary and Property comply (a) with all terms, conditions and representations of the Mortgage Loan Documents, and (b) to the knowledge of Managing Member, other than with respect to building code violations that will be corrected as part of a Rehabilitation Plan, in all material respects with all applicable federal, regional, state and local laws, rules, regulations, statutes, decisions, orders, judgments, directives, decrees, codes, guidelines or ordinances of any governmental or regulatory authority, court or arbitrator. Managing Member has caused the Company or Subsidiary, as applicable, to make all required filings and take all other actions within applicable time limits as may be necessary to comply with the covenant expressed in the foregoing sentence.
     6. The Company does not have any employees; no Subsidiary has any employees.
     7. The Members have approved the Additional Capital Contribution.
     8. The Additional Capital Contribution is required pursuant to Section 4.3 of the Agreement.
     9. To the knowledge of Managing Member, Managing Member is not in breach of the Agreement, and Guarantor is not in breach of the Guaranty.
     10. Managing Member will advance its proportionate share of the Additional Capital Contribution.
     11. To the knowledge of Managing Member, there is no Managing Member Default under the Agreement.
     12. All conditions to advances of Additional Capital Contributions set forth in Section 4.3.2 of the Agreement have been satisfied in full.
     13. As of the date hereof, each and every one of the representations and warranties by Managing Member set forth in Section 16.1 of the Agreement remains true, complete and correct in all material respects.
     14. To the Managing Member’s knowledge, all insurance (including flood insurance) required by the Agreement and the Mortgage Loan Documents is in full force and effect.
     Managing Member understands that Fannie Mae is relying on the above certification in agreeing to fund its portion of the Additional Capital Contribution. All capitalized terms in this Capital Contribution Certificate, which are not otherwise defined, have the meanings set forth in the that certain Limited Liability Company Agreement of UDR Texas Ventures LLC (“Agreement”).
     This Capital Contribution Certificate is made this      day of                     200_.
     For the purposes of this Capital Contribution Certificate, the term “Hazardous Materials Laws ” shall mean any federal, state, or law, statute, code, ordinance, rule, regulation, requirement, permit, license, approval, policy or guidance, resolution, or judicial or administrative decision, order, judgment, injunction, award, decree, writ, or similar item (including without limitation consent decrees) relating to environmental matters, the protection of the environment or the protection of human health and safety from environmental concerns, including without limitation all those relating to or regulating the presence, use, generation, handling, storage, treatment, transportation, decontamination, processing, clean-up, removal, encapsulation, enclosure, abatement, disposal, reporting, licensing, permitting, monitoring, investigation, remediation, or release (including, without limitation, to ambient air, surface water, ground water, land surface or subsurface strata) of any Hazardous Material, pollutant, contaminant, or other substance or waste, including without limitation:
          (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq., the Toxic Substance Control Act, 15 U.S.C. Sections 2601, et seq., the Clean Water Act, 33 U.S.C. Sections 1251 et seq., the Clean Air Act, 42 U.S.C. Sections 7401, et seq., and their District and local counterparts and related regulations; and
          (b) any other legal requirement, legal rule, or order regulating, relating to, imposing standards of conduct for, or imposing or allocating any liability concerning any Hazardous Material, pollutant, or contamination.
     “Hazardous Material ” shall mean any substance or material:
          (i) the presence or suspected presence of which requires or may require investigation, response, clean-up, remediation, or monitoring, or may result in liability, under any applicable governmental requirement; or
          (ii) that is or contains a hazardous substance, waste, extremely hazardous substance, hazardous material, hazardous waste, hazardous constituent, solid waste, special waste, toxic substance, pollutant, contaminant, petroleum or petroleum derived substance or waste, and related materials, including without limitation, any such materials defined, listed, identified under or described in any Hazardous Materials Laws; or
          (iii) which is flammable, explosive, radioactive, reactive, toxic, corrosive, infectious, carcinogenic, mutagenic, or otherwise hazardous, or is or becomes regulated under any Laws; or
          (iv) which is or contains asbestos (whether friable or non-friable), any polychlorinated biphenyls or compounds or equipment containing polychlorinated biphenyls, or medical waste; or
          (v) without limitation, which is or contains or once contained gasoline, diesel fuel, oil, diesel and gasoline range organics (TPH-DRO / GRO), or any other petroleum products or petroleum hydrocarbons, or additives to petroleum products, or any breakdown products or compounds of any of the foregoing; or
          (vi) without limitation, radon gas.

Except as expressly provided herein, initially capitalized terms used in this Capital Contribution Certificate without definition are defined in that certain Agreement .
EXECUTED as of                     , 200_.

UDR TX FUND LLC
a Delaware limited liability company

By:	LINCOLN TC II, L.P., a Delaware limited partnership, its Sole Member

By:	UDR WESTERN RESIDENTIAL, INC., a Virginia corporation, its General Partner

By:

Name:
Title:

Address:
1745 Shea Center Drive, Suite 200
Highlands Ranch, CO 80129
Attention:
Telephone:
Facsimile:

EXHIBIT F
PROPERTY MANAGEMENT AGREEMENT
     This Property Management Agreement (this “Agreement”) is entered into as of the ___day of November, 2007 (the “Effective Date”), between UDR LAKELINE VILLAS LLC, a Delaware limited liability company (“Owner”) and UDR WESTERN RESIDENTIAL, INC., a Virginia corporation (“Manager”).
ARTICLE I.
ESTABLISHMENT OF AGENCY AND RENTAL RESPONSIBILITY
     Section 1.1  Exclusive Agency. Owner hereby appoints Manager and Manager hereby accepts appointment on the terms and conditions set forth herein as the sole and exclusive renting and management operating agent of the apartment project known as Lakeline Villas, located at 2201 South Lakeline Boulevard, Cedar Park, TX 78613 (such project referred to herein as the “Project”). Owner warrants and represents to Manager that Owner owns fee simple title to the Project with all requisite authority to appoint Manager and enter into this Agreement.
     Section 1.2  Owner’s Representatives. Owner shall designate one or more persons to serve as Owner’s Representatives (“Owner’s Representatives”) in all dealings with Manager hereunder. Whenever the approval, consent or other action of Owner is called for hereunder, such approval, consent or action shall be binding on Owner if specified in writing and signed by the Owner’s Representatives. The initial Owner’s Representatives shall be Kathy Clem and Jamie LaCaze. The Owner’s Representatives may be changed at the discretion of Owner, at any time, and such change, with respect to Manager, shall be effective upon Manager’s receipt of written notice from Owner identifying the new Owner’s Representatives.
     Section 1.3  Leasing of Premises. Manager shall perform all promotional, leasing and management activities required to lease apartment units in the Project as directed by Owner. Throughout the term of this Agreement, Manager shall use its commercially reasonable efforts to lease apartment units in the Project. Subject to reimbursement by Owner and pursuant to the Operating Budget (as defined below), Manager shall advertise the Project, or portions thereof, prepare and secure advertising signs, space plans, circular matter, marketing brochures and other forms of advertising. Owner may authorize Manager to advertise the Project in conjunction with institutional advertising campaigns and allocate costs on a prorata basis among the projects being advertised (to the extent authorized by the Annual Business Plan defined below). All inquiries for any leases or renewals or agreements for the rental of the Project or portions thereof shall be referred to Manager and all negotiations connected therewith shall be conducted solely by or under the direction of Manager. Owner shall notify Manager of any requirements with respect to affordable dwelling units applicable to the Project and Manager shall comply with any such requirements. Manager is hereby authorized to execute, deliver and renew leases on behalf of Owner including, but not limited to tenant and commercial leases (such as laundry room leases), provided that such new leases are on forms previously agreed to by Owner or that are used at other properties within the State of Texas operated by Manager or its affiliates and are at rates (including concessions) previously agreed to by Owner, including those approved as part of the Annual Business Plan. Manager is authorized to utilize the services of apartment locator services and web or internet based advertising and the fees of such services shall be (to the extent included in the Operating Budget) operating expenses of the Project and, to the extent paid by Manager, reimbursable by Owner.
     Section 1.4 Manager’s Standard of Care. In performing Manager’s duties under this Agreement, or otherwise discharging the agency established by this Agreement, Manager shall exercise the same degree of care, prudence, and skill that Manager exercises in the management of Manager’s own properties and/or that is generally exercised in the apartment management industry. Manager will not be liable to Owner for any act or omission that is undertaken in good faith and with the same degree of care, prudence, and skill as Manager exercises in the management of its own properties and/or that is generally exercised in the apartment management industry.
     Section 1.5 Owner’s Representations. Owner assumes all liability as to the quality and construction of the Property other than for damages caused by Manager’s failure to oversee a construction project in a manner consistent with the provisions of this Agreement. Owner further represents and warrants that as of the date of the execution of this Agreement the Property is in compliance with all applicable Federal, state and local laws, rules, regulations, guidelines and ordinances, including but not limited to, the Americans with Disabilities Act, the Federal Fair Housing Act, the Federal 1990 Clean Air Act, all other state and local accessibility requirements and the applicable building code affecting the Property. Further Owner agrees, subject to Section 1.4, to defend and indemnify Manager against, and hold it harmless from, all damages, claims, loss, cost or expense arising out of the breach of the foregoing representations and warranties and from any violation, breach or failure to comply with any environmental or hazardous materials laws (including those environmental matters enumerated in Article VI of this Agreement), rules, regulations and/or ordinances of applicable governmental entities regarding the Property. Owner shall further protect and indemnify Manager against, and hold it harmless from, all damages, claims, loss, cost or expenses arising out of actual or alleged defects, whether latent or patent, in the Property including but not limited to, water damage, indoor air quality issues, mold growth, structural defects, and second hand smoke of the Property, or for any breach or alleged breach of any legal duty or obligation which is by law or under this Agreement the responsibility of Owner. In no event will Manager be liable to Owner for any consequential loss or damage, unless Manager is required to provide indemnification to Owner pursuant to Section 2.7(c) of this Agreement in connection with the action giving rise to such loss or damage.
ARTICLE II.

SERVICES TO BE PERFORMED BY MANAGER
     Section 2.1 Expense of Owner. All acts performed by Manager in accordance with this Agreement and in connection with the performance of its obligations under this Agreement shall be performed as the agent of Owner, and all obligations or expenses incurred thereby, shall be for the account of, on behalf of, and at the expense of Owner, except as otherwise specifically provided in this Article II and except that Owner shall not be obligated to reimburse Manager for any expense (i) allocable to time spent on projects other than the Project, (ii) related to any personnel other than personnel located at the Project site and personnel spending a portion of their working hours (to be charged on a prorata basis) at the Project site or in specifically performing Manager’s obligations hereunder, whether on or off the Project site or (iii) not included in the Operating Budget or otherwise approved by Owner. Manager may use employees normally assigned to other work centers or part-time employees to properly staff the Project, including staffing related to reduced, increased or emergency work load and the like, including the property manager, business manager, assistant managers, leasing directors, or other administrative personnel, maintenance employees or maintenance supervisors. Any property manager or business manager at the Project and any other persons performing functions substantially similar to those of a business manager, including but not limited to assistant managers, leasing directors, leasing agents, sales directors, sales agents, bookkeepers, and other administrative and/or maintenance personnel performing work on behalf of the property, and on-site maintenance personnel, shall not be considered executive employees of Manager. Owner acknowledges that the following miscellaneous expenses, when incurred solely in respect to the performance of Manager’s obligations under this Agreement, shall be reimbursable by Owner (which list of expenses is not intended to be all-inclusive): courier services, postage, photocopies, signage, check printing, marketing expenses, bank charges, telephone and answering service (which may be allocated on a prorata basis among the Project and other projects managed by Manager). All reimbursable payments made by Manager hereunder shall be reimbursed from funds deposited in an account established pursuant to Section 4.2 of this Agreement. Manager shall not be obligated to make any advance to or for the account of Owner or to pay any sums, except out of funds held in an account maintained under Section 4.2, nor shall Manager be obligated to incur any liability or obligation for the account of Owner without assurance that the necessary funds for the discharge thereof will be provided by Owner. All debts and liabilities to third persons incurred by Manager in the course of its operation and management of the Project and in accordance with this Agreement shall be the debts and liabilities of the Owner only, and Manager shall not be liable for any such debt or liabilities, except to the extent Manager has exceeded its authority hereunder.
     Notwithstanding any provision of this Agreement to the contrary, Manager shall not be entitled to be reimbursed by Owner for any expense(s) or cost(s) to the extent that such expense(s) or cost(s) are not set forth in the Operating Budget or the Capital Budget.
     Section 2.2 Covenants Concerning Payment of Operating Expenses. Owner covenants to pay all sums for operating expenses required to operate the Project in excess of gross receipts upon written notice and demand from Manager within ten (10) days after receipt of written notice. Owner further recognizes that the Project may be operated in conjunction with other properties, and costs may be allocated or shared between such other properties in order to create more efficient or less expensive services. In such regard, Owner consents to the allocation of costs and/or the sharing of any expenses in an effort to save cost or operate the Project in a more efficient manner so long as such allocation is done on an equitable basis and so long as the computations of such allocations are provided to Owner pursuant to Section 2.12 hereof. Further, Manager agrees that Owner shall be entitled to receive, either as cost reductions or by rebate from Manager, its pro rata (based on the number of projects or properties benefiting therefrom) share of such expense reductions.

     Section 2.3 Employment of Personnel. Manager shall use its diligent efforts to investigate, hire, pay, supervise and discharge the personnel necessary to be employed by it to properly maintain, operate and lease the Project, including without limitation a property manager or business manager at the Project. Such personnel shall in every instance be deemed agents or employees, as the case may be, of the Manager. Owner has no right of supervision or direction of agents or employees of the Manager whatsoever. All Owner directives shall be communicated to Manager’s senior level management employees. Manager shall provide Owner with either: (i) evidence of a professional liability insurance policy with a limit of at least $1,000,000 per claim and a deductible of no more than $10,000 per claim or (ii) a surety bond in favor of Owner with equivalent coverage. All reasonable salaries, wages and other compensation of personnel employed by Manager to perform services in connection with the Project, including so-called fringe benefits, Worker’s Compensation, medical and health insurance and the like, shall be deemed to be reimbursable expenses of Manager. Manager may allow its employees to reside at the Project for reduced rents, provided that such leases shall be on a month-to-month basis and provide for termination on no more than 30 days notice to the applicable tenant.
     Section 2.4 Utility and Service Contracts. Manager shall enter into, at Owner’s expense and in Owner’s name or in Manager’s name, as agent for Owner, contracts on commercially reasonable terms for water, electricity, gas, fuel, oil, telephone, vermin extermination, trash removal, cable television, security protection and other services reasonably deemed by Manager to be necessary or advisable for the operation of the Project. Manager shall also place orders in the name of Owner for such equipment, tools, appliances, materials, and supplies as are reasonable and necessary to properly maintain the Project. Manager may make such contracts and place such orders in Owner’s name or in its own name, as Owner’s agent. Owner agrees to pay or reimburse Manager for all expenses and liabilities incurred by reason of this Section 2.4.
     Section 2.5 Maintenance and Repair of Property. Manager shall use its diligent efforts to maintain, at Owner’s expense, the buildings, appurtenances and grounds of the Project in good condition and repair and in accordance with standards established by Owner in writing from time to time, including interior and exterior cleaning, painting and decorating, plumbing, carpentry, landscaping, clean-up and such other normal maintenance and repair work as may be reasonably desirable taking into consideration the amount allocated therefore in the Annual Business Plan (as defined below). With respect to any expenditure not contemplated by the Annual Business Plan, Manager shall not incur any individual item or repair or replacement in excess of Five Thousand Dollars ($5,000.00) unless authorized in writing by Owner’s Representatives, excepting, however, that emergency repairs immediately necessary for the preservation and safety of the Project or to avoid the suspension of any service to the Project or danger of injury to persons or damage to property may be made by Manager without the approval of Owner’s Representatives. Owner shall not establish standards of maintenance and repair which violate or may violate any laws, rules, restrictions or regulations applicable to Manager or the Project. Manager shall not be obligated by this Section 2.5 to perform any major capital improvements.
     Section 2.6 Supervision of Capital Improvements or Major Repairs. When requested in writing by the Owner or set forth in an Approved Business Plan, Manager, at Owner’s expense and in Owner’s name or in Manager’s name, as agent for Owner, shall supervise the installation and construction of all capital improvements or major repairs to the Project where such work constitutes other than normal maintenance and repair, for additional compensation as set forth in a separate agreement. In such events, Manager may negotiate contracts with all necessary contractors, subcontractors, materialmen, suppliers, architects, and engineers on behalf of, and in the name of, Owner, and may compromise and settle any dispute or claim arising therefrom on behalf of and in the name of Owner; provided only that the Manager shall act in good faith at all times. Manager will furnish all personnel necessary for proper supervision of the work and may assign personnel located at the Project to such supervisory work (and such assignment shall not reduce or abate any other fees or compensation owed to Manager under this Agreement). Owner acknowledges that Manager, or an affiliate of the Manager, may bid on any such work, and that the Manager, or an affiliate of the Manager, may be selected to perform part or all of the work; provided that if the Manager desires to select itself, or its affiliate to do any work, it shall first notify the Owner of the terms upon which it, or its affiliate, proposes to contract for the work, and terms upon which the independent contractors have offered to perform, and shall state the reasons for preferring itself, or its affiliate, over independent contractors and Owner shall have ten (10) days to disapprove the Manager, or its affiliate, and to request performance by an independent contractor. Only Owner shall have the power to compromise or settle any dispute or claim arising from work performed by the Manager, or its affiliate; and it is expressly understood that the selection of the Manger, or its affiliate, will not affect any fee or other compensation payable to Manager hereunder.
     Section 2.7 Insurance.
     (a) At Owner’s written request and expense, Manager shall obtain and keep in force all forms of insurance required by law or reasonably deemed by Owner or Manager necessary or needed to adequately protect Owner and Manager, including but not limited to worker’s compensation insurance, public liability insurance, boiler insurance, fire and extended coverage insurance, and burglary and theft insurance. All insurance coverage shall be placed with such companies, in such amounts and with such beneficial interest appearing therein as shall be reasonably acceptable to Owner, and reasonably obtainable by Manager and shall be in conformity with the requirements of any mortgage on the Project. If Manager obtains the insurance coverage requested by Owner, Owner assumes all risks in connection with the adequacy of any insurance coverage, and waives any claim against Manager for any liability, cost of expense arising out of any uninsured property or casualty, in part or in full, of any nature whatsoever; provided, however, that public liability insurance shall be maintained in such amounts as Owner and Manager jointly agree. All general public liability and other liability policies carried by or for Owner shall name Owner and Manager as insureds and obtaining said coverage is a condition precedent to Manager performing its responsibilities hereunder. Owner or Manager, as applicable, shall provide to the other party certificates evidencing such insurance coverage prior to Manager’s actually assuming management of the Project. Manager shall use its diligent efforts to investigate and make a written report to the insurance company as to all accidents, claims for damage relating to the ownership, operation and maintenance of the Project, any damage or destruction to the Project and the estimated cost of repair thereof, and shall prepare any and all reports for any insurance company in connection therewith. All such reports shall be timely filed with the insurance company as required under the terms of the insurance policy involved.

Nothing in this Section 2.7 nor any insurance obtained or applied for by Owner or Manager shall be construed as implying that Owner or Manager is subject to a liability it would not otherwise be subject to.
     (b) Owner and Manager mutually agree for the benefit of each other to look first to the appropriate insurance coverage in effect pursuant to this Agreement in the event any demand, claim, action, damage, loss, liability or expense occurs as a result of injury to person or damage to property, regardless whether any such demand, claim, action, damage, loss, liability or expense is caused or contributed to, by or results from the negligence of Owner or Manager or their respective subsidiaries, affiliates, employees, directors, officers, agents or independent contractors and regardless whether the injury to person or damage to property occurs in and about the Project or elsewhere as a result of the performance of this Agreement, except for claims arising out of or relating to the gross negligence or willful misconduct of Manager to which Section 2.7(c) shall apply. Except for claims that are covered by the indemnity contained in Section 2.7(c) below, Owner agrees that Owner’s insurance shall be primary without right of subrogation against Manager with respect to all claims, actions, damage, loss or liability in or about the Project. Nevertheless, in the event such insurance proceeds are insufficient to satisfy (or such insurance does not cover) the demand, claim, action, loss, liability or expense, Owner agrees, at its expense, to indemnify and hold Manager and its subsidiaries, affiliates, officers, directors, employment, agents or independent contractors harmless to the extent of the excess liability. For purposes of this Section 2.7(b), any deductible amount under any policy of insurance shall not be deemed to be included as part of collectible insurance proceeds.
     (c) Notwithstanding anything contained in this Agreement to the contrary, Manager shall indemnify and hold harmless Owner, and its representative subsidiaries, affiliates, officers, directors, employees, agents or independent contractors, from all demands, claims, actions, loss, liability or expense which is determined to have resulted from a breach of this Agreement by Manager in connection with the performance of its duties and obligations under this Agreement.
     (d) Subject to Section 2.7(c), in no event shall Manager have any liability to Owner or others for any acts of vandalism, trespass or criminal activity of any kind by tenants or third parties on or with respect to the Project and Owner’s insurance shall be primary insurance without right of subrogation against Manager regarding claims arising out of or resulting from acts of vandalism, trespass or criminal activity.
     Section 2.8 Collection of Monies. Manager shall use its commercially reasonable efforts to collect all rents and other charges due from tenants, users of garage spaces (if any), commercial lessees (if any) and concessionaires (if any) in respect of the Project and otherwise due to Owner with respect to the Project in the ordinary course of business, provided that Manager does not guarantee the credit worthiness of any tenants, users, lessees, concessionaires or collectibility of accounts receivable from any of the foregoing. Owner authorizes Manager to request, demand, collect, receive and receipt for all such rent and other charges and to institute legal proceedings in the name of Owner, and at Owner’s expense, for the collection thereof, and for the dispossession of tenants and other persons from the Project or to cancel or terminate any lease, license or concession agreement for breach or default thereunder, and such expense may include the engaging legal counsel for any such matter; provided that Manager may not expend more than $3,000 with respect to any one such action or $10,000 in aggregate in any 12-month period without Owner’s prior written consent. All monies collected by Manager shall be deposited in the separate bank account referred to in Section 4.2 herein.
     Section 2.9 Manager Disbursements.
     (a) Manager shall, from the funds collected and deposited, cause to be disbursed regularly and punctually (1) Manager’s compensation in accordance with Section 3.1, together with all sales or other taxes (other than income taxes), which Manager is obligated to collect and pay to the State of Texas or any other governmental authority with respect to such compensation, (2) the amounts reimbursable to Manager under this Agreement, (3) the amount of all real estate taxes and other impositions levied by appropriate authorities which, if not escrowed with any mortgagee, shall be paid upon specific written direction of Owner before interest begins to accrue thereon; and (4) amounts otherwise due and payable as operating expenses of the Project authorized to be incurred under the terms of this Agreement. After disbursements as herein specified and after establishing a cash reserve to pay taxes, insurance, and/or other costs and expenses incidental to the operation of the Project, including nonrecurring emergency repairs and capital expenditures which shall become due and payable within the succeeding calendar month and for which the cash to make such payments may not be generated by operations during such period, any balance remaining at the end of each calendar month during the term of this Agreement shall be disbursed or transferred as generally or specifically directed from time to time by Owner’s Representatives.
     (b) The provisions of this Section 2.9 regarding disbursements by Manager shall not include the payment of debt service related to any mortgages of the Project. Owner agrees that payments of this nature shall be the responsibility of Owner.
     (c) All costs, expenses, debts and liabilities owed to third persons that are incurred by Manager pursuant to the terms of this Agreement and in the course of managing, leasing and operating the Project shall be the responsibility of Owner and not Manager. Owner agrees to provide sufficient working capital funds to Manager so that all amounts due and owing may be promptly paid by Manager. Manager is not obligated to advance any funds. As of the first day of each month during the term of this Agreement, Manager will project the cash requirements for such month and (if it shall reasonably determine that collections will be insufficient to meet such cash requirements) request, such request including appropriate supporting documentation, the necessary additional funds from the Owner, which funds will be deposited with the Manager in the segregated bank account referred to in Section 4.2 upon ten (10) days notice. If at any month end, the bank balance exceeds the projected cash requirements, such excess shall be returned to the Owner within five (5) days. If at any time there is not sufficient cash in the account with which to promptly pay the bills due and owing, the Manager will request that the necessary additional funds be deposited in an amount sufficient to create an operating reserve pursuant to Section 4.4. Subject to its receipt of appropriate documentation supporting such request, Owner will deposit the additional funds requested by the Manager within five (5) days.
     (d) The provisions of this Section 2.9 regarding reimbursements to Manager shall not limit Manager’s rights under any other provisions of this Agreement.
     Section 2.10 Use and Maintenance of the Project. Manager agrees that it will not knowingly permit the use of the Project for any purpose which might void any policy of insurance held by Owner or which might render any loss thereunder uncollectible, or which would be in violation of any government restriction or any covenant or restriction of any lease of the Project. Manager shall use its good faith efforts to secure substantial compliance by the tenants with the terms and conditions of their respective leases. All costs of correcting or complying with, and all fines payable in connection with, all orders or violations affecting the Project placed thereon by any governmental authority or Board of Fire Underwriters or other similar body shall be at the cost and expense of Owner; provided that any such costs or fines caused by the gross negligence or willful misconduct (by act or omission) of Manager shall be at the cost and expense of Manager.
     Section 2.11 Annual Business Plan.
     (a) On or before the day 45 days before the first day of the next fiscal year during the term of this Agreement, Manager shall prepare and submit to Owner for Owner’s approval, an Annual Business Plan (herein so called) for the Project for the promotion, leasing, operations, repair and maintenance of the Project for the subsequent calendar year. The Annual Business Plan shall include a detailed budget of projected income and expenses for the Project for such calendar year (the “Operating Budget”) and a detailed budget of projected capital improvements for the Project for such calendar year (the “Capital Budget”).
     (b) During the 45 day period prior to the first day of the next fiscal year, Manager and Owner shall cooperate with each other and endeavor in good faith to agree on the adoption of the Annual Business Plan in a timely manner. If Manager and Owner have not agreed on an Annual Business Plan by the first day of a fiscal year, Manager shall cause the Project to be operated in accordance with the Annual Business Plan most recently approved except that no new capital improvement project shall be deemed approved or undertaken except as otherwise approved by Owner. Owner acknowledges that the Operating Budget is intended only to be a reasonable estimate of the Project’s income and expenses for the ensuing calendar year. Manager shall not be deemed to have made any guarantee, warranty or representation whatsoever in connection with the Operating Budget.
     (c) Manager may revise the Operating Budget from time to time, as necessary, to reflect any unpredicted significant changes, variables or events or to include significant additional, unanticipated items of revenue and expense. Any such revision, together with an explanation regarding the necessity of such revision, shall be submitted to Owner for approval, which approval shall not be unreasonably withheld, delayed or conditioned.
     (d) Manager agrees to use diligence and to employ all reasonable efforts to ensure that the actual costs of maintaining and operating the Project shall not exceed the Operating Budget which is a part of the approved Annual Business Plan either in total or in any one accounting category. Any expense causing or likely to cause a variance of greater than ten percent (10%) or $2,000, whichever is greater, in any one accounting category for the current month cumulative year-to-date total shall be promptly explained to Owner by Manager in the next monthly report submitted by Manager to Owner pursuant to Section 2.13(a). During the calendar year Manager shall inform Owner of, and seek approval pursuant to Section 2.11(c) for, any major increases or decreases in costs, expenses, and income that were not reflected in the Annual Business Plan.
     Section 2.12 Records, Reporting. Manager shall maintain at the regular business office of Manager or at such other address as Manager shall advise Owner in writing, separate Project books and journals and orderly files, containing rental records, insurance policies, leases, correspondence, receipts, bills and vouchers, and all other documents and papers pertaining directly to the Project or the operation thereof. All corporate statements, receipts, invoices, checks, leases, contracts, worksheets, financial statements, books and records, and all other instruments and documents relating to or arising from the operation or management of the Project shall be and remain the property of Manager; provided, however, Owner shall have the right to inspect and to copy all such matters, at Owner’s sole cost and expense, at all reasonable times during the term of this Agreement, and for a reasonable time thereafter not to exceed three years. All on-site records, including leases, rent rolls, and other related documents shall remain at the Project as property of Owner.
     Section 2.13 Financial Reports.
     (a) Monthly Reports. On or before the fifteenth day of each month during the term of this Agreement, Manager shall deliver to Owner’s Representatives a statement of cash flows for the Project (on a cash and not an accrual basis) for the preceding calendar month. All notices from any mortgagee claiming any default in any mortgage on the Project, and any other notice from any mortgagee not of a routine nature, shall, if received by Manager, be promptly delivered by Manager to Owner’s Representatives.
     (b) Annual Report. Within sixty (60) days after the end of each calendar year of the Project, Manager shall deliver to Owner’s Representatives a statement of cash flows showing the results of operations for the calendar year or portion thereof during which the provisions of this Agreement were in effect.
     (c) Returns Required by Law. Manager shall execute and file punctually when due all forms, reports and returns required by law relating to the employment of personnel.

     Section 2.14 Compliance with Legal Requirements. Owner acknowledges that Manager does not hold itself out to be an expert or consultant with respect to, or represent that, the Project currently complies with applicable ordinances, regulations, rules, statutes, or laws of governmental entities having jurisdiction over the Project or the requirements of the Board of Fire Underwriters or other similar bodies (collectively, “Governmental Requirements”). Manager shall take such action as may be reasonably necessary to comply with any Governmental Requirements applicable to Manager, including the collection and payment of all sales and other taxes (other than income taxes) which may be assessed or charged by the State of Texas or any governmental entities in connection with Manager’s Compensation. If Manager discovers the Project does not comply with any Governmental Requirements, Manager shall promptly notify Owner and take such action as may be reasonably necessary to bring the Project into compliance with such Governmental Requirements, subject to the limitation contained in Section 2.5 of this Agreement regarding the making of alterations and repairs. Manager, however, shall not take any such action as long as Owner is contesting or has affirmed its intention to contest and promptly institute proceedings contesting any such order or requirement. If, however, failure to comply promptly with any such order or requirement would or might expose Manager to civil or criminal liability, Manager shall have the right, but not the obligation, to cause the same to be complied with and Owner promptly reimburse Manager for expenses incurred thereby. Manager shall promptly, and in no event later than seventy-two (72) hours from the time of receipt, notify Owner’s Representatives in writing of all such orders or notices. The Manager also shall not be liable for any effort or judgment or for any mistake of fact of law, or for anything which it may do or refrain from doing hereinafter, except in cases of willful misconduct or gross negligence of Manager.
ARTICLE III.
MANAGER’S COMPENSATION, TERM
     Section 3.1 Management Fee.
     (a) Commencing on the date hereof, Owner shall pay Manager a monthly management fee equal to four percent (4%) of Gross Collections (as defined below) for such month, payable monthly in arrears (the “Management Fee”). The term “Gross Collections” shall mean all amounts actually collected as rents or other charges for use and occupancy of apartment units and from users of garage spaces (if any), leases of other non-dwelling facilities in the Project and concessionaires (if any) in respect of the Project, including furniture rental, parking fees, forfeited security deposits applied to unpaid rent, application fees, late charges, revenue from coin operated machines, proceeds from rental interruption insurance, and other miscellaneous revenue collected at the Project; but shall exclude all other receipts, including but not limited to, revenue derived from interest on investments or otherwise, proceeds of claims on account of insurance policies (other than rental interruptions insurance), abatement of taxes, awards arising out of eminent domain proceedings, discounts, dividends on insurance policies, utility reimbursements and any portion of a forfeited security deposit that is applied to an expense reimbursement.

     (b) Owner and Manager acknowledge and agree that Owner is entering into a $15,004,000 Mortgage Loan (the “Loan”), evidenced by that certain Multifamily Note dated as of the Effective Date (the “Note”), from Owner to Holliday Fenoglio Fowler, L.P., and secured by that certain Multifamily Deed of Trust, Assignment of Rents and Security Agreement and Fixture Filing dated as of the Effective Date (the “Security Instrument”). Notwithstanding anything in this Agreement to the contrary, so long as any indebtedness is outstanding under the Loan Documents (as defined below): (i) Owner shall not pay and Manager shall not collect any Management Fees in excess of three percent (3)% of Gross Collections (any amount in excess thereof the “Excess Management Fees”), until Owner has paid all operating expenses (including the management fee), monthly principal, interest, escrows, insurance reserves and other required items or charges due under the Loan Documents if Manager has notice of or acquires actual knowledge of an Event of Default under the Security Instrument (a “Default Notice”); (ii) if payment of Excess Management Fees is included with payment of Management Fees after a Default Notice is received by Manager, Manager will be entitled to retain only that part of the payment which is not Excess Management Fees; and (iii) if Manager receives Excess Management Fees after the Default Notice has been received by Manager, Manager agrees that such Excess Management fees will be received and held in trust for Lender, to be applied to amounts due under the Security Instrument. For purposes hereof, the term “Loan Documents” has the meaning assigned to that term in the Security Instrument, and the term “Lender” means the owner and holder from time to time of the Note and the other Loan Documents.
     Section 3.2 Term. This Agreement shall commence as of the Effective Date, and shall continue thereafter so long as UDR, Inc. or its affiliates have an ownership interest in, directly or indirectly, the Project, unless otherwise terminated for cause as provided herein. If all or any substantial portion of the Project is damaged or destroyed or in the event of condemnation of a substantial portion of the Project, Owner may terminate this Agreement by thirty (30) days written notice to Manager. Notwithstanding any other provision on this Agreement to the contrary, if a receiver, liquidator or trustee of either party shall be appointed by court order, or if a petition to reorganize shall be filed against either party under any bankruptcy, reorganization or insolvency laws and such petition is not dismissed within one hundred twenty (120) days, or if any assignment for the benefit of creditors is made, then either party may forthwith terminate this Agreement, without cause and without penalty, upon thirty (30) days written notice to the other party. If Owner or Manager shall materially breach its obligations hereunder, and such breach remains uncured for a period of ten (10) days after written notification of such breach, the party not in breach hereunder may terminate this Agreement by giving written notice to the other. In addition, Fannie Mae may terminate this Agreement immediately on written notice to Manager if UDR TX Fund LLC is removed as Managing Member of UDR Texas Ventures LLC pursuant to Sections 11.2 and 11.4 of that certain Limited Liability Company Agreement of UDR Texas Ventures LLC dated as of ___, 2007 between Fannie Mae and UDR TX Fund LLC (the “LLC Agreement”). Upon any termination of this Agreement, Manager shall be entitled to receive all compensation and reimbursements, if any, due to Manager through the date of termination. Such amounts will be due Manager no later than thirty (30) days from the date of such termination. Within thirty (30) days after any such termination, Manager shall deliver to Owner’s Representatives, the report required by Section 2.13(a) for any period not covered by such a report at time of termination, and within sixty (60) days after any such termination, Manager shall deliver to Owner’s Representatives, as required by Section 2.13(b), the statement of cash flow for the fiscal year or portion thereof ending on the date of termination.
ARTICLE IV.

PROCEDURES FOR HANDLING RECEIPTS AND OPERATING CAPITAL
     Section 4.1 Security Deposits. A separate interest bearing account shall be opened by Manager for tenant security deposits or a bond shall be obtained securing such deposits, the cost of which shall be a reimbursable expense. Owner agrees to indemnify and hold harmless Manager, and Manager’s representatives, officers, directors and employees for any loss or liability with respect to any use by Owner of the tenant security deposits that is inconsistent with the terms of the leases and applicable laws.
     Section 4.2 Separation of Owner’s Monies. Manager shall establish and maintain, in a bank of Manager’s choice whose deposits are insured by the Federal Deposit Insurance Corporation, and in a manner that indicates the custodial nature thereof, a separate bank account for the deposit of all monies of Owner. Manager shall also establish such other special bank accounts as may be reasonably required by Owner.
     Section 4.3 Depository Accounts. Owner and Manager agree that Manager shall have no liability for loss of funds of Owner contained in the bank accounts for the Project maintained by Manager pursuant to this Agreement due to insolvency of the bank or financial institution in which its accounts are kept, whether or not the amounts in such accounts exceed the maximum amount federal or other deposit insurance applicable with respect to the financial institution in question.
     Section 4.4 Working Capital. In addition to the funds derived from the operation of the Project, Owner shall furnish and maintain in the operating accounts of the Project such other funds as may be necessary to discharge financial commitments required to efficiently operate the Project and to meet all payrolls and satisfy, before delinquency, and to discharge all accounts payable. Manager shall have no responsibility or obligation with respect to the furnishing of any such funds. Nevertheless, Manager shall have the right, but not the obligation, to advance funds or contribute property on behalf of Owner to satisfy obligations of Owner in connection with this Agreement and the Project. Manager shall keep appropriate records to document all reimbursable expenses paid by Manager, which records shall be made available for inspection by Owner or its agents on request. Owner agrees to reimburse Manager with interest at a rate equal to ten percent (10%) upon demand for money paid or property contributed by Manager in connection with the Project and this Agreement.
     Section 4.5 Authorized Signatures. Any persons from time to time designated by Manager shall be authorized signatories on all bank accounts established by Manager pursuant to this Agreement and shall have authority to make disbursements from such accounts. Funds may be withdrawn from all bank accounts established by Manager, in accordance with this Article IV, only upon the signature of an individual who has been granted that authority by Manager and funds may not be withdrawn from such accounts by Owner unless Agent is in default hereunder.

ARTICLE V.

MISCELLANEOUS
     Section 5.1 Assignment. Upon thirty (30) days written notification, Owner may assign its rights and obligations under this Agreement to any successor in title to the Project that is an affiliate of Owner and upon such assignment shall be relieved of all liability accruing after the effective date of such assignment. Manager may not assign its rights or obligations under this Agreement, other than to an Affiliate (as defined in the LLC Agreement) of UDR, Inc. without Owner’s prior written consent.
     Section 5.2 Notices. All notices required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail (to be effective three (3) days following the date sent), recognized overnight delivery service with receipt confirmation requested (to be effective the business day following the date sent), by facsimile with return receipt requested (to be effective the date sent, or if not sent on a business day or during normal business hours, the next business day) or delivered personally (to be effective when delivered), addressed in the case of Owner to UDR Lakeline Villas LLC, c/o UDR, Inc., 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129, Attention: W. Mark Wallis, Senior Executive Vice President and in the case of Manager to UDR Western Residential, Inc., 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129, Attention: W. Mark Wallis, Senior Executive Vice President or to such other address as shall, from time to time, have been designated by written notice by either party given to the other party as herein provided.
     Section 5.3 Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereto and no modification thereof shall be effective unless in writing executed by the parties hereto.
     Section 5.4 No Partnership. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between the Owner, its successors or assigns, on the one part, and Manager, its successors and assigns, on the other part.
     Section 5.5 No Third Party Beneficiaries. Neither this Agreement nor any part hereof nor any service relationship shall inure to the benefit of any third party, to any trustee in bankruptcy, to any assignee for the benefit of creditors, to any receiver by reason of insolvency, to any other fiduciary or officer representing a bankrupt or insolvent estate of either party, or to the creditors or claimants of such an estate. Without limiting the generality of the foregoing sentence, it is specifically understood and agreed that insolvency or bankruptcy of either party hereto shall, at the option of the other party, void all rights of such insolvent or bankrupt party hereunder (or so many of such rights as the other party shall elect to void).
     Section 5.6 Severability. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation shall be held invalid or unenforceable, such provision should be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of such provisions shall not be affected thereby.

     Section 5.7 Captions, Plural Terms. Unless the context clearly requires otherwise, the singular number herein shall include the plural, the plural number shall include the singular and any gender shall include all genders. Titles and captions herein shall not affect the construction of this Agreement.
     Section 5.8 Attorneys’ Fees. Should either party employ an attorney to enforce any of the provisions of this Agreement, or to recover damages for breach of this Agreement, the non-prevailing party in any action agrees to pay to the prevailing party all reasonable costs, damages and expenses, including reasonable attorneys’ fees, expended or incurred by the prevailing party in connection therewith.
     Section 5.9 Signs. During the term of this Agreement, Manager shall have the right to place signs on the Project in accordance with applicable Governmental Requirements stating that Manager is the manager and leasing agent for the Project.
     Section 5.10 Survival of Indemnities. The indemnification obligations of the parties to this Agreement shall survive the termination of this Agreement to the extent of any claim or cause of action based on an event occurring prior to the date of termination.
     Section 5.11 Governing Law, Venue. This Agreement shall be construed under and in accordance with the laws of the State of Texas.
     Section 5.12 Competitive Projects. Manager may, individually or with others, engage or possess an interest in any other project or venture of every nature and description, including but not limited to, the ownership, financing, leasing, operation, management, brokerage and sale of real estate projects including apartment projects other than the Project, whether or not such other venture or projects are competitive with the Project and Owner shall not have any claim as to such project or venture or to the income or profits derived therefrom.
     Section 5.13 Interest. Any amount payable to Manager under this Agreement which is not paid when due shall accrue interest at the lesser of 18% per annum or the maximum lawful rate.
     Section 5.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original.
ARTICLE VI.

ENVIRONMENTAL MATTERS
     Section 6.1 Environmental Representations and Indemnification. Owner hereby warrants and represents to Manager that to Owner’s actual knowledge, the Project has not previously been nor is presently being used to treat, deposit, store, dispose of, or place any hazardous substance on the Project, or any part thereof. In the event a release of any hazardous substance on the Project occurs, or is threatened, prior to the termination of this Agreement, which release or threatened release, in Manager’s sole opinion, may subject Manager to liability or claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. Section 9607; under any law of the State of Texas, or any ordinance of the city of Cedar Park,

Texas; or any other Governmental Requirement (collectively, “Environmental Laws”), Manager shall be entitled to immediately terminate this Agreement. Furthermore, Owner hereby agrees to indemnify and hold Manager harmless from any claims, liabilities, causes of Action, and other expenses which may be incurred by Manager, including reasonable attorneys’ fees, due to any violation of the Environmental Laws unless the violation of the Environmental Laws is directly attributable to a breach by Manager of its duties and obligations under this Agreement or Manager’s gross negligence or intentional misconduct (by act or omission).
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective duly authorized representatives as of the Effective Date.

Manager:	UDR WESTERN RESIDENTIAL, INC., a Virginia corporation

By:
W. Mark Wallis
Senior Executive Vice President

Grantee:	UDR LAKELINE VILLAS LLC, a Delaware limited liability company

	By:	UDR TEXAS VENTURES LLC, a Delaware limited liability company, its Sole Member

	By:	UDR TX FUND LLC, a Delaware limited liability company, its Managing Member

	By:	LINCOLN TC II, L.P., a Delaware limited partnership, its Sole Member

	By:	UDR WESTERN RESIDENTIAL, INC., a Virginia corporation, its General Partner

By:

W. Mark Wallis
Senior Executive Vice President

EXHIBIT G

LIMITED LIABILITY COMPANY AGREEMENT
OF
                                        .
A DELAWARE LIMITED LIABILITY COMPANY
(i)
     This Limited Liability Company Agreement (“Agreement”) of ___, a Delaware limited liability company (the “Company”), is made and entered into as of ___, 200___, by UDR Texas Ventures LLC, a Delaware limited liability company (the “Member”), with reference to the following facts:
A.	The Member caused a Certificate of Formation (the “Certificate”) for the Company to be filed with the Delaware Secretary of State on ___, 200___under the laws of the State of Delaware.
B.	The Member desires to adopt and approve a limited liability company agreement for the Company under the Delaware Limited Liability Company Act (the “Act”).
     NOW, THEREFORE, the Member by this Agreement sets forth the limited liability company agreement for the Company upon the terms and subject to the conditions of this Agreement.
ARTICLE I
ORGANIZATIONAL MATTERS
     1.1 Name. The name of the Company shall be “___.” The Company may conduct business under that name or any other name approved by the Member.
     1.2 Term. The term of the Company commenced as of the date of the filing of the Certificate under Section 18-201 of the Act and is perpetual.
     1.3 Registered Office. The Company’s registered office in the State of Delaware shall be located at The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle, until changed by designation of the Member.
     1.4 Business of the Company. The purpose of the Company is to engage in any lawful business, purpose or activity for which a limited liability company may be organized under the Act.
     1.5 Agent for Service of Process. The initial registered agent for service of process for the Company shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle. The Member may change the agent for service of process at any time.

ARTICLE II
CAPITAL CONTRIBUTIONS, ALLOCATIONS AND DISTRIBUTIONS
     2.1 Capital Contributions. The Member shall contribute the amount of cash set forth on Exhibit A to the Company as its initial capital contribution. The Member may make additional capital contributions to the Company in its discretion.
     2.2 Allocation of Profits and Losses; Tax Status. The Company’s profits and losses shall be allocated to the Member. At all times that the Company has only one member (who owns 100% of the limited liability company interests in the Company), it is the intention of the Member that the Company be disregarded for federal, state, local and foreign income tax purposes and that the Company be treated as a division of the Member, except as otherwise required by applicable law.
     2.3 Distributions. Distributions shall be made from time to time as determined by the Member in its sole discretion.
ARTICLE III
MANAGEMENT AND CONTROL OF THE COMPANY
     3.1 Exclusive Management by the Member. The Member shall have full, complete and exclusive authority, power, and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, property and affairs.
     3.2 Reliance by Third Parties. Any person or entity dealing with the Company or the Member may rely upon a certificate signed by the Member as to:
     (a) the identity of the Member;
     (b) the existence or non-existence of any fact or facts that constitute a condition precedent to acts by the Member or are in any other manner germane to the affairs of the Company;
     (c) the persons who, or entities that, are authorized to execute and deliver any instrument or document of, or on behalf of, the Company; or
     (d) any act or failure to act by the Company or as to any other matter whatsoever, involving the Company or the Member.
     3.3 Records and Information. Unless otherwise required by a mandatory provision of law, neither the Company nor the Member shall have any obligation to maintain any books or records of the Company; provided that the Member may keep books and records of the Company and may, from time to time, designate recordkeeping requirements for the Company.

     3.4 Additional Members. Except where the Member assigns or otherwise transfers 100% of its limited liability company interest to one other person or entity (such that after the assignment or transfer there will remain only one Member of the Company), in the event that the Member desires to admit one or more person(s) or entity(ies) as a Member(s), or in the event that the Member desires to appoint one or more manager(s) to manage the Company, then this Agreement shall be amended as directed by the Member.
     3.5 Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.
ARTICLE IV
DISSOLUTION AND WINDING UP
     4.1 Conditions of Dissolution  The Company shall dissolve upon the occurrence of any of the following events:
     (a) upon the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act;
     (b) the Member votes to dissolve the Company; or
     (c) the sale of all or substantially all of the assets of Company.
     4.2 Winding Up. Upon the dissolution of the Company, the Company’s assets shall be disposed of and its affairs wound up. The Company shall give written notice of the commencement of the dissolution to all of its known creditors.
ARTICLE V
INDEMNIFICATION
     5.1 Exculpation.
     (a) For purposes of this Agreement, the term “Covered Persons” means the Member and any members of the Member, and their respective officers, directors, shareholders, partners, members and employees.
     (b) No Covered Person shall be liable to the Company for any loss, damage or claim incurred by reason of any act or omission performed (whether or not constituting negligence) or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.
     (c) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person or entity as to matters the Covered Person reasonably believes are within the professional or expert competence of such person or entity and who or which has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid. The foregoing provision shall in no way be deemed to reduce the limitation on liability of a Covered Person provided in Section 5.1(b).
     (d) Notwithstanding the provision of this Sections 5.1 and Section 5.2, nothing herein shall amend or modify any of the obligations of such Covered Persons to the Company or to any other Covered Person set forth in the operating agreement of the Member and to the extent the provisions of this Agreement shall conflict with the provisions of such operating agreement of the Member, the terms of the operating agreement of the Member shall control.
     5.2 Indemnification. The Company, its receiver, or its trustee shall indemnify, defend and hold harmless a Covered Person from and against any and all Damages (as defined below) arising out of or resulting from the fact that such Covered Person is or was a Member or any act or omission in connection with such Covered Person’s activities on behalf of the Company or in furtherance of the interests of the Company, including, without limitation, any Damages incurred in connection with the defense of any actual or threatened action, proceeding, or claim to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. Reasonable expenses incurred by an indemnified party may, in connection with the foregoing matters, be paid or reimbursed by the Company in advance of the final disposition of such proceedings upon receipt by the Company of (i) written affirmation by the indemnified party of its good faith belief that such person is entitled to indemnification by the Company, and (ii) a written undertaking by or on behalf of the indemnified party to repay such amount if a court of competent jurisdiction ultimately determines that the indemnified party is not entitled to indemnification.
     As used in this Section 5.2, “Damages” shall mean all claims, actions, losses, damages, expenses, liabilities, judgments, awards, fines, sanctions, penalties, taxes, and amounts paid in settlement, including, without limitation, costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents.
     5.3 Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Member shall, in its sole discretion, deem reasonable, on behalf of Covered Persons and such other persons or entities as the Member shall determine, against any liability that may be asserted against, or expenses that may be incurred by, any such person or entity in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such person or entity against such liability under the provisions of this Agreement.
     5.4 Outside Business. The Member may engage in or possess an interest in any business venture of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the Member shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. The Member shall not be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and the Member shall have the right to take for its own account (individually or as a partner, shareholder, fiduciary or otherwise) or to recommend to others any such particular investment opportunity.
ARTICLE VI
MISCELLANEOUS
     6.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents made and to be performed entirely within Delaware.
     6.2 Conflict with Certificate of Formation. To the extent that any provision of the Certificate conflicts with any provision of this Agreement, the Certificate shall control.
     6.3 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Member, and its respective successors and assigns.
     6.4 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.
     6.5 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or governmental authority or agency, other than the Member and its respective successors and assigns, nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.
[THE REMAINDER OF THE PAGE IS INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the sole Member of the Company has executed this Limited Liability Company Agreement, effective as of the date written above.

MEMBER:

UDR Texas Ventures LLC, a Delaware limited liability company

By: UDR TX Fund LLC, a Delaware limited liability company, its Managing Member

By:
Name:

Title:

EXHIBIT H
INTERNAL RATE OF RETURN CALCULATION

H-1

UDR Texas Ventures LLC
IRR Calculation Example

	1/15/2007	3/30/2007	6/29/2007	9/28/2007	12/31/2007	3/31/2008	6/30/2008	9/30/2008	12/31/2008	3/23/2009
	Monday	Friday	Friday	Friday	Monday	Monday	Monday	Tuesday	Wednesday	Monday
Total Cash Flows	($400,000,000)	$5,000,000	$10,000,000	$15,000,000	$20,000,000	$25,000,000	$30,000,000	$35,000,000	$40,000,000	$375,000,000
VENTURE IRR	18.78%

UDR Texas Ventures LLC
Waterfall Example

	1/15/2007	3/30/2007	6/29/2007	9/28/2007	12/31/2007	3/31/2008	6/30/2008	9/30/2008	12/31/2008	3/23/2009
	Monday	Friday	Friday	Friday	Monday	Monday	Monday	Tuesday	Wednesday	Monday
Total Cash Flows	($400,000,000)	$5,000,000	$10,000,000	$15,000,000	$20,000,000	$25,000,000	$30,000,000	$35,000,000	$40,000,000	$375,000,000
Cash Flows to UDR (20%)	($80,000,000)	$1,000,000	$2,000,000	$3,000,000	$4,000,000	$5,000,000	$6,000,000	$7,000,000	$8,000,000	$57,931,800
Cash Flows to Fannie Mae (80%)	($320,000,000)	$4,000,000	$8,000,000	$12,000,000	$16,000,000	$20,000,000	$24,000,000	$28,000,000	$32,000,000	$231,727,200
First Ownership Shift Hurdle @ 9.0%										$289,659,000
Cash Available for First Ownership Shift										20,445,000
Cash Flow to UDR at 35.0% Ownership										7,155,750
Cash Flow to Fannie Mae at 65.0% Ownership										13,289,250
First Holdback Hurdle @ 11.0%										$310,104,000
Cash Available for First Holdback										5,000,000
First Holdback Payment to UDR of $5,000,000										5,000,000
Second Ownership Shift Hurdle @ 11.0% (After Payment of FIRST Holdback)										$315,104,000
Cash Available for Second Ownership Shift										22,701,000
Cash Flow to UDR at 40.0% Ownership										9,080,400
Cash Flow to Fannie Mae at 60.0% Ownership										13,620,600
Second Holdback Hurdle @ 13.0%										$337,805,000
Cash Available for Second Holdback										5,000,000
Second Holdback Payment to UDR of $5,000,000										5,000,000
Second Ownership Shift Hurdle @ 11.0% (After Payment of SECOND Holdback)										$342,805,000
Cash Available for Second Ownership Shift										23,255,000
Cash Flow to UDR at 40.0% Ownership										9,302,000
Cash Flow to Fannie Mae at 60.0% Ownership										13,953,000
Third Holdback Hurdle @ 15.0%										$366,060,000
Cash Available for Third Holdback										5,000,000
Second Holdback Payment to UDR of $5,000,000										5,000,000
Third Ownership Shift Hurdle @ 15.0% (After Payment of THIRD Holdback)										$371,060,000
Cash Available for Third Ownership Shift										3,940,000
Cash Flow to UDR at 50.0% Ownership										1,970,000
Cash Flow to Fannie Mae at 50.0% Ownership										1,970,000
Pari Passu Share of Cash Flows	($80,000,000)	$1,000,000	$2,000,000	$3,000,000	$4,000,000	$5,000,000	$6,000,000	$7,000,000	$8,000,000	$72,000,000
Holdback	0	0	0	0	0	0	0	0	0	15,000,000
Promote (cash flow in excess of pari passu excluding holdback)	0	0	0	0	0	0	0	0	0	13,439,950

Total UDR Cash Flows	($80,000,000)	$1,000,000	$2,000,000	$3,000,000	$4,000,000	$5,000,000	$6,000,000	$7,000,000	$8,000,000	$100,439,950

Total Fannie Mae Cash Flows	($320,000,000)	$4,000,000	$8,000,000	$12,000,000	$16,000,000	$20,000,000	$24,000,000	$28,000,000	$32,000,000	$274,560,050

Total Cash Distributed	($400,000,000)	$5,000,000	$10,000,000	$15,000,000	$20,000,000	$25,000,000	$30,000,000	$35,000,000	$40,000,000	$375,000,000

EXHIBIT I

FORM OF GUARANTY
     This Guaranty (this “Guaranty”) is made as of November 5, 2007, by UDR, Inc., a Maryland corporation with its principal address at 1745 Shea Center Drive, Suite 200, Highlands Ranch, CO 80129 (“Guarantor”) in favor of FANNIE MAE, a corporation organized under the laws of the United States (“Fannie Mae”), and the Company (defined below) (Fannie Mae and the Company are collectively referred to as the “Guaranteed Party”; provided, however, at Fannie Mae’s sole election, Fannie Mae may be the sole Guaranteed Party hereunder and may exercise all rights and remedies granted to Guaranteed Party hereunder, and be entitled to all benefits afforded to Guaranteed Party hereunder, in its individual capacity).
RECITALS
     A. Concurrently herewith, UDR TX Fund LLC, a Delaware limited liability company (“Managing Member”), and Fannie Mae are entering into that certain Limited Liability Company Agreement of UDR Texas Ventures LLC of even date herewith (the “Operating Agreement”), whereby Fannie Mae and Managing Member have agreed to form a Delaware limited liability company under the name of UDR Texas Ventures LLC (the “Company”) subject to the terms and conditions set forth in the Operating Agreement.
     B. Pursuant to the Operating Agreement, (a) the Company will own an interest in Subsidiaries (as defined in the Operating Agreement) which will, own, operate, manage and lease certain Properties subject to Mortgage Loans, and (b) Fannie Mae will make certain capital contributions to the Company as more particularly set forth in the Operating Agreement.
     C. In connection with the transactions contemplated in the Operating Agreement, Guarantor shall cause or has caused its affiliates to sell certain Properties to Subsidiaries pursuant to purchase and sale agreements approved by the Members and to contribute the Property known as Lincoln at Towne Square II to UDR Lincoln at Town Square II LLC pursuant to that certain Contribution Agreement, dated as of November 5, 2007 between Lincoln TC II, L.P. and UDR Lincoln at Towne Square II LLC (the “Contribution Agreement”).
     D. To induce Fannie Mae to, among other things, execute the Operating Agreement, acquire a membership interest in the Company, and make Fannie Mae’s capital contributions, all as provided in the Operating Agreement, Guarantor is willing and desires to execute and deliver this Guaranty for the benefit of Fannie Mae and the Company.
     E. As a condition to entering into or approving, as the case may be, the agreements, contracts and transactions described above, and pursuant to the Operating Agreement, Fannie Mae requires that Guarantor enter into this Guaranty.

     F. Guarantor has a substantial direct or indirect economic and ownership interest in Managing Member, Lincoln TC II, L.P., and the above referenced sellers of Properties, and will derive substantial benefit from Fannie Mae entering into or approving, as the case may be, the agreements, contracts and transactions described above.
     NOW, THEREFORE, in consideration of Fannie Mae entering into the Operating Agreement, the anticipated capital contribution of Fannie Mae, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:
     1. Definitions. All capitalized terms used in this Guaranty which are not otherwise defined shall have the meanings set forth in the Operating Agreement.
     2. Guaranteed Obligations. Guarantor hereby unconditionally and irrevocably guarantees to Fannie Mae and the Company (i) the full and complete payment of all of Managing Member’s financial obligations including without limitation, obligations to make Capital Contributions, to satisfy Managing Member’s indemnity obligations, and to pay damages arising from the Managing Member’s breach of its obligations under the Operating Agreement (including but not limited to a Managing Member Default) all as set forth in the Operating Agreement and (ii) the full and complete payment of (a) all of the respective seller’s indemnification obligations under Section 5.01(c) of the respective purchase and sales agreements and, (b) the indemnification obligations of Lincoln TC II, L.P. under Section 5.01(c) of the Contribution Agreement. The obligations of Guarantor set forth in this Section 2 shall hereinafter be collectively referred to herein as the “Guaranteed Obligations”.
     3. Not Capital Contributions. Any amounts funded by Guarantor hereunder are not capital contributions of Managing Member or any other Person to the Company but represent the personal obligations of Guarantor in its individual capacity without regard to the Operating Agreement. Guarantor acknowledges that it will not be entitled to reimbursement or distribution from the Company or Fannie Mae on account of any sums paid by it pursuant to this Guaranty, and that Guarantor shall not have any right of subrogation by reason of such payments until all Guaranteed Obligations have been irrevocably paid in full. Fannie Mae may (but shall not be obligated to) direct Guarantor, however, to make payments under this Guaranty directly to the Company.
     4. Financial Statements. Within one hundred twenty (120) days following the end of each fiscal year, Guarantor shall deliver to Fannie Mae (a) copies of such updated audited financial statements and unaudited balance sheets, profit and loss statements, cash flows, other financial reports and other financial information of Guarantor as previously delivered to Fannie Mae and (b) a statement of material change, if any, in Guarantor’s net worth, certified by such Guarantor as being true, correct and complete, together with a certified statement that there ahs been no material adverse change in the financial condition of such Guarantor since the date of the previous financial statements delivered to Fannie Mae. Guarantor hereby represents, warrants and covenants that all financial statements heretofore delivered to Fannie Mae are, and hereafter to be delivered to Fannie Mae will be, true, complete and correct in all material respects and fair representations of the financial condition of the Guarantor as of the dates thereof. Notwithstanding the foregoing, so long as Guarantor shall file all reports required to be filed by it under the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended, on a timely basis or has timely filed a valid extension of such time of filing and has filed any such reports prior to the expiration of any such extension, such reports include the financial statements of Guarantor, and as of the effective date of such filings such financial statements complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Securities and Exchange Commission with respect thereto as in effect at the time of filing, Guarantor shall not be required to submit financial statements and or balance sheets or other financial information directly to Fannie Mae.
     5. No Discharge of Obligations. Except in the event of a written amendment to this Guaranty signed by the Guarantor, Fannie Mae and the Company, if applicable, if any, and then except only to the extent expressly provided therein, none of Guarantor’s obligations and no right against Guarantor shall be in any way discharged, impaired or otherwise affected by:
     a. The modification, amendment or waiver, by change order, directive or otherwise, or any extension of time for performance of, or other modification in or of any Rehabilitation Plan, Business Plan, the Operating Agreement, and any other agreement relating to the acquisition, financing, rehabilitation or operation of any Property or the Basic Documents.
     b. The release or waiver of or delay in the enforcement of any right or remedy by or against Fannie Mae, Managing Member, the Company, the Guarantor, any Subsidiary, Lincoln TC II, L.P., or any seller of any of the Properties; whether pursuant to or involving the Operating Agreement or any other agreement relating to the acquisition, contribution, financing, rehabilitation or operation of any Property, or the compromise or settlement by any of the above parties of any amount or matter in dispute relating to any of the foregoing agreements.
     c. The exercise by Fannie Mae, Managing Member, the Company, any guarantor, mortgage lender or any other party of any of their respective rights and remedies under any Mortgage Loan Documents, any Operating Agreement, any Subsidiary’s operating agreement, any other agreement relating to the acquisition, contribution, financing, rehabilitation or operation of any Property or the Basic Documents.
     d. The approval, disapproval, inspection, review or failure to inspect or review by Fannie Mae of the progress, status, or quality of construction or any costs, expenses, financing, contracts, or other matters relating thereto, in connection with the rehabilitation of any Property or otherwise.

     e. The release or discharge of Fannie Mae, the Company, Managing Member, or the Guarantor from any obligation in any receivership, bankruptcy, winding-up or other creditor proceeding.
     It is expressly agreed by Guarantor that none of the forgoing events shall release or discharge the obligations of Guarantor hereunder, whether or not such event may otherwise be deemed a legal or equitable discharge of a guarantor or surety. Guarantor agrees that neither Fannie Mae nor any other party shall have any duty to disclose to Guarantor any information they receive regarding the financial status of Managing Member, the Company or any contractor, subcontractor, materialmen involved in the rehabilitation of the Property, or any information relating to any Property, whether such information indicates that the risk or obligations of Guarantor have or may increase. Guarantor assumes full responsibility for keeping informed of such matters.
     No change in the composition of Fannie Mae, Managing Member, the Company, any Subsidiary or any other party shall in any way affect, impair or diminish the liability of Guarantor hereunder, and Fannie Mae shall have no obligation to inquire into the powers of any of them to perform the Guaranteed Obligations.
     This Guaranty is being delivered free of any conditions and no representations have been made to Guarantor affecting or limiting the liability of Guarantor hereunder. The obligations of Guarantor hereunder are independent of any obligations which such Guarantor may have to Fannie Mae, directly or indirectly, under the Operating Agreement or any other obligation whatsoever, if any.
     6. Nature of Guaranty. This Guaranty is irrevocable and continuing in nature and relates to any Guaranteed Obligations now existing or hereafter arising. This Guaranty is a guaranty of prompt and punctual payment and is not merely a guaranty of collection. The liability of Guarantor hereunder is independent of the obligations of Managing Member, or the Company and a separate action or separate actions may be brought or prosecuted against Guarantor whether or not any action is brought or prosecuted against Managing Member, Lincoln TC II, L.P., or any seller of any of the Properties or whether Managing Member, Lincoln TC II, L.P., or any seller of any of the Properties, or the Company is joined in any such action or actions. The liability of Guarantor hereunder is independent of, and not in consideration of or contingent upon the liability of any other person under any similar instrument and the release of, or cancellation by, any signer of a similar instrument shall not act to release or otherwise affect the liability of Guarantor unless Guarantor is independently released in writing. This Guaranty shall be construed as a continuing, absolute and unconditional guaranty of payment and performance (and not merely of collection) without regard to:
     a. the legality, validity or enforceability of any of the Property Agreements, any Construction Management Agreement, any Property Management Agreement, any Subsidiary’s agreement, any of the indebtedness evidenced thereby, or any other guaranty of such indebtedness or the Guaranteed Obligations;

     b. any defense (other than payment), setoff or counterclaim that may at any time be available to Managing Member, the Company or any other guarantor against, and any right of setoff at any time held by, Fannie Mae; or
     c. any other circumstances whatsoever (with or without notice to or knowledge of Guarantor or any other guarantor), whether or not similar to any of the foregoing, that constitutes, or might be construed to constitute, an equitable or legal discharge of Managing Member, the Company or any other guarantor, in bankruptcy or in any other instance.
     7. Relationship to Other Agreements; Fannie Mae Option. Nothing herein shall in any way modify or limit the effect of terms or conditions set forth in any other document, instrument or agreement executed by Guarantor in connection with the Guaranteed Obligations, but each and every term and condition hereof shall be in addition thereto. Upon the occurrence of any Managing Member Default under the Operating Agreement, in addition to all of Fannie Mae’s other rights hereunder and under the Operating Agreement, Fannie Mae will have the option, to be exercised in its sole discretion, to either require Guarantor to complete the rehabilitation pursuant to any Rehabilitation Plan or to complete the rehabilitation itself or to cause the rehabilitation to be completed by a third party, substantially in accordance with the Rehabilitation Plan or otherwise in accordance with the Operating Agreement. If Fannie Mae elects to complete the rehabilitation itself or to cause a third party to complete the rehabilitation, Guarantor shall pay to Fannie Mae, immediately upon demand therefor, an amount equal to the difference between the actual costs reasonably incurred by Fannie Mae in completing the rehabilitation as referenced above, minus the sum of Project Costs reflected in any Rehabilitation Budget and directly related to the rehabilitation. In no event will Guarantor’s liability hereunder be reduced as a result of any evidence that the cost to perform the Guaranteed Obligations exceeds the enhancement in value to the property resulting from performance of the Guaranteed Obligations.
     8. Subordination of Indebtedness. Guarantor agrees that:
     a. Any rights of Guarantor, whether now existing or later arising, to receive payment on account of any indebtedness (including interest) owed to Guarantor by Managing Member, any Subsidiary, or the Company, shall at all times be subordinate as to lien and time of payment and in all other respects to the full and prior indefeasible performance of all obligations owed to Fannie Mae under the Operating Agreement. Guarantor shall not be entitled to enforce or receive payment of any sums hereby subordinated until all such obligations have been paid and performed in full.
     b. Upon the occurrence of a default of the Guaranteed Obligations or a default by Guarantor in the performance of any other obligations owed to Fannie Mae under the terms hereof, if Fannie Mae so requests, any such obligation of Managing Member, any Subsidiary or the Company now or hereafter owed to Guarantor shall be collected, enforced and received by such Guarantor as trustee for Fannie Mae on account of the Guaranteed Obligations, but without reducing or affecting in any manner the obligations of Guarantor under the other provisions of this Guaranty.
     c. Upon the occurrence of a default of the Guaranteed Obligations or a default by Guarantor of any other obligations owed to Fannie Mae under the terms hereof, should Guarantor fail to collect or enforce any such indebtedness of Managing Member, any Subsidiary or the Company now or hereafter owed to Guarantor and pay the proceeds thereof to Fannie Mae, Fannie Mae, as Guarantor’s attorney-in-fact, may do such acts and sign such documents in Guarantor’s name as Fannie Mae considers necessary or desirable to effect such collection, enforcement and/or payment.
     9. Statute of Limitations and Other Laws. Until the Guaranteed Obligations shall have been irrevocably paid and performed in full (except to the extent the Guaranteed Obligations are limited as provided in Section 11.2 of the Operating Agreement), all of the rights, privileges, powers and remedies granted to Fannie Mae hereunder shall continue to exist and may be exercised by Fannie Mae at any time and from time to time, irrespective of the fact that any of the Guaranteed Obligations may have become barred by any statute of limitations. Guarantor expressly waives the benefit of any and all statutes of limitation, and any and all laws providing for exemption of property from execution or for valuation and appraisal upon foreclosure, and any and all rights and benefits, if any, arising under the laws of the State of Delaware.
     10. Rights Upon Default. Upon the occurrence of any default in the performance of the Guaranteed Obligations or default by Guarantor of any other obligations owed to Fannie Mae under the terms hereof, Fannie Mae may enforce this Guaranty independently of any other remedy or security Fannie Mae at any time may have or hold in connection with the Guaranteed Obligations, and it shall not be necessary for Fannie Mae to marshal assets in favor of Managing Member, Subsidiary or Guarantor or any other person or to proceed upon or against and/or exhaust any security or remedy before proceeding to enforce this Guaranty. Fannie Mae may file a separate action or actions against Guarantor, whether action is brought or prosecuted with respect to any security or against any other person, or whether any other person is joined in any such action or actions. Guarantor agrees that Fannie Mae and Managing Member, Lincoln TC II, L.P., or any seller of a Property may deal with each other in connection with the Guaranteed Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between them, in any manner whatsoever, all without in any way altering or affecting the security of this Guaranty. Fannie Mae’s rights hereunder shall be reinstated and revived, and the enforceability of this Guaranty shall continue, with respect to any amount at any time paid on account of the Guaranteed Obligations which thereafter shall be required to be restored or returned by Fannie Mae upon the bankruptcy, insolvency or reorganization of Managing Member, any Subsidiary, Guarantor, Lincoln TC II, L.P., or any seller of a Property, or for any other reason, all as though such amount had not been paid. The rights of Guaranteed Party created or granted herein and the enforceability of this Guaranty at all times shall remain effective to guarantee the full amount of all of the Guaranteed Obligations even though the Guaranteed Obligations, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against Managing Member, a Subsidiary, Lincoln TC II, L.P. or any seller of a Property. Guarantor expressly waives any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of Managing Member, a Subsidiary, the Company, Lincoln TC II, L.P., or any seller of a Property, or any other guarantor with respect to the Guaranteed Obligations, (b) the unenforceability or invalidity of any security or guaranty for the Guaranteed Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Guaranteed Obligations, (c) the cessation for any cause whatsoever of the liability, in whole or in part, of Managing Member, a Subsidiary, the Company, Lincoln TC II, L.P., or any seller of a Property, or any other Guarantor (other than by reason of the full payment and performance of all Guaranteed Obligations), (d) any failure of Fannie Mae to marshal assets in favor of Managing Member, the Company or any other guarantor, or any other person, (e) any failure of Guaranteed Party to give notice of sale or other disposition of any collateral (now or hereafter securing the Guaranteed Obligations) to Managing Member or any other guarantor, or any other person or any defect in any notice that may be given in connection with any sale or disposition of collateral, (f) any failure of Guaranteed Party to comply with applicable law in connection with the sale or other disposition of any collateral or other security for any Guaranteed Obligation, including any failure of Guaranteed Party to conduct a commercially reasonable sale or other disposition of any collateral or other security for any Guaranteed Obligation, (g) any act or omission of Fannie Mae, or others, that directly or indirectly results in or aids the discharge or release of Managing Member, Lincoln TC II, L.P., or any seller of a Property, or any other guarantor, or the Guaranteed Obligations or any security or guaranty therefor by operation of law or otherwise (other than by reason of the full payment and performance of all Guaranteed Obligations), (h) any applicable law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, including, without limitation, all rights and benefits under the laws of the District of Columbia purporting to reduce a guarantor’s obligation in proportion to the obligation of the principal, (i) any failure of Guaranteed Party to file or enforce a claim in any bankruptcy or other proceeding with respect to any person, (j) the election by Guaranteed Party in any bankruptcy proceeding of any person, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person, (n) the avoidance of any lien in favor of Guaranteed Party for any reason, (o) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any person, including any discharge of, or bar or stay against collecting, all or any of the

Guaranteed Obligations (or any interest thereon) in or as a result of any such proceedings, (p) all rights or defenses Guarantor may have by reason of protection afforded to the principal with respect to the Guaranteed Obligations or to any other guarantor’s obligations under its guaranty, in either case, pursuant to the antideficiency laws or other laws of the District of Columbia or other states limiting or discharging the principal’s obligations. Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurring of new, or additional Guaranteed Obligations. Guarantor further waives the effect of any law which provides that a continuing guaranty may be revoked at any time by the guarantor in respect to future transactions and, by virtue of this waiver, Guarantor acknowledges that, except to the extent the Guaranteed Obligations are limited as provided in Section 11.2 of the Operating Agreement, Guarantor does not have any right to revoke this Guaranty as to future advances or additional loans under the Operating Agreement and, thus, Guarantor may essentially have no control over its ultimate responsibility for Managing Member’s obligations guaranteed hereunder. Finally, Guarantor agrees that all advances and Capital Contributions under the Operating Agreement, if any, are to be construed as components of but a single transaction.
     11. Waivers and Consents. Guarantor acknowledges that the Guaranteed Obligations involve the guaranty of obligations of a Person other than Guarantor and, in full recognition of that fact, Guarantor consents and agrees that Guaranteed Party may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof but subject to the terms and provisions of the Operating Agreement: (a) supplement, modify, amend, extend, renew, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement, modify, amend or waive, or enter into or give any agreement, approval or consent with respect to, the Guaranteed Obligations or any part thereof, or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Guaranteed Obligations or any part thereof; (d) accept partial payments on, or performance of, the Guaranteed Obligations and apply any and all payments or recoveries from Managing Member, Lincoln TC II, L.P., or any seller of a Property, or any guarantor to such of the Guaranteed Obligations as Fannie Mae may elect in its sole discretion; (e) receive and hold additional security or guaranties for the Guaranteed Obligations or any part thereof; (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer and/or enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Fannie Mae in its sole and absolute discretion may determine; (g) release any other Person from any personal liability with respect to the Guaranteed Obligations or any party thereof; (h) settle, release on terms satisfactory to Fannie Mae, as the case may be, or by operation of applicable law or otherwise liquidate or enforce any Guaranteed Obligations and any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale (other than by reason of the full payment and performance of all Guaranteed Obligations); (i) consent to the merger, change of any other restructuring or termination of the corporate existence of Managing Member, the Company and correspondingly restructure the Guaranteed Obligations, and any such merger, change, restructuring or termination shall not affect the liability of Guarantor or the continuing effectiveness hereof, or the enforceability thereof with respect to all or any part of the Guaranteed Obligations; and/or extend other credit to Managing Member, and may take and hold security for the credit so extended, all without affecting Guarantor’s liability under this Guaranty; (j) otherwise deal with Managing Member, the Company, Lincoln TC II, L.P., or any seller of any Property, or any other guarantor as Fannie Mae may elect in its sole discretion. Guarantor expressly agrees that until the Guaranteed Obligations are paid and performed in full and each and every term, covenant and condition of this Guaranty is fully performed, Guarantor shall not be released by or because of:
     (i) Any act or event which might otherwise discharge, reduce, limit or modify Guarantor’s obligations under this Guaranty;
     (ii) Any waiver, extension, modification, forbearance, delay, or other act or omission of Guaranteed Party, or Guaranteed Party’s failure to proceed promptly or otherwise as against the Managing Member, Lincoln TC II, L.P., or any seller of any Property, any other guarantor, or any security;
     (iii) Any action, omission or circumstance which might increase the likelihood that Guarantor may be called upon to perform under this Guaranty or which might affect the rights or remedies of Guarantor as against Managing Member, Lincoln TC II, L.P., or any seller of any Property; or
     (iv) Any dealings occurring at any time between the Managing Member, any Subsidiary, the Company, or Lincoln TC II, L.P., or any seller of any Property, on the one hand, and Fannie Mae, on the other hand, whether relating to Property Agreements, Fannie Mae’s Capital Contributions to the Company or otherwise.
     Guarantor waives all rights and defenses arising out of an election of remedies by Guaranteed Party, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Guaranteed Obligations, has destroyed such Guarantor’s rights of subrogation and reimbursement against Managing Member, the Company, any Subsidiary, any other guarantor or any other Person (as the case may be), and even though that election of remedies by Guaranteed Party has destroyed such Guarantor’s rights of contribution against another guarantor of any of the Guaranteed Obligations.

     No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in Sections 10 and 11.
     Guarantor, to the extent not prohibited by law, waives all rights, defenses and claims arising out of or based in whole or in part on the exercise of Guaranteed Party’s rights under Section 11.2 of the Operating Agreement.
     Guarantor hereby expressly waives and surrenders any defense to its liability under this Guaranty based upon any of the foregoing acts, omissions, agreements, waivers or matters. It is the purpose and intent of this Guaranty that the obligations of Guarantor under it shall be absolute and unconditional under any and all circumstances.
     12. Completion by Fannie Mae or the Company. Guarantor agrees that upon the occurrence of a default of the Guaranteed Obligations or a default by Guarantor in the performance of any other obligations owed to Fannie Mae under the terms hereof that Fannie Mae may provide written notice of such default to Guarantor and if such default has not been cured, in the case of a default capable of being cured with the payment of money, within five (5) days after written notice, and, in the case of a default not capable of being cured with money, then within thirty (30) days after such written notice, then Guaranteed Party shall have the right, but not the obligation, either before, after or in concurrence with any such actions taken by any lender, if applicable, to take any or all of the following actions:
     a. Complete, or cause of completion of, the rehabilitation of the Property substantially in accordance with any Rehabilitation Plan;
     b. Engage, or cause to be engaged, builders, contractors, engineers, architects and others for the purpose of furnishing labor, materials and equipment in connection with any rehabilitation of the Property substantially in accordance with any Rehabilitation Plan;
     c. Pay, compromise or settle, or cause the payment, compromise, or settlement of, all bills or claims incurred in connection with any rehabilitation of the Property substantially in accordance with any Rehabilitation Plan or otherwise in accordance with the Operating Agreement;
     d. Take or refrain from taking such other action to enforce the provisions of this Guaranty as it may from time to time determine in its sole discretion, including without limitation initiating one or more actions for damages.
     Guarantor shall, immediately upon demand therefor, reimburse the Guaranteed Party for any and all expenditures incurred by Guaranteed Party under this Section 12.
     13. Remedies. In addition to all other remedies provided at law or in equity and such other remedies as may be provided herein, Guaranteed Party may enforce Guarantor’s obligations hereunder with regard to the payment of any money by charging the same against any distributions, fees, or other amounts which Managing Member would otherwise be entitled to receive under the Operating Agreement or any Subsidiary’s operating agreement, if any, whether such amounts are accrued or unearned. GUARANTOR ACKNOWLEDGES THAT SUCH GUARANTOR HAS BEEN AFFORDED THE OPPORTUNITY TO READ THIS DOCUMENT CAREFULLY AND TO REVIEW IT WITH AN ATTORNEY OF GUARANTOR’S CHOICE BEFORE SIGNING IT. GUARANTOR ACKNOWLEDGES HAVING READ AND UNDERSTOOD THE MEANING AND EFFECT OF THIS DOCUMENT BEFORE SIGNING IT.
     14. No Amendment. Neither this Guaranty nor any provision hereof may be modified, amended, waived, terminated or changed orally, but only by an agreement in writing signed by Fannie Mae and the Guarantor to be bound by such agreement.
     15. Successors and Assigns. This Guaranty shall be binding upon and inure to the benefit of the heirs, administrators, legal representatives, successors and assigns of the parties hereto; this Agreement shall only benefit Guaranteed Party and their respective successors and assigns permitted in the Operating Agreement.
     16. Irrevocable Survival. This Guaranty shall be irrevocable by the Guarantor until all Guaranteed Obligations have been completely and indefeasibly paid and all obligations and undertakings of undersigned hereunder have been completely performed and Fannie Mae is no longer a member in the Company.
     17. Unenforceability. If any term or provision of this Guaranty shall be determined to be illegal, invalid, or unenforceable, this Guaranty and all other terms and provisions hereof shall nevertheless remain effective and shall be enforced to the fullest extent permitted by law.
     18. Entire Agreement. This Guaranty constitutes the entire agreement with respect to the subject matter hereof, and supersedes all prior discussions, negotiations, commitments, representations, agreements and understandings between the parties. As used herein, the singular includes the plural, and the masculine includes the feminine and neuter and vice versa, if the context so requires.
     19. WAIVER OF RIGHT TO TRIAL BY JURY. GUARANTOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) THIS GUARANTY, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS GUARANTY (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS

RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND GUARANTOR HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS GUARANTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 19 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE GUARANTOR TO THE WAIVER OF HIS RIGHT TO TRIAL BY JURY.

INITIAL HERE
     20. Notice. All notices, demands, consents, approvals or other communications (collectively, a “Notice”) provided for in this Guaranty or required by law shall be in writing and shall be sent by overnight delivery service, private courier service, certified or registered mail, return receipt requested, first class postage prepaid or confirmed facsimile transmission (followed by delivery of hard copy by one of the above methods), addressed to the party at the address for Notices set forth below, unless Notice of a change of address is given to the parties pursuant to the provisions of this Section 20. Notices shall be deemed delivered (and specified response periods shall commence) three (3) days after the date of mailing of a Notice sent by mail or on the date of receipt of a notice delivered by courier, overnight delivery service or facsimile transmissions. Any Notice sent by mail which is required to be given within a stated period of time shall be considered timely if postmarked before midnight of the last day of such period. Notices given by counsel for any party shall be deemed valid Notices if addressed and sent in accordance with the provisions of this Section 20.

Guarantor:	UDR, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, CO 80129
Attn: W. Mark Wallis Senior Executive Vice President

with a copy to:	Morrison & Foerster LLP
5200 Republic Plaza 370
Seventeenth Street Denver,
CO 80202
Attn: Warren L. Troupe, Esq.

Fannie Mae:	Fannie Mae
3900 Wisconsin Avenue, NW Mail
Stop 11H — 736 Washington, D.C.
20016 Attn: Francis P. Rooney, Jr.

with a copy to:	Fannie Mae
3900 Wisconsin Avenue, NW Mail
Stop 11H — 1103 Washington, D.C.
20016 Attn: Sara Todd, Esq.
     21. Costs. Guarantor hereby agrees to indemnify Guaranteed Party for all costs, fees and expenses, including without limitation, all court costs and attorneys fees incurred or paid by the Guaranteed Party in enforcing this Guaranty. In the event of any dispute or litigation regarding the enforcement or validity of this Guaranty, Guarantor shall pay all charges, costs and expenses (including, without limitation, attorneys’ fees) incurred by Fannie Mae, whether any action or proceeding is commenced regarding such dispute and whether such litigation is prosecuted to judgment. Guarantor shall not, however, be responsible for such charges, costs and expenses to the extent a court of competent jurisdiction shall determine that Guarantor is not in default of any of the Guaranteed Obligations and such determination is not appealable.
     22. Governing Law and Consent to Jurisdiction. This Guaranty is to be performed in the District of Columbia and shall be governed by and construed in accordance with the laws of the District of Columbia. In the event of any litigation arising out of this Guaranty, Guarantor agrees that the substantive law of the District of Columbia shall apply. Guarantor hereby consents to jurisdiction within the District of Columbia for purposes of such litigation and agrees that service of process may be made and personal jurisdiction over such Guarantor obtained by serving a copy of the summons and complaint upon Guarantor at the address set forth herein, in accordance with the applicable laws of the District of Columbia. Nothing contained herein, however, shall prevent Guaranteed Party from bringing any action or exercising the rights against any security or against Guarantor personally, or against any property of Guarantor within any other state.
     23. Counterparts. This Guaranty may be executed in counterparts, each of which shall be deemed to be an original. In proving this Guaranty it shall not be necessary to produce or account for more than one counterpart.
[Signature Page Attached]

     IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first above written.

GUARANTOR:

UDR, INC. a Maryland corporation

By:

(SEAL)	Name:

Title:

EXHIBIT J

J-1

EXHIBIT J
Form of Construction Management Agreement
     THIS CONSTRUCTION MANAGEMENT AGREEMENT (“Agreement") is made and entered into as of                      ___, ___, by and between                       , a Delaware limited liability company (“Owner”), and                     , a                      (“Manager”).
R E C I T A L S
     A. Owner owns that certain real property located in                     , improved with a ___-unit apartment complex commonly known as “                    ”, as more particularly described in Exhibit “A” attached hereto and incorporated herein by reference (hereinafter referred to as the “Property”).
     B. Owner desires to implement a program to rehabilitate the Property as more particularly described in the Rehabilitation Plan (the “Project”).
     C. Owner wishes to engage Manager to coordinate, manage and supervise the prosecution and completion of all construction and related services required to complete the Work (as defined below), all in accordance with the terms hereof, and Manager wishes to accept such engagement, all upon the terms, covenants and conditions set forth in this Agreement.
     D. Manager is an affiliate of UDR TX Fund LLC, a Delaware limited liability company, the Managing Member of UDR Texas Ventures, LLC (“Company”), which is the sole member of Owner. Managing Member and Fannie Mae, a corporation organized under the laws of the United States (“Fannie Mae”) have executed a Limited Liability Company Agreement dated of even date herewith (“Operating Agreement”) regarding the Company.
     E. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Operating Agreement.
     NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration received by each of the parties hereto, Owner and Manager hereby agree as follows:
     1. Engagement.
     (a) Owner hereby engages Manager to coordinate, manage and supervise the prosecution and completion of all construction and related services required to complete the work described in the Rehabilitation Plan approved by the members of the Company (the “Work”) in accordance with the Rehabilitation Budget, as described in Section 4(a) of this Agreement. Manager hereby accepts such engagement.
     (b) All services to be performed by Manager hereunder shall be performed by Manager as an independent contractor. Subject only to the express limitations contained herein and in the Operating Agreement, Manager shall have full power, authority and control to select the means, manner and method of performing its duties hereunder without control or direction of Owner. Neither Manager nor any agent, employee, servant or contractor of Manager shall be deemed to be the partner, joint venturer, agent, employee, servant or contractor of Owner. Except as otherwise expressly provided herein, Manager shall have sole direction of and responsibility for its acts and the acts of its agents, employees, servants and contractors in the performance of its obligations under this Agreement.
     (c) All contracts, agreements and instruments to be executed in connection with the Project (collectively, the “Property Agreements”) shall be executed and entered into by Manager with a copy of such executed Property Agreements promptly provided to Owner.
     (d) Owner has entered into this Agreement with Manager because of Manager’s special knowledge and skill in the planning, conversion and renovation of projects similar to the Project, and is relying on Manager to see that all work performed to complete the Project shall be done in a professional, safe and workmanlike manner in accordance with this Agreement, the Property Agreements and all applicable permits, and in compliance with governmental approvals, laws, rules, regulations and ordinances, including, without limitation, the Americans With Disabilities Act of 1990, as amended, and the Fair Housing Act, as amended.
     (e) Manager is familiar with the terms of the Operating Agreement, including all limitations on Managing Member’s authority regarding the Rehabilitation Plan and Rehabilitation Budget, modifications to such Rehabilitation Plan and Rehabilitation Budget and Major Decisions, pursuant to the terms thereof; and is bound by such limitations such that if in connection with any act purportedly by the Company or Owner, Managing Member fails to obtain the approval of Fannie Mae when such approval is required under the Operating Agreement, such act shall be null and void and Manager shall not be able to rely thereon.
2. Description of the Work.
     (a) Manager shall coordinate, manage and supervise all construction services, including labor and the provision of materials, to complete (i) the Work in accordance with the requirements of this Agreement, the Property Agreements and all applicable laws, codes, regulations and restrictions, and (ii) all redesign, corrective work and additions to the Work which are necessary due to omissions, errors or other deficiencies in the design or performance of the Work. In such connection, Manager’s responsibilities shall include without limitation, the following:
          (1) Supervise and coordinate the activities of architects, engineers, contractors, attorneys, and other professional consultants and tradesmen involved in the Project;
          (2) Establish and administer field order and change order programs satisfactory to Owner (as approved in advance in writing by Owner);
          (3) Negotiate (for Owner’s approval and execution) and administer all contractual documents relating to the construction of the Project, including the review and approval of all progress payments before they are processed for payment;

          (4) Establish construction schedules with Owner’s written approval, establish critical path and completion dates and coordinate general contractors and others to effect compliance with critical path and completion dates;
          (5) Obtain all approvals, permits and other governmental entitlements and approvals required for the construction and timely completion of the Work from all governmental agencies having jurisdiction over the Project, and furnish such legal and auditing services as may be necessary in connection therewith;
          (6) Obtain, review and approve evidence of insurance from the general contractors, subcontractors, and sub-subcontractors as is required by Owner or lender and in accordance with the construction contracts;
          (7) Cause the rehabilitation of the Project to commence timely and thereafter diligently proceed to completion;
          (8) Maintain all contracts and sub-contracts for labor and materials relating to the Project for inspection by Owner upon Owner’s request, and provide a copy of same to Owner at its request;
          (9) To the extent sufficient funds are provided by Owner, pay and discharge all claims for labor performed and materials and services furnished in connection with any work for the Project and where applicable, diligently record or cause to be recorded such notices of completion upon completion of construction or notice of cessation in the event of the cessation of labor on the work of improvements for a continuous period of thirty (30) days or more and take all other steps necessary to forestall the assertion of claims of all liens either against the Project or any part thereof or right or interest appurtenant thereto. To the extent that Manager disputes in good faith any claims, it shall notify Owner and diligently contest such claims;
          (10) Obtain, review and recommend approval or denial to Owner of all requisitions and invoices for payment submitted by contractors, consultants, professionals and materialmen and collect all materials and certificates supporting such requests for payment; and
          (11) Obtain, review and approve all mechanics and materialmen’s lien waivers required by the Mortgage Loan Documents or otherwise required by Owner.
     (b) The performance of Manager’s responsibilities set forth in Section 2(a) and elsewhere in this Agreement are contingent upon, and expressly conditioned upon, Owner’s funding of all costs and expenses incurred or to be incurred in connection with the performance of such responsibilities in accordance with the provisions of this Agreement, other than any amounts required to by paid by Managing Member pursuant to Section 7.2.1 of the Operating Agreement or Guarantor pursuant to the Guaranty, provided all such costs and expenses are included within the Rehabilitation Budget, as such Rehabilitation Budget may be modified only by Change Orders pursuant to Section 12 of this Agreement and the Operating Agreement. Notwithstanding anything to the contrary in the foregoing, Manager shall perform its obligations under Section 2(a) and elsewhere in this Agreement notwithstanding Owner’s failure to fund any Cost Overrun (as such term is defined in the Operating Agreement) that Managing Member or

Guarantor are required to pay pursuant to the Section 7.2.1 of the Operating Agreement or Guaranty.
     3. Time of Commencement and Completion. Manager shall cause the Work to commence within the commencement period set forth in the Material Terms, attached hereto as Exhibit B and incorporated herein by this reference, and shall subject to the availability of funds therefor and the provisions of Section 8(b) achieve completion of the Work on or before the completion date set forth in the Material Terms, subject to extensions as hereinafter provided. The foregoing commencement period shall commence upon receipt by Manager of Owner’s notice to proceed.
     4. Rehabilitation Budget/Guaranteed Maximum Cost/Contractor’s Fees.
     (a) Rehabilitation Budget. Attached hereto as Exhibit C is the preliminary budget for the Project (“Preliminary Rehabilitation Budget”). The Preliminary Rehabilitation Budget will be updated and finalized (and thereby becoming the “Rehabilitation Budget”) no later than thirty (30) days prior to the commencement of the Work.
     (b) Guaranteed Maximum Cost. Manager shall guarantee to Owner that the cost to Owner to complete the Work in accordance with this Agreement shall not exceed the sum specified in the Rehabilitation Budget (“Guaranteed Maximum Cost”), as such Rehabilitation Budget (and Guaranteed Maximum Cost) may be adjusted solely pursuant to Section 11 of this Agreement.
     (c) Manager’s Fee. Owner agrees to pay to Manager, as a fee for the satisfaction of its obligations hereunder, only reimbursable expenses set forth in the Rehabilitation Budget, as Manager is otherwise compensated for services as set forth in the Operating Agreement.
     5. Payments to Contractors and Materialmen. The Contract Documents, as defined below, shall include the following provisions and limitations: (a) provide for progress payments on not more than a monthly basis and (b) limit the disbursement of general administrative and overhead costs (“G&A”), if applicable, to actual expenses evidenced by invoices submitted to and approved by Owner and otherwise be acceptable in form and substance to Fannie Mae.
     6. Designated Personnel. Owner hereby designates the person set forth in the Material Terms as its representative in connection with the Work with authority to bind Owner with respect to the Work. Manager hereby designates the person set forth in the Material Terms as its representative in connection with the Work with authority to bind Manager with respect to the Work. Either such designated person may be changed at any time in accordance with this Agreement by written notice from one party to the other.
     7. Contract Documents. The contract documents (“Contract Documents”) pursuant to which the Work is to be performed shall mean and refer collectively to the written scope of work utilized in connection with the Project, approved in writing by Owner, necessary for the proper execution of the Work, any Property Agreements and other related contracts for the Work, entered into by Manager as agent for Owner or by Owner as reviewed and approved by Manager pursuant to this Agreement, any Change Orders (as hereinafter defined) issued pursuant to Section 12 of this Agreement, and any changes in the Work approved pursuant to Section 12 of this Agreement, the Rehabilitation Plan and the Rehabilitation Budget. The parties agree to notify each other promptly in writing of any conflict, discrepancy, error or omission which they find in any of the Contract Documents. Manager shall promptly investigate the circumstances of any such conflict, discrepancy, error or omission and provide Owner appropriate written recommendations for resolution of the conflict, discrepancy, error or omission, and upon Owner’s approval of same, Manager shall cause such resolution to be prosecuted. If Manager observes that any Contract Documents or portions thereof do not comply in all material respects with applicable laws, statutes, ordinances, building codes and rules and regulations, then Manager shall promptly notify Owner in writing, and necessary changes shall be accomplished by appropriate modification.
     8. Completion of the Work.
     (a) Time of Commencement and Completion. Time is of the essence with respect to this Agreement. Manager shall cause the Work to be completed in accordance with the schedule for completion and shall deliver the improvements pursuant to the terms of this Agreement, as approved by Owner and, except as otherwise provided in Section 8(b) of this Agreement, within the time specified in Section 3 of this Agreement.
     (b) Delays. Time (up to ninety (90) days, provided that such limitation shall not apply if Manager is using commercially reasonable efforts to recommence the Work) during which the Work is delayed by acts of God, war, terrorism or insurrections, unusual and extraordinary inclement weather (including but not limited to hurricanes and tornados), fires, earthquakes, strikes, lockouts, unavailability, shortages or delays in delivery of materials, labor or energy generally, that a similarly situated person acting with reasonable prudence would not have foreseen and would not have mitigated by making reasonable alternative arrangements or any other act outside of the reasonable control of Manager, or its contractors, subcontractors or suppliers, shall be added to the aforesaid time of completion; provided that Manager shall have notified Owner in writing of the occurrence of any such delay and of the expected period of delay, promptly after discovery of such occurrence, and provided further that Manager shall use reasonable efforts and diligence to minimize any such delay.
     (c) Progress Reports. Manager shall provide Owner with monthly written reports of the progress towards completion of the Work, as set forth in Section 7.5 of the Operating Agreement, which shall include copies of contractor requests, together with all attachments thereto, and, if provided to Manager, copies of the inspection reports of the engineering consultant retained by Owner to inspect the Work.
     (d) Lien-Free Completion. In consideration for Owner’s covenants herein, and to the extent sufficient funds are provided by Owner, Manager hereby unconditionally covenants to Owner that Manager shall fully and punctually pay and discharge any and all costs incurred for or in connection with the completion of the Project, including, without limitation, any and all claims and demands for labor and materials used and services rendered for and in connection with the completion of the Project, and diligently record or cause to be recorded such notices of completion upon completion of renovations or notices of cessation in the event of the cessation of labor on the Project for a continuous period of thirty (30) days, and to take all other steps necessary to forestall the assertion of claims of all liens against the Property or any part thereof or right or interest appurtenant thereto.
     9. General Contractor. All fees, overhead and general conditions due to the general contractor in connection with Work shall be competitive with the fees, overhead and general conditions otherwise payable in the industry and in the locale of the Project to non-affiliated contractors with respect to the line items set forth in the Rehabilitation Budget. The general contractor, if any, shall not be an Affiliate of Manager, Managing Member or Guarantor, without the approval of Owner.
     10. Supervision; Responsibility for Employees and Contractors. Manager shall maintain competent supervision of the Work at all times and shall coordinate the performance of all portions of the Work under the Contract Documents. Notwithstanding any other provisions of this Agreement, Manager shall not be responsible for, or incur any liability with respect to, the negligent acts or omissions of engineers, architects or other licensed professionals whose efforts are supervised and coordinated by Manager hereunder (except for its own negligent supervision of such Persons); provided, however, if any such negligent act or omission occurs, Manager shall diligently enforce all claims against such professionals in accordance with the Contract Documents.
     11. Guaranteed Maximum Cost. The Guaranteed Maximum Cost shall be increased or decreased for changes in the Work as authorized by Owner in writing pursuant to the Operating Agreement pursuant to the process described in Section 12 of this Agreement and shall be increased by the amount of any increases in the Cost of the Work due to any delay in the performance of the Work which is added to the time for completion of the Work pursuant to Section 8(b) of this Agreement. In no event shall the Guaranteed Maximum Cost be increased for changes in the Work required by any public body or inspector or public utility if Manager observed that portions of the Contract Documents did not comply with applicable laws, statutes, ordinances, building codes or rules and regulations, and failed to notify Owner that the Contract Documents did not so comply or for changes required to address defective workmanship or material. If the Cost of the Work exceeds the Guaranteed Maximum Cost, as adjusted pursuant to this Agreement and the other Contract Documents, then Manager shall bear the amount of excess.
     12. Changes in the Work. Subject to compliance with the terms of the Operating Agreement and Section 11 of this Agreement, the parties may, without affecting the validity of this Agreement and the Contract Documents, agree in writing to changes in the Work within the general scope of the Contract Documents consisting of additions, deletions or other revisions and in such event, the Guaranteed Maximum Cost and the time for completion of the Work shall be adjusted accordingly. In addition, (a) all changes in the Work shall be authorized by written order issued by Owner and approved, in writing, by Manager (“Change Order”), and shall be performed under the conditions and requirements of this Agreement and the Contract Documents, (b) Manager shall not permit any changes in the Work or deviations from the requirements of the Contract Documents without the prior issuance of a Change Order by Owner and (c) Manager shall not be entitled to compensation or reimbursement for any additional Work performed unless a Change Order for such additional Work has been issued and approved prior to the performance thereof.

          The amount of any increase or decrease in the Guaranteed Maximum Cost and any increase in the time for completion resulting from a change in the Work shall be determined before the performance of any Work necessitated by such change and incorporated in the Change Order. Any change orders, additional work and purchase orders for additional materials or equipment submitted to contractors or suppliers by Manager will not constitute changes in the Work contemplated by this Section 12 to the extent that change orders, additional work and purchase orders are in accordance with and contemplated by the written scope of Work and Rehabilitation Budget.
     13. Indemnification. Except as otherwise provided herein, Manager shall indemnify, defend, and hold harmless Owner and the Company and its respective members and each of their respective officers, agents, shareholders, directors and employees (the “Owner Indemnitees”) from and against all claims, damages, demands, liabilities, penalties and costs (including reasonable attorneys’ fees and costs) arising out of or related to Manager’s default under this Agreement and/or the Contract Documents or the gross negligence or intentional misconduct of Manager, its agents, employees or contractors, their agents or employees (including subcontractors) or arising out of Manager’s failure or alleged failure to timely pay any of its agents, employees, and subcontractors. Manager, at its own expense, cost and risk, shall defend any and all actions, suits or other legal proceedings that may be brought against Owner or the other Owner Indemnitees on any such claim or demand and pay or satisfy any judgment that may be rendered against Owner or the other Owner Indemnitees in any such proceedings; provided, however, that Manager shall not be responsible to Owner and the Owner Indemnitees and Owner shall defend, indemnify and hold harmless Manager and its agents and employees from and against all claims, damages, demands, liabilities, penalties and costs (including reasonable attorneys’ fees and costs) arising out of or related to Owner’s default under this Agreement. The provisions of this Section 13 shall survive the termination of this Agreement and the Contract Documents by Owner or Manager pursuant to any provisions of this Agreement.
     14. Termination of Agreement.
     (a) Termination by Owner For Cause. Following the occurrence of any of the following events, Owner or Fannie Mae shall have the right, without prejudice to any other right or remedy it may have, to terminate this Agreement for cause upon giving Manager written notice and, subject to the provisions hereof, to take possession of the Project and finish the Work by whatever method it may deem expedient either by its own forces or by another manager or managers engaged by Owner in its sole discretion.
          (1) Manager files a petition in bankruptcy or other insolvency proceedings or an involuntary petition in bankruptcy is filed against Manager and not dismissed within ninety (90) days of such filing, unless consented to by Fannie Mae;
          (2) Manager makes a general assignment for the benefit of its creditors;
          (3) Manager refuses or fails to perform any of its material obligations under this Agreement and/or the Contract Documents and such failure is not cured within twenty (20) days of written notice thereof (or such longer period, not to exceed sixty (60) days, as shall be reasonably required to effect a cure so long as Manager diligently puts efforts to achieve compliance during such 20 day period and thereafter diligently pursues compliance until compliance is achieved) by Owner to Manager;
          (4) Manager acts or fails to act in a negligent manner and such failure is not cured within thirty (30) days after written notice thereof (or such longer period, not to exceed sixty (60) days as shall be reasonably required to effect a cure so long as Manager diligently puts efforts to achieve compliance during such thirty (30) day period and thereafter diligently pursues compliance until compliance is achieved, provided that no such extension shall apply if Manager’s failure causes a Material Adverse Effect as defined in the Operating Agreement) by Owner to Manager;
          (5) Manager commits any fraudulent, criminal or knowingly wrongful action, intentional misrepresentation of a material fact or any misappropriation of Owner’s property or breaches any fiduciary duties owed to Owner by Manager or any of its Affiliates or any of their officers, directors, partners, employees or agents in connection with the Project or the Work or the performance of Manager’s duties under this Agreement; or
          (6) Managing Member withdraws or a Managing Member Default occurs under the Operating Agreement.
     (b) Termination by Manager. Following the occurrence of any of the following event, Manager may without prejudice to any other right or remedy it may have, and after giving Owner twenty (20) days written notice of its intention to do so, terminate this Agreement.
          (1) Through no fault of Manager or Managing Member, the Work is stopped for a period of thirty (30) consecutive days under an order of any court or other public authority having jurisdiction or as a result of an act of government (such as a declaration of an emergency) making materials unavailable;
          (2) Fannie Mae files a petition in bankruptcy or other insolvency proceedings or an involuntary petition in bankruptcy is filed against Fannie Mae and not dismissed within sixty (60) days of such filing;
(3) Fannie Mae or Owner makes a general assignment for the benefit of its creditors; or
          (4) Owner refuses or fails to perform any of its material obligations under this Agreement and/or the Contract Documents after receipt of written notice of such failure from Manager or Owner and the failure to cure such failure within thirty (30) days after written notice thereof (or such longer period as shall be reasonably required to effect a cure so long as Fannie Mae diligently puts efforts to achieve compliance during such thirty (30) day period and thereafter diligently pursues compliance until compliance is achieved).
     15. Responsibilities Upon Termination.
     (a) Upon the termination of this Agreement, Manager shall render to Owner a final accounting which shall cover the period from the date of the last statement rendered to Owner, or, if no such statement has been furnished, from the date of this Agreement, to the termination date; provided, however, that if such termination date shall be a date other than the last day of a calendar month, the final accounting shall be prepared as of the last day of the month in which termination occurs.
     (b) Upon the termination of this Agreement, Manager shall forthwith (i) surrender and deliver to Owner the Project and all monies of the Project or Owner in the possession or under the control of Manager, (ii) deliver to Owner all materials, supplies, contracts, drawings, proposals, schedules, diagrams, surveys, reports, tests, studies, permits documents, accountings, papers and records pertaining to the Project or this Agreement and (iii) assign to Owner or its designee existing contracts (previously approved by Owner) and other rights in Manager’s name, if any, relating to the Project.
     (c) Upon the termination of this Agreement, Owner shall promptly pay Manager (i) all compensation then due Manager hereunder as provided in Section 4(c) of this Agreement, and (ii) all other amounts to which Manager is entitled hereunder; provided, however, Manager acknowledges and agrees that sums payable to Manager hereunder are subject to offset for (x) amounts payable by Managing Member to Fannie Mae pursuant to the Operating Agreement, a copy of which has been provided to Manager, and (y) amounts to pay or reimburse Owner for actual damages suffered by Owner as finally determined by a court of competent jurisdiction as a consequence of any actions or omissions by Manager giving rise to Manager’s termination for cause under Section 14(a) of this Agreement.
     16. Access to Work; Inspection and Testing. Manager shall at all times provide safe access and the proper facilities to enable Owner to conduct inspections of all parts of the Work. Owner shall pay all of its costs in connection with such inspections, unless otherwise provided.
     17. Destruction of Work. If the Work is destroyed or damaged by any fire or other catastrophe, natural or otherwise, or by theft or vandalism, then any work done in rebuilding or restoring the Work shall be paid for by Owner as a change order under Section 12 of this Agreement. If, however, the loss is uninsured and the estimated cost of replacement of Work already accomplished exceeds twenty percent (20%) of the Guaranteed Maximum Cost, then Owner shall have the right to terminate this Agreement. Notwithstanding the foregoing, Owner reserves the right to pursue all of its rights and remedies at law or in equity, including the right to seek damages, against Manager in the event any such Work is destroyed or damaged due to Manager’s or Manager’s employees’, agents’ or contractors’ failure to satisfy their obligations under this Agreement.
     18. Miscellaneous Provisions.
     (a) Relationship of Parties. Neither this Agreement nor any of the Contract Documents shall be construed as creating a general agency or partnership between the parties and neither Manager nor Owner shall have the authority, express or implied, to bind the other, except as specifically provided herein. Owner and Manager do, however, agree to cooperate with each other to facilitate the timely and economical completion of the Work in accordance with the terms of this Agreement and the Contract Documents.

     (b) Access to Records. Owner shall be afforded, upon reasonable notice and during normal business hours, access to all of Manager’s records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda and similar data relating to the Work and/or the Project.
     (c) Notices. All notices and other written communications which are required or called for under any provision of this Agreement shall be effective only if they are in writing, addressed to the proper party and sent in one of the following ways: (i) by U.S. Mail; (ii) by a recognized overnight carrier, such as Federal Express, marked for next day delivery; (iii) by facsimile transmission; or (iv) personal delivery; in each case with delivery charges (if any) prepaid and addressed as provided in Section 18.1 of the Operating Agreement. Any party may change its address for notice by giving notice to the other parties in the manner provided herein. Such a notice or other communication shall be deemed delivered at the following times: if sent by U.S. Mail, then three (3) days after the deposit thereof into the U.S. Mail, certified mail return receipt requested; if sent by a recognized overnight carrier, then one (1) business day after the acceptance by the carrier for next day delivery; and if by facsimile, on the business day it is sent if the sender verifies that the notice was received at the recipient’s facsimile machine during regular business hours on the day sent — otherwise, on the next business day; provided, that any notice or other communication sent by facsimile must be reasonably legible when received by a properly operating facsimile receiver.
     (d) Entire Agreement. This Agreement is made up of the body of the agreement and the exhibits attached hereto, all of which are hereby incorporated by reference into the body hereof. Other than this Agreement, there are no other agreements between the parties with respect to the matters covered by this Agreement, and any prior agreements with respect to such matters to such matters are superseded.
     (e) Amendments. The only way to amend or otherwise modify this Agreement is for the parties to sign a written instrument which expresses the intent to amend or otherwise modify this Agreement.
     (f) Waivers. No party hereto shall be deemed to have waived any material provision of this Agreement unless it does so in writing, and no “course of conduct” shall be considered to be such a waiver, absent such a writing.
     (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. For this purpose all parties shall be deemed to reside in such state and this Agreement shall be deemed to be performed exclusively in such state.
     (h) Time. Time is of the essence with respect to each provision of this Agreement in which time is a factor.
     (i) Attorneys’ Fees. In the event any litigation, arbitration, mediation or other proceeding (“Proceeding”) is initiated by any party against any other party to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing party or parties in such proceeding shall be entitled to recover from the unsuccessful party or parties all costs, expenses and reasonable attorney’s fees relating to or arising out of such Proceeding (whether or not the Proceeding results in a judgment), including any post-judgment or post-award Proceeding, including, without limitation, one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses and reasonable attorneys’ fees.
     (j) Assignment. No party may assign this Agreement or any part thereof or interest therein, directly or indirectly, without the prior written consent of all of the other parties. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.
     (k) Further Assurances. Each party agrees that it will, from time to time at the request of each other party, and for no further consideration execute, acknowledge and deliver any further reasonable assurances, documents and instruments reasonably requested by another party, and take such action consistent with the terms of this Agreement, as may be reasonably requested by another party for the purposes of consummating the transactions contemplated by this Agreement.
     (l) No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies on any person other than the parties, Fannie Mae and their respective permitted successors and assigns. Nothing in this Agreement intended to discharge any obligation of any third person to any party or give any third person any right of subrogation or action against any party. Fannie Mae is a third party beneficiary of this Agreement.
     (m) Counterparts. This Agreement may be executed in counterparts, each of which (when delivered) shall be the same agreement. Only one fully executed counterpart need be produced in order to prove this Agreement. The parties may execute this Agreement by executing signature pages and authorizing them to be attached to the body of this Agreement.
[Signature page follows.]

     IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first written above.

OWNER:

UDR Texas Ventures, LLC
a Delaware limited liability company

By:	UDR TX Fund LLC
a Delaware limited liability company
its sole member

	By:	UDR, Inc.
its managing member
By:

Name:

Title:

MANAGER:

a

By:

Name:

Title:

EXHIBIT A
LEGAL DESCRIPTION

Exhibit A-1

EXHIBIT B
MATERIAL TERMS

Exhibit B-1

EXHIBIT C
PRELIMINARY REHABILITATION BUDGET

Exhibit C-1

EXHIBIT K
Organization Client/Officer List

K-1

EXHIBIT L
DUE DILIGENCE CHECKLIST
               UDR Texas Ventures LLC:
Property Due Diligence Checklist:
•	Existing surveys (ALTA standards and flood zone)

•	Title commitments with copies of title exceptions

•	Environmental reports, [Phase I environmental reports (and Phase 2 reports if recommended)] Physical Needs Assessments and any other third party reports (including ADA/FHA analyses)

•	Any recent (last three years) appraisals

•	Three years’ operating history and current operating statements for each asset

•	Current rent rolls, current business plans, then proposed operating budget for each asset

•	Cap ex history for past five years on each asset

•	Sales comp survey and rent comp survey for each asset

•	Replacement cost information for each of the markets and sub-markets the Properties are located in

•	Information on any impact this JV might have on real estate taxes and provide past three years’ tax bills

•	Existing insurance coverage for the Properties

•	Excel models of all of the proformas with assumptions for each asset

•	For development Properties, soils reports

•	Any unusual elements (e.g., copies of commercial lease, zoning orders, notices of assessment, condemnation, insurance Board of Underwriters notices, etc.

•	Evidence of matter of right zoning

•	Loan term sheet/commitment

L-1

EXHIBIT M INSURANCE CERTIFICATE/POLICY ACORD™ EVIDENCE OF COMMERCIAL PROPERTY INSURANCE DATE (MM/DD/YYY) 10/24/07 THIS IS EVIDENCE THAT INSURANCE AS IDENTIFIED BELOW HAS BEEN ISSUED, IS IN FORCE, AND CONVEYS ALL THE RIGHTS AND PRIVILEGES AFFORDED UNDER THE POLICY. PRODUCER NAME, CONTACT PERSON AND ADDRESS PHONE: (A/C, No, Ext): 303.782.3390 COMPANY NAME AND ADDRESS NAIC NO: Mike Rosenbach CRM Account Executive PHONE: (A/C, No): VARIOUS — SEE ATTACHED Low E-MAIL ADDRESS: Aon Risk Services Inc. of Denver 4100 E. Mississippi Avenue, Suite 1500 Denver, CO 80246 CODE: SUBCODE: AGENCY CUSTOMER ID#: IF MULTIPLE COMPANIES, COMPLETE SEPARATE FORM FOR EACH NAMED INSURED AND ADDRESS UDR. Inc. 400 East Cary Street Richmond, VA 23219 LOAN NUMBER POLICY NUMBER SEE ATTACHED EFFECTIVE DATE 03/15/07 EXPIRATION DATE 03/15/08 ☐ CONTINUED UNTIL TERMINATED IF CHECKED ADDITIONAL NAMED INSURED(S) THIS REPLACES PRIOR EVIDENCE DATED: PROPERTY INFORMATION (Use additional sheets if more space is required) LOCATION/DESCRIPTION SEE ATTACHED FOR LISTING OF LOCATIONS COVERAGE INFORMATION CAUSE OF LOSS FORM ☐ BASIC ☐ BROAD ☒ SPECIAL ☐ OTHER All Risk Coverage COMMERCIAL PROPERTY COVERAGE AMOUNT OF INSURANCE: $100,000,000 Per Occurrence DED: $100,000 YES NO BUSINESS INCOME / RENTAL VALUE ☒ ☐ If YES, LIMIT: Included ☒ Actual Loss Sustained # of months: BLANKET COVERAGE ☒ ☐ If YES, indicate amount of insurance on properties identified above: $ TERRORISM COVERAGE ☒ ☐ Attach signed Disclosure Notice / DEC IS COVERAGE PROVIDED FOR “CERTIFIED ACTS” ONLY? ☐ ☒ If YES, SUBLIMIT: DED: IS COVERAGE A STAND ALONE POLICY? ☒ ☐ If YES, LIMIT: $25,000,000 DED: 100,000 DOES COVERAGE INCLUDE DOMESTIC TERRORISM? ☐ ☒ If YES, SUBLIMIT: DED: COVERAGE FOR MOLD ☐ ☒ If YES, LIMIT: DED: MOLD EXCLUSION (If “YES,” specify organization’s form used) ☒ ☐ Resultant Mold Included REPLACE COST 100% ☒ ☐ AGREED AMOUNT ☒ ☐ COINSURANCE ☐ ☒ If YES, % EQUIPMENT BREAKDOWN (If Applicable) ☒ ☐ If YES, LIMIT: $10,000,000 DED: 100,000 LAW AND ORDINANCE — Coverage for loss to undamaged portion of building ☒ ☐ If YES, LIMIT: $10,000,000 DED: 100,000 - Demolition Costs ☒ ☐ If YES, LIMIT: $10,000,000 DED: — Incr. Cost of construction ☒ ☐ If YES, LIMIT: Included DED: EARTHQUAKE (If Applicable) ☒ ☐ If YES, LIMIT: $100,000,000 DED: 100,000 excpt 5% Value CA FLOOD (If Applicable) ☒ ☐ If YES, LIMIT: $100,000,000 DED: 100,000 excpt 3% Value SHFA WIND/HAIL (If Separate Policy) ☒ ☐ If YES, LIMIT: $100,000,000 DED: 100,000 excpt 5% Value FL and 3% Value Tier 1 Counties PERMISSION TO WAIVE SUBROGATION PRIOR TO LOSS ☒ ☐ REMARKS — Including Special conditions (Use additional sheets if more space is required) CANCELLATION THE POLICY IS SUBJECT TO THE PREMIUMS, FORMS, AND RULES IN EFFECT FOR EACH POLICY PERIOD. SHOULD THE POLICY BE TERMINATED, THE COMPANY WILL GIVE THE ADDITIONAL INTEREST IDENTIFIED BELOW 30 DAYS WRITTEN NOTICE, AND WILL SEND NOTIFICATION OF ANY CHANGES TO THE POLICY THAT COULD AFFECT THAT INTEREST, IN ACCORDANCE WITH THE POLICY PROVISIONS OR AS REQUIRED BY LAW. ADDITIONAL INTEREST NAME AND ADDRESS Fannie Mae and/or Its Assigns Attn: Francis P. Rooney, Jr. 3900 Wisconsin Avenue NW Washington, DC 20016 LENDER SERVICING AGENT NAME AND ADDRESS ☐ MORTGAGEE ☒ ADDITIONAL INSURED ☐ LOSS PAYEE ☐ AUTHORIZED REPRESENTATIVE /s/ John Bolger Aon Risk Services Inc., of Colorado ACORD 28 (2003/10) © ACORD CORPORATION 2003

DATE (MM/DD/YYY) ACORD™ ADDITIONAL INFORMATION 10/31/2007 PRODUCER Aon Risk Services, Inc. of
Colorado 4100 E. Mississippi Ave., Suite 1500 Denver, CO 80246-3058 303-758-7688 THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. COMPANIES AFFORDING COVERAGE Company A ACE American Insurance Company Company B Lexington Insurance Company INSURED UDR, Inc. 400 East Cary Street Richmond, VA 23219 Company C Company D Company E DESCRIPTION OF OPERATIONS/LOCATIONS/VEHICLES/RESTRICTIONS/SPECIAL ITEMS LOCATIONS: The Meridian (I & II) — 3620 Huffines Blvd., Carrolton, TX 75010 The Mandolin — 2525 Highway 360, Euless, TX 76039 The Cliffs — 1635 Jefferson Cliffs Way, Arlington, TX 76006 Lincoln at Towne Square — 8205 Towne Maine Dr., Plano, TX 75024 Stone Canyon — 10919 West Road, Houston, TX 77064 The Legend at Park Ten - 15000 Park Row, Houston, TX 77084 The Bradford — 15902 Highway 3, Webster, TX 77598 Red Stone Ranch — 1600 South Lake Line Blvd., Cedar Park, TX 78613 Lakeline Villas — 2201 South Lakeline Blvd., Cedar Park, TX 78613 CERTIFICATE HOLDER Fannie Mae and/or Its Assigns Attn: Francis P. Rooney, Jr. 3900 Wisconsin Avenue NW Washington DC 20016 CANCELLATION SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING COMPANY WILL ENDEAVOR TO MAIL 30 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO MAIL SUCH NOTICE SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE COMPANY, ITS AGENTS OR REPRESENTATIVES AUTHORIZED Aon Risk Services, Inc. of Colorado REPRESENTATIVE ACORD 25-S (3/88)

ACORD™ EVIDENCE OF COMMERCIAL PROPERTY INSURANCE DATE (MM/DD/YYY) 10/24/07 THIS IS EVIDENCE THAT INSURANCE AS IDENTIFIED BELOW HAS BEEN ISSUED, IS IN FORCE, AND CONVEYS ALL THE RIGHTS AND PRIVILEGES AFFORDED UNDER THE POLICY. PRODUCER NAME, CONTACT PERSON AND ADDRESS PHONE: (A/C, No, Ext): 303.782.3390 COMPANY NAME AND ADDRESS NAIC NO: Mike Rosenbach CRM Account Executive PHONE: (A/C, No): VARIOUS — SEE ATTACHED Low E-MAIL ADDRESS: Aon Risk Services Inc. of Denver 4100 E. Mississippi Avenue, Suite 1500 Denver, CO 80246 CODE: SUBCODE: AGENCY CUSTOMER ID#: IF MULTIPLE COMPANIES, COMPLETE SEPARATE FORM FOR EACH REMARKS: CARRIER: LIMITS NOT TO EXCEED $10,000,000 COMPANY AFFORDING COVERAGE POLICY PARTICIPATION Lloyds of London A7626G100 100.00% TOTAL: 100.00% LIMITS NOT TO EXCEED $15,000,000 X/S $10,000,000 COMPANY AFFORDING COVERAGE POLICY PARTICIPATION Crum & Forster Specialty Ins. Co. PPX0012380 33.33% Allied World Assurance Co. A7626G103 12.50% Lloyds of London A7626G101 25.00% Global Excess Partners GEP1799 6.67% Commonwealth Insurance Co. US755 18.33% American International Specialty Lines Ins. Co. 5738828 4.17% TOTAL: 100.00% LIMITS NOT TO EXCEED $25,000,000 X/S $25,000,000 COMPANY AFFORDING COVERAGE POLICY PARTICIPATION Ironshore Insurance Ltd. A7626G102 50.00% UDR N/A 50.00% TOTAL: 100.00% LIMITS NOT TO EXCEED $50,000,000 X/S $50,000,000 COMPANY AFFORDING COVERAGES POLICY PARTICIPATION RSUI Indemnity Company NHD351526 100.00% TOTAL: 100.00% TERRORISM COVERAGE: COMPANY AFFORDING COVERAGES POLICY Lexington Insurance co. 9406598 ADDITIONAL INTEREST NAME AND ADDRESS Fannie Mae and/or Its Assigns Attn: Francis P. Rooney, Jr. 3900 Wisconsin Avenue NW Washington, DC 20016 LENDER SERVICING AGENT NAME AND ADDRESS ☐ MORTGAGEE ☒ ADDITIONAL INSURED ☐ LOSS PAYEE ☐ AUTHORIZED REPRESENTATIVE Aon Risk Services Inc., of Colorado ACORD 28 (2003/10) © ACORD CORPORATION 2003

DATE (MM/DD/YYY) ACORD™ CERTIFICATE OF INSURANCE 10/31/2007 PRODUCER Aon Risk Services, Inc. of Colorado 4100 E. Mississippi Ave., Suite 1500 Denver, CO 80246-3058 303-758-7688 THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. COMPANIES AFFORDING COVERAGE Company A ACE American Insurance Company Company B Lexington Insurance Company INSURED UDR, Inc. 400 East Cary Street Richmond, VA 23219 Company C Company D Company E COVERAGES THIS IS TO CERTIFY THAT POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS, AND CONDITIONS OF SUCH POLICIES. THE LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS. CO LTR TYPE OF INSURANCE POLICY NUMBER POLICY EFFECTIVE DATE (MM/DD/YYYY) POLICY EXPIRATION DATE (MM/DD/YYY) LIMITS A GENERAL LIABILITY ☒ COMMERCIAL GENERAL LIABILITY ☐☐ CLAIMS MADE ☒ OCCUR ☐ OWNERS & CONTRACTORS PROTECTIVE ☒ $2,000,000 per Location Agg. ☒ $500,000 Self-Insured Retention XSLG21735176 Limits: Excess of SIR 03/15/07 06/15/08 Per Occurrence $ 500,000 General Agg $ 30,000,000 Prod & Comp Opp Agg $ 2,000,000 Personal & Adv. Injury $ 500,000 Fire Damage $ Excluded Medical Expense $ Excluded A AUTOMOBILE LIABILITY ☒ ANY AUTO ☐ ALL OWNED AUTOS ☐ SCHEDULED AUTOS ☐ HIRED AUTOS ☐ NON-OWNED AUTOS ☐ ☐ CALH08230419 03/15/07 06/15/08 Combined Single Limit $ 1,000,000 (each accident) Bodily Injury (per person) $ Bodily Injury (per accident) $ Property Damage (per accident) $ B EXCESS LIABILITY ☒ UMBRELLA FORM ☐ OTHER THAN UMBRELLA FORM 6762818 03/15/07 06/15/08 Per Claim/Occ. $ 25,000,000 Aggregate $ 25,000,000 WORKERS COMPENSATION AND EMPLOYERS’ LIABILITY THE PROPRIETOR/ ☐ INCL PARTNERS/EXECUTIVE ☐ EXCL OFFICERS ARE STATUTORY Bodily Injury by Accident $ Ea Acc Bodily Injury by Disease $ Policy Limit Bodily Injury by Disease $ Ea Employee DESCRIPTION OF OPERATIONS/LOCATIONS/VEHICLES/RESTRICTIONS/SPECIAL ITEMS SEE ATTACHED FOR LISTING OF LOCATION Certificate Holder is named as an additional insured on the general liability as respects the referenced TX locations. CERTIFICATE HOLDER Fannie Mae and/or Its Assigns Attn: Francis P. Rooney, Jr. 3900 Wisconsin Avenue NW Washington DC 20016 CANCELLATION SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING COMPANY WILL ENDEAVOR TO MAIL 30 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO MAIL SUCH NOTICE SHALL IMPOSE NO OBLIGATION OR LIABIL ITY OF ANY KIND UPON THE COMPANY, ITS AGENTS OR REPRESENTATIVES AUTHORIZED Aon Risk Services, Inc. of Colorado REPRESENTATIVE /s/ John Bolger ACORD 25-S (3/88)

DATE (MM/DD/YYY) ACORD™ ADDITIONAL INFORMATION 10/31/2007 PRODUCER Aon Risk Services, Inc. of Colorado 4100 E. Mississippi Ave., Suite 1500 Denver, CO 80246-3058 303-758-7688 THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. COMPANIES AFFORDING COVERAGE Company A ACE American Insurance Company Company B Lexington Insurance Company INSURED UDR, Inc. 400 East Cary Street Richmond, VA 23219 Company C Company D Company E DESCRIPTION OF OPERATIONS/LOCATIONS/VEHICLES/RESTRICTIONS/SPECIAL ITEMS LOCATIONS: The Meridian (I & II) — 3620 Huffines Blvd., Carrolton, TX 75010 The Mandolin — 2525 Highway 360, Euless, TX 76039 The Cliffs — 1635 Jefferson Cliffs Way, Arlington, TX 76006 Lincoln at Towne Square — 8205 Towne Maine Dr., Plano, TX 75024 Stone Canyon — 10919 West Road, Houston, TX 77064 The Legend at Park Ten - 15000 Park Row, Houston, TX 77084 The Bradford — 15902 Highway 3, Webster, TX 77598 Red Stone Ranch — 1600 South Lake Line Blvd., Cedar Park, TX 78613 Lakeline Villas — 2201 South Lakeline Blvd., Cedar Park, TX 78613 CERTIFICATE HOLDER Fannie Mae and/or Its Assigns Attn: Francis P. Rooney, Jr. 3900 Wisconsin Avenue NW Washington DC 20016 CANCELLATION SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING COMPANY WILL ENDEAVOR TO MAIL 30 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO MAIL SUCH NOTICE SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE COMPANY, ITS AGENTS OR REPRESENTATIVES AUTHORIZED Aon Risk Services, Inc. of Colorado REPRESENTATIVE ACORD 25-S (3/88)

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FORM OF ASSIGNMENT
To be agreed upon by the Members.

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